                                                  REGISTRATION NO. 33-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                           VIACOM INTERNATIONAL INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                        4841                    04-2980402
(STATE OR OTHER JURISDICTION       (PRIMARY STANDARD            (IRS EMPLOYER
      OF INCORPORATION         INDUSTRIAL CLASSIFICATION     IDENTIFICATION NO.)
      OR ORGANIZATION)                CODE NUMBER)

                                 1515 BROADWAY
                           NEW YORK, NEW YORK  10036
                                 (212) 258-6000
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ---------------------

                            PHILIPPE P. DAUMAN, ESQ.
                   EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL,
                   CHIEF ADMINISTRATIVE OFFICER AND SECRETARY
                           VIACOM INTERNATIONAL INC.
                                 1515 BROADWAY
                           NEW YORK, NEW YORK  10036
                                 (212) 258-6000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                             ---------------------

                                   COPIES TO:
                             STEPHEN T. GIOVE, ESQ.
                          CREIGHTON O'M. CONDON, ESQ.
                              SHEARMAN & STERLING
                              599 LEXINGTON AVENUE
                           NEW YORK, NEW YORK  10022

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement becomes effective and the other conditions to the commencement of the Exchange Offer described herein have been satisfied or waived.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.    [_]

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                                                PROPOSED          PROPOSED         AMOUNT OF
                                                                AMOUNT          MAXIMUM            MAXIMUM        REGISTRATION
            TITLE OF EACH CLASS OF SECURITIES                    TO BE        OFFERING PRICE       AGGREGATE           FEE
                   TO BE REGISTERED                            REGISTERED        PER UNIT     OFFERING PRICE/(1)/
-------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $100.00 par value per share.........  5,000,000 shares       N.A.              $441,918,750      $171,025
-------------------------------------------------------------------------------------------------------------------------------
Series A Senior Cumulative Exchangeable Preferred Stock,    5,000,000 shares       N.A.                 N.A.           N.A.
$100.00 par value per share/(2)/..........................
===============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(f) under the Securities Act, as amended, based on the market value of the shares of Viacom Class A Common Stock and Class B Common Stock to be received in the exchange for the shares of the registrant's securities registered pursuant hereto ($48 3/4, which is the average of the averages of the high and low prices per share of Viacom Class A Common Stock and Class B Common Stock on the American Stock Exchange, Inc. on November 16, 1995).
(2) Represents shares of Series A Senior Cumulative Exchangeable Preferred Stock underlying the Registrant's Class A Common Stock, all of which will be issuable to holders of Class A Common Stock automatically, and without any further consideration, upon the subscription by a third party for shares of the registrant's Class B Common Stock.

                             ---------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================

                           VIACOM INTERNATIONAL INC.

     Cross Reference Sheet pursuant to Rule 404(a) of the Securities Act of 1933 and Item 501(b) of Regulation S-K, showing the location or heading in the Offering Circular - Prospectus of the information required by Part I of Form S-4.

               S-4 ITEM NUMBER AND CAPTION                          LOCATION OR CAPTION IN PROSPECTUS
----------------------------------------------------------  --------------------------------------------------
A.  Information About the Transaction

    1.    Forepart of Registration Statement and Outside
            Front Cover Page of Prospectus....................   Outside Front Cover Page of Prospectus

    2.    Inside Front and Outside Back Cover Pages of
            Prospectus........................................   Inside Front Cover Page of Prospectus; Available
                                                                 Information; Incorporation of Certain Documents
                                                                 by Reference; Table of Contents

     3.   Risk Factors, Ratio of Earnings to Fixed
            Charges and Other Information.....................  Summary; Unaudited Pro Forma Condensed
                                                                Combined Financial Statements of VII Cable;
                                                                Selected Combined Historical Financial Data of
                                                                VII Cable; Market Prices, Trading and Dividend
                                                                Information; Risk Factors

    4.    Terms of the Transaction............................  Summary; The Transaction; The
                                                                Exchange Offer; Arrangements among Viacom,
                                                                Viacom International and TCI; Description of VII
                                                                Cable Capital Stock; Comparison of Rights of
                                                                Stockholders of Viacom and VII Cable;
                                                                Relationship between Viacom and VII Cable;
                                                                Relationship between VII Cable and TCI; Certain
                                                                Federal Income Tax Consequences

    5.    Pro Forma Financial Information.....................  Unaudited Pro Forma Condensed Combined
                                                                Financial Statements of VII Cable

    6.    Material Contacts with the Company Being
            Acquired..........................................  Management; Arrangements among Viacom,
                                                                Viacom International, TCI and TCI Cable;
                                                                Relationship between Viacom and VII Cable;
                                                                Relationship between VII Cable and TCI after the
                                                                Exchange Offer

    7.    Additional Information Required for Reoffering
            by Persons and Parties Deemed to Be
            Underwriters......................................  Not Applicable

    8.    Interests of Named Experts and
            Counsel...........................................  Not Applicable

    9.    Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities.......................................  Not Applicable

               S-4 ITEM NUMBER AND CAPTION                          LOCATION OR CAPTION IN PROSPECTUS
----------------------------------------------------------  --------------------------------------------------
B.  Information About the Registrant
    10.   Information with Respect to S-3 Registrants........   Not Applicable

    11.   Incorporation of Certain Information by
            Reference........................................   Not Applicable

    12.   Information with Respect to S-2 or S-3
            Registrants......................................   Not Applicable

    13.   Incorporation of Certain Information by
            Reference........................................   Not Applicable

    14.   Information with Respect to Registrants Other
            than S-2 or S-3 Registrants......................   Summary; Market Prices, Trading and Dividend
                                                                Information; Selected Combined Historical
                                                                Financial Data of VII Cable; Management's
                                                                Discussion and Analysis of Financial Condition
                                                                and Results of Operations of VII Cable; Business
                                                                of VII Cable; Description of Certain Indebtedness
                                                                of VII Cable; Financial Statements of VII Cable

C.  Information About the Company Being Acquired

    15.   Information with Respect to S-3 Companies..........   Available Information; Incorporation of Certain
                                                                Documents by Reference; Summary; Selected
                                                                Consolidated Historical Financial Data of Viacom
    16.   Information with Respect to S-2 or S-3
            Companies........................................   Not Applicable

    17.   Information with Respect to Companies Other
            than S-2 or S-3 Companies........................   Not Applicable

D.  Voting and Management Information

    18.   Information if Proxies, Consents or
            Authorizations are to be Solicited...............   Not Applicable

    19.   Information if Proxies, Consents or
            Authorizations are not to be Solicited in an
            Exchange Offer...................................   The Transaction; Business of VII Cable;
                                                                Management; Risk Factors; Security Ownership
                                                                of VII Cable Common Stock; Security Ownership
                                                                of Certain Beneficial Owners and Management of
                                                                Viacom Common Stock; Arrangements among
                                                                Viacom, Viacom International and TCI;
                                                                Description of Certain Indebtedness of VII Cable;
                                                                Relationship between Viacom and VII Cable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

OFFERING CIRCULAR - PROSPECTUS   (SUBJECT TO COMPLETION, DATED           )
------------------------------

                                  VIACOM INC.
                               OFFERING CIRCULAR

                           VIACOM INTERNATIONAL INC.
                (TO BE RENAMED TCI PACIFIC COMMUNICATIONS, INC.)
                                   PROSPECTUS

  OFFER TO EXCHANGE NOT MORE THAN        NOR LESS THAN       OF A SHARE OF CLASS
             A COMMON STOCK, $100.00 PAR VALUE PER SHARE, OF VIACOM
              INTERNATIONAL INC. FOR EACH SHARE OF CLASS A COMMON
                  STOCK, $0.01 PAR VALUE PER SHARE, OR CLASS B
                         COMMON STOCK, $0.01 PAR VALUE
                          PER SHARE, OF VIACOM INC.

                               ________________

     EACH SHARE OF CLASS A COMMON STOCK OF VIACOM INTERNATIONAL INC. WILL
         AUTOMATICALLY CONVERT INTO ONE SHARE OF   % SERIES A SENIOR
          CUMULATIVE EXCHANGEABLE PREFERRED STOCK, $100.00 PAR VALUE
          PER SHARE, OF VIACOM INTERNATIONAL INC. UPON THE PURCHASE
            OF 100 SHARES OF CLASS B COMMON STOCK, $0.01 PAR VALUE
                 PER SHARE, OF VIACOM INTERNATIONAL INC. BY A
                    SUBSIDIARY OF TELE-COMMUNICATIONS, INC.

                                ________________

     UNLESS PREVIOUSLY REDEEMED, EACH SHARE OF SERIES A SENIOR CUMULATIVE EXCHANGEABLE PREFERRED STOCK,$100.00 PAR VALUE PER SHARE, OF VIACOM INTERNATIONAL INC. IS EXCHANGEABLE AT THE OPTION OF THE HOLDER AFTER THE FIFTH ANNIVERSARY OF THE DATE OF ISSUANCE FOR A NUMBER OF SHARES
       OF SERIES A TCI GROUP COMMON STOCK, $1.00 PAR VALUE PER SHARE, OF
       TELE-COMMUNICATIONS, INC. AT THE EXCHANGE RATE DESCRIBED HEREIN,
        WHICH WILL BE ANNOUNCED ON THE SECOND BUSINESS DAY PRIOR TO THE
           EXPIRATION OF THE EXCHANGE OFFER.  DIVIDENDS AND PAYMENTS
            UPON OPTIONAL OR MANDATORY REDEMPTION OF SHARES OF   %
              SERIES A SENIOR CUMULATIVE EXCHANGEABLE PREFERRED
              STOCK, $100.00 PAR VALUE PER SHARE, MAY BE PAID IN
               SHARES OF SERIES A TCI GROUP COMMON STOCK, $1.00
               PAR VALUE PER SHARE, OF TELE-COMMUNICATIONS INC.
                              AS PROVIDED HEREIN.

                               ________________

        THE EXCHANGE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
        EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON         , 199 ,
                     UNLESS THE EXCHANGE OFFER IS EXTENDED.

                                ________________

     Viacom Inc., a Delaware corporation ("Viacom"), is offering hereby to the holders of shares of (i) Class A Common Stock, $0.01 par value per share of Viacom ("Viacom Class A Common Stock"), and/or (ii) Class B Common Stock, $0.01 par value per share of Viacom ("Viacom Class B Common Stock," and collectively with Viacom Class A Common Stock, "Viacom Common Stock"), the opportunity to exchange all or a portion of their shares of Viacom Common Stock for shares of Class A Common Stock of VII Cable (as defined herein), $100.00 par value per share ("VII Cable Class A Common Stock"), at an exchange ratio (the "Exchange Ratio"), specified by tendering stockholders, not greater than
nor less than                         of a share of VII Cable Class A Common
Stock for each share of Viacom Class A Common Stock or Viacom Class B Common Stock tendered and exchanged, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Exchange Offer").

                                                   (continued on following page)

                              ____________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR - PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               _________________

                 The Dealer Manager for the Exchange Offer is:

                        WASSERSTEIN PERELLA & CO., INC.

      THE DATE OF THIS OFFERING CIRCULAR - PROSPECTUS IS         , 199 .

(Cover continued from previous page)

Each share of Viacom Common Stock accepted by Viacom in accordance with the Exchange Offer shall be exchanged for that number of fully paid and nonassessable shares of VII Cable Class A Common Stock equal to the smallest Exchange Ratio sufficient to satisfy the Minimum Condition (as defined herein).

     The Exchange Offer is subject to a number of conditions, including the Minimum Condition, among others. See "Arrangements Among Viacom, Viacom International, TCI and TCI Cable--Terms of the Parents Agreement--Conditions Precedent."

     NONE OF VIACOM, VIACOM INTERNATIONAL INC. ("VIACOM INTERNATIONAL"), THE BOARD OF DIRECTORS OF VIACOM NOR THE BOARD OF DIRECTORS OF VIACOM INTERNATIONAL MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER OF VIACOM WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES OF VIACOM COMMON STOCK PURSUANT TO THE EXCHANGE OFFER. EACH STOCKHOLDER MUST MAKE ITS OWN DECISION WHETHER TO TENDER SHARES OF VIACOM COMMON STOCK PURSUANT TO THE EXCHANGE OFFER AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT EXCHANGE RATIO TO TENDER SUCH SHARES AFTER READING THIS OFFERING CIRCULAR - PROSPECTUS AND CONSULTING WITH ITS ADVISORS BASED ON ITS OWN FINANCIAL POSITION AND REQUIREMENTS. THIS OFFERING CIRCULAR - PROSPECTUS RELATES TO ALL SHARES OF VII CABLE CLASS A COMMON STOCK AND TO ALL SHARES OF
% SERIES A SENIOR CUMULATIVE EXCHANGEABLE PREFERRED STOCK, $100.00 PAR VALUE PER SHARE, OF VII CABLE ("VII CABLE PREFERRED STOCK") TO BE DISTRIBUTED PURSUANT TO THE EXCHANGE OFFER.

  SEE "RISK FACTORS" BEGINNING ON PAGE 60 FOR A DISCUSSION OF CERTAIN FACTORS
        THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER.

     Application will be made for quotation of the shares of VII Cable Preferred Stock on the Nasdaq National Market System ("Nasdaq") under the symbol "
 ." On July 24, 1995, the last trading day prior to the announcement of the Transaction (as defined herein), the closing sale prices per share of Viacom Class A Common Stock and Viacom Class B Common Stock on the American Stock Exchange, Inc. ("AMEX") were $50 1/4 and $50, respectively. Effective August 3, 1995, Tele-Communications, Inc. ("TCI") amended its Restated Certificate of Incorporation to, among other things, redesignate its Class A Common Stock, par value $1.00 per share ("TCI Class A Common Stock"), as Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share ("TCI Stock"). On July 24, 1995, the closing sale price per share of the TCI Class A Common Stock on Nasdaq was $23-13/16. On November 16, 1995, the closing sales price per share of Viacom Class A Common Stock and Viacom Class B Common Stock on AMEX were $48 7/8 and $49 1/4, respectively, and the closing sale price per share of TCI Stock on Nasdaq was $18 3/8 per share.

     In those jurisdictions where securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer shall be deemed to be made on behalf of Viacom by Wasserstein Perella & Co., Inc., as Dealer Manager, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                                             (End of Cover Page)

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR - PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE BY THIS OFFERING CIRCULAR - PROSPECTUS OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY VIACOM OR VIACOM INTERNATIONAL. THIS OFFERING CIRCULAR - PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES HEREBY OR THEREBY OFFERED IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR - PROSPECTUS NOR THE EXCHANGE OF SECURITIES PURSUANT TO THIS OFFERING CIRCULAR - PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF VIACOM OR VIACOM INTERNATIONAL SINCE SUCH DATE OR, IN THE CASE OF INFORMATION INCORPORATED HEREIN BY REFERENCE, THE DATE OF FILING OF SUCH INFORMATION WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION").

     UNTIL 40 DAYS AFTER THE DATE OF THIS OFFERING CIRCULAR - PROSPECTUS, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                ________________

                             AVAILABLE INFORMATION

     Viacom International has filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with the Commission with respect to the VII Cable Class A Common Stock and VII Cable Preferred Stock offered hereby (together with any amendments thereto, the "Registration Statement"). Viacom has filed a Schedule 13E-4 Issuer Tender Offer Statement (together with any amendments thereto, the "Schedule 13E-4") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Commission with respect to the Exchange Offer. This Offering Circular - Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement, the Schedule 13E-4 and their respective exhibits, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the Schedule 13E-4 and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the Commission and may be inspected and copied as set forth below.

     Viacom is currently subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. The Registration Statement, Schedule 13E-4, reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. In addition, material filed by Viacom can be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006. As of March 1, 1995, Viacom International was no longer required to file reports, proxy statements or other information with the Commission pursuant to the requirements of the Exchange Act. Instead, information with respect to Viacom International since such date has been provided, to the extent required, in filings made by Viacom. Absent an available exemption, following consummation of the Transaction (as defined herein), VII Cable will be required to file reports, proxy statements and other information with the Commission pursuant to the requirements of the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Viacom (File No. 1-9553) and Viacom International (File No. 1-9554) pursuant to the Exchange Act are incorporated by reference in this Offering Circular - Prospectus:

     1.   Viacom's Annual Report on Form 10-K for the year ended December 31,
          1994;

     2. Viacom's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and

     3. Viacom's Current Reports on Form 8-K filed January 24, 1995, March 15, 1995, April 14, 1995, May 8, 1995, May 25, 1995, June 29, 1995, July
          26, 1995 and September 29, 1995.

     All documents and reports filed by Viacom, if any, pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offering Circular - Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated herein by reference and made a part of this Offering Circular - Prospectus from the dates of filing of such documents or reports. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular - Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this Offering Circular - Prospectus.

     THIS OFFERING CIRCULAR - PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF SHARES OF VIACOM COMMON STOCK, TO WHOM A COPY OF THIS OFFERING CIRCULAR - PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO VIACOM INC., 1515 BROADWAY, NEW YORK, NEW YORK 10036, ATTENTION:
JOHN H. BURKE (TELEPHONE NUMBER (212) 258-6000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN). REQUESTS MAY ALSO BE MADE TO THE INFORMATION AGENT, GEORGESON & COMPANY INC., TELEPHONE NUMBER (800) 223-6064.

                       TCI PROSPECTUS - EXPLANATORY NOTE

     TCI has filed with the Commission a registration statement (the "TCI Registration Statement"), together with a related prospectus (the "TCI Prospectus"), with respect to the TCI Common Stock which may be issued as dividends on, or upon exchange or optional or mandatory redemption of, the VII Cable Preferred Stock. For the convenience of holders of Viacom Common Stock, a copy of the TCI Prospectus has been mailed to each registered holder of Viacom Common Stock together with this Offering Circular - Prospectus.

     THIS OFFERING CIRCULAR - PROSPECTUS RELATES ONLY TO THE VII CABLE CLASS A COMMON STOCK OFFERED HEREBY AND THE UNDERLYING VII CABLE PREFERRED STOCK AND DOES NOT RELATE TO THE TCI COMMON STOCK OR OTHER SECURITIES OF TCI. TCI FILES PERIODIC AND OTHER REPORTS AND PROXY STATEMENTS WITH THE COMMISSION. VIACOM STOCKHOLDERS ARE DIRECTED TO SUCH PUBLICLY AVAILABLE DOCUMENTS AS WELL AS TO THE TCI PROSPECTUS FOR INFORMATION CONCERNING TCI AND THE TCI STOCK (AS DEFINED HEREIN). NEITHER VIACOM NOR VIACOM INTERNATIONAL HAS PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENT OR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO TCI. NEITHER VIACOM NOR VIACOM INTERNATIONAL MAKES ANY REPRESENTATION THAT SUCH TCI PROSPECTUS IS ACCURATE OR COMPLETE. THE TCI PROSPECTUS IS BEING PROVIDED TO VIACOM STOCKHOLDERS SOLELY FOR THEIR CONVENIENCE. VIACOM AND VIACOM INTERNATIONAL DISCLAIM ANY AND ALL LIABILITY FOR ANY UNTRUE STATEMENT OF A MATERIAL FACT IN THE TCI PROSPECTUS OR OMISSION TO STATE A MATERIAL FACT NECESSARY IN ORDER TO MAKE THE STATEMENTS THEREIN NOT MISLEADING, IN LIGHT OF THE CIRCUMSTANCES UNDER WHICH THEY WERE MADE.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
AVAILABLE INFORMATION.....................................................     i

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................    ii

TCI PROSPECTUS - EXPLANATORY NOTE.........................................   iii

OFFERING CIRCULAR - PROSPECTUS SUMMARY.....................................    1

THE TRANSACTION...........................................................    16
   General................................................................    16
   Purpose and Effects of the Transaction.................................    17
   No Appraisal Rights....................................................    18
   Regulatory Approvals...................................................    18
   Anticipated Accounting Treatment.......................................    18

THE EXCHANGE OFFER........................................................    19
   Terms of the Exchange Offer............................................    19
   Exchange of Shares of Viacom Common
    Stock.................................................................    20
   Procedures for Tendering Shares of
    Viacom Common Stock...................................................    22
   Guaranteed Delivery Procedure..........................................    24
   Withdrawal Rights......................................................    25
   Extension of Tender Period; Termination;
    Amendment.............................................................    25
   Conditions to Consummation of the
    Exchange Offer........................................................    27
   Fees and Expenses......................................................    28
   Miscellaneous..........................................................    29

MARKET PRICES, TRADING AND DIVIDEND INFORMATION...........................    30
   Viacom Common Stock....................................................    30
   VII Cable Class A Common Stock and VII
    Cable Preferred Stock.................................................    30

UNAUDITED PRO FORMA CONDENSED
   COMBINED FINANCIAL STATEMENTS VII CABLE................................    32

SELECTED COMBINED HISTORICAL
   FINANCIAL DATA OF VII CABLE............................................    38

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS OF VII CABLE.......................    39

BUSINESS OF VII CABLE.....................................................    45
   The Company............................................................    45
   VII Cable's Systems....................................................    45
   Franchises.............................................................    46
   Subscriber Services and Rates..........................................    47
   Programming............................................................    48
   Competition............................................................    48
   Regulation.............................................................    51
   Federal Regulation.....................................................    51
   State and Local Regulation.............................................    55
   Properties.............................................................    55
   Employees..............................................................    55
   Legal Proceedings......................................................    55

MANAGEMENT................................................................    56
   Management Biographies.................................................    56
   Board of Directors.....................................................    57
   Compensation of the Board of Directors.................................    57
   Indemnification........................................................    57
   Compensation of Executive Officers.....................................    58

RISK FACTORS..............................................................    59
   Total Indebtedness and Cash Flow of VII
    Cable.................................................................    59
   Controlling Stockholder................................................    59
   Potential Conflicts of Interest........................................    59
   Dependence on Additional Capital.......................................    60
   Rapid Technological Changes............................................    60
   Market Uncertainties with Respect to VII
    Cable Preferred Stock.................................................    60
   Total Indebtedness of Viacom...........................................    61
   Regulation and Competition in the Cable
    Television Industry...................................................    61
   Tax Treatment of the Transaction.......................................    62

SECURITY OWNERSHIP OF VII CABLE
   COMMON STOCK...........................................................    63

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
    MANAGEMENT OF VIACOM COMMON STOCK.....................................    63

ARRANGEMENTS AMONG VIACOM, VIACOM INTERNATIONAL, TCI AND TCI CABLE........    65
   Terms of the Parents Agreement.........................................    65
   Terms of the Implementation Agreement..................................    68
   Terms of the Subscription Agreement....................................    73
   Terms of Certain Ancillary Agreements..................................    79


                                                                           Page
                                                                           ----
DESCRIPTION OF CERTAIN INDEBTEDNESS
 OF VII CABLE.............................................................  81

DESCRIPTION OF VII CABLE CAPITAL STOCK....................................  81
   General................................................................  81
   Common Stock -- General................................................  81
   VII Cable Class A Common Stock.........................................  82
   VII Cable Class B Common Stock.........................................  82
   VII Cable Preferred Stock..............................................  82

COMPARISON OF RIGHTS OF STOCKHOLDERS OF VIACOM AND
 VII CABLE................................................................  93

RELATIONSHIP BETWEEN VIACOM AND VII CABLE.................................  94

RELATIONSHIP BETWEEN VII CABLE AND
 TCI AFTER THE EXCHANGE OFFER.............................................  95

CERTAIN FEDERAL INCOME TAX
 CONSEQUENCES.............................................................  96
   The Transaction........................................................  96
   Ownership and Disposition of VII Cable
    Preferred Stock.......................................................  96

LEGAL MATTERS.............................................................  98

EXPERTS...................................................................  98

INDEX TO COMBINED FINANCIAL STATEMENTS.................................... F-1

                            INDEX OF DEFINED TERMS

"Adjustment Amounts".........................     32
"affiliates".................................     31
"Affiliate"..................................     92
"Agent's Message"............................     23
"Aggregate Loan Amount"......................     27
"AMEX".......................................  cover
"Ancillary Agreements".......................     80
"Anticipated Commencement Date"..............     73
"Applicable Period"..........................     80
"Approved Capital Expenditure Plan"..........     76
"ASCAP"......................................     53
"Asset Value"................................     70
"Assumption of Liabilities"..................     68
"Average Market Price".......................     84
"AVR Partnership"............................     70
"Basic Subscriber Rate"......................     74
"Basic Subscribers"..........................     69
"benchmark"..................................     43
"Benchmark Regulations"......................     43
"Bill of Sale"...............................     68
"BMI"........................................     53
"Book-Entry Transfer Facilities".............     23
"Book Entry Transfer Facility"...............     23
"business day"...............................     26
"1984 Cable Act".............................     43
"1992 Cable Act".............................     40
"Cable Business".............................      1
"Cable Division Subsidiary"..................     65
"Cable Division Subsidiaries"................     70
"1996 Capital Expenditure Plan"..............     76
"Cash Collateral Account"....................     73
"Cash Equivalent Amount".....................     10
"change in control"..........................     58
"Channel Occupancy Rules"....................     52
"Code".......................................     62
"Commission".................................      i
"Commitments to Lend"........................     73
"Communications Act".........................     43
"complete termination".......................     97
"Consented Subscribers"......................     67
"Conversion".................................      3
"Conveyance".................................      3
"Conveyance of Assets".......................     68
"Copyright Act"..............................     48
"cost-of-service"............................     43
"Credit Agreement"...........................     42
"Dayton".....................................     42
"DBS"........................................     42
"de minimis amount"..........................     97
"DGCL".......................................     93
"DirecTV"....................................     49
"Distributions"..............................      3
"Dividend Payment Date"......................     83
"drop cable".................................     55
"DTC"........................................     23
"dutch auction"..............................      6
"EBITDA".....................................     39
"effective competition"......................     52

"Eligible Institution".......................     23
"enhanced"...................................     54
"Estimated Asset Value"......................     69
"Estimated Exchange Date Basic Subscribers"..     67
"Estimated Net Asset Value"..................     70
"Exchange Act"...............................      i
"Exchange Agent".............................      8
"Exchange Date"..............................     21
"Exchange Offer".............................  cover
"Exchange Rate"..............................      9
"Exchange Ratio".............................  cover
"Exchange Time"..............................     21
"Expiration Date"............................      7
"Expiration Time"............................      7
"external"...................................     43
"Extraordinary Cash Distributions"...........     87
"FCC"........................................      6
"Final Exchange Ratio".......................      6
"First Distribution".........................      1
"Franchise Area".............................     71
"going forward"..............................     51
"House Bill".................................     52
"HSR Act"....................................      5
"Implementation Agreement"...................      2
"Inconsistent Terms".........................     65
"Information Agent"..........................      9
"initial permitted rate".....................     43
"Initial Redemption Date"....................     88
"IRS"........................................      6
"Junior Stock"...............................     84
"Lenders"....................................     73
"Letter Agreement"...........................     80
"Limited Service"............................     47
"Liquidation Preference".....................     83
"Loan".......................................      2
"Loan Documentation".........................     73
"Loan Proceeds"..............................      2
"local"......................................     53
"Mandatory Redemption Date"..................     88
"Mandatory Redemption Price".................     88
"Minimum Condition"..........................      7
"MLDS".......................................     49
"MMDS".......................................     42
"MSTC".......................................     23
"NAI"........................................      2
"Nasdaq".....................................  cover
"Negotiation Period".........................     66
"Net Asset Value"............................     70
"Non-Cable Businesses".......................      1
"not essentially equivalent".................     97
"November 1994 Regulations"..................     44
"NPTs".......................................     44
"NVOD".......................................     49
"Offer Period"...............................     66
"Offered Business"...........................     66
"Optional Redemption Date"...................     88
"Optional Redemption Price"..................     88
"Paramount"..................................     98

"Parents Agreement"..........................      2
"Parity Stock"...............................     11
"Parity Subsidiary Equity Interest"..........     85
"Par Value"..................................     82
"passed by cable"............................     45
"PCI Group"..................................     65
"PCI Subsidiaries"...........................     65
"PEG"........................................     47
"PHILADEP"...................................     23
"1995 Plan"..................................     76
"Preferred Stock"............................     81
"Preferred Stock Directors"..................     91
"Price Notice"...............................     66
"PrimeStar"..................................     49
"Recapitalization"...........................      3
"Record Date"................................     20
"Redemption Date"............................     89
"Redemption Notice"..........................     89
"Redemption Price"...........................     88
"Registration Statement".....................      i
"Refund".....................................     80
"Refund Amount"..............................     80
"Retransmission Consent".....................     48
"Reviewing Party"............................     57
"Ruling Letter"..............................      6
"Satellite Value Package"....................     47
"Schedule 13E-4".............................      i
"Second Distribution"........................      3
"section 306 stock"..........................      6
"Securities Act".............................      i
"Senate Bill"................................     52
"Senior Stock"...............................     11
"Series A Senior Cumulated Exchangeable
 Preferred Stock"............................     81
"Services Agreement".........................     95
"Settlement Agreements"......................     80
"SFAS".......................................     41
"SMATV"......................................     42
"SNI"........................................     80
"Soliciting Dealers".........................     28
"Specified Party"............................     71
"SSI"........................................     80
"Stock Dividend Amount"......................     83
"Stock Issuance".............................      3
"Subscription Agreement".....................      2
"Subscription Payment".......................      3
"Subsidiary".................................     85
"Subsidiary Borrowers".......................     42
"Subsidiary Equity Interest..................     85
"substantially disproportionate".............     97
"Tax Indemnity Agreement"....................     80
"TCG San Francisco Partnership"..............     70
"TCG Seattle Partnership"....................     70
"TCI"........................................  cover
"TCI Cable"..................................      2
"TCI Class A Common Stock"...................  cover
"TCI Pacific Communications Inc."............      3
"TCI Pacific Telecommunications Inc."........      2
"TCI Prospectus".............................    iii
"TCI Registration Statement".................    iii

"TCI Stock"..................................  cover
"TCI Stock Exchange Date"....................     86
"TCOMA"......................................     12
"telcos".....................................     49
"Telecom Amount".............................     69
"Telecom Capital Expenditure Amount".........     76
"Telecom Partnership Agreements".............     76
"Telecom Partnerships".......................     75
"through to the viewer"......................     53
"Tiebreaker Investment Bank".................     68
"Trading Date"...............................     83
"Transaction"................................      3
"Transaction Agreements".....................      2
"Transfer Agent".............................     92
"transitional rate"..........................     43
"TVRO".......................................     42
"USSB".......................................     49
"VDT"........................................     50
"VIA"........................................     30
"VIA B"......................................     30
"Viacom".....................................  cover
"Viacom Class A Common Stock"................  cover
"Viacom Class B Common Stock"................  cover
"Viacom Common Stock"........................  cover
"Viacom Form 8-K"............................     99
"Viacom Group"...............................     62
"Viacom International".......................  cover
"Viacom Services"............................      2
"Viacom Stock Fund Account"..................     23
"Video Programming Ban"......................     54
"VII Cable"..................................      2
"VII Cable Board"............................     57
"VII Cable Carve-Out Financial Statements"...     13
"VII Cable Class A Common Stock".............  cover
"VII Cable Class B Common Stock".............      3
"VII Cable Preferred Stock"..................  cover
"VII Cable Pro Forma Events".................     13
"VIP"........................................     23
"VIP Participants"...........................     23
"Wisconsin cable system".....................     41
"Withdrawal Rights"..........................      8

                     OFFERING CIRCULAR - PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Offering Circular -Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information included or incorporated by reference in this Offering Circular - Prospectus and in the exhibits to the Registration Statement. Capitalized terms used but not defined in this summary have the meanings assigned to them elsewhere in this Offering Circular - Prospectus. See "Index to Defined Terms." Stockholders are urged to read this Offering Circular - Prospectus. For information concerning TCI and TCI Common Stock, stockholders are directed to the accompanying TCI Prospectus. See "Explanatory Note--TCI Prospectus."

                                  VIACOM INC.

     Viacom Inc. (together with its subsidiaries and divisions, unless the context otherwise requires, "Viacom") is a diversified entertainment and publishing company with operations in five segments: (i) Networks and Broadcasting, (ii) Entertainment, (iii) Video and Music/Theme Parks, (iv) Publishing and (v) Cable Television. Through the Networks and Broadcasting segment, Viacom operates MTV: MUSIC TELEVISION/(R)/, SHOWTIME/(R)/, NICKELODEON/(R)//NICK AT NITE/(R)/ and VH1 MUSIC FIRST/TM/, among other program services, and 12 broadcast television and 12 radio stations. Through the Entertainment segment, which includes PARAMOUNT PICTURES/TM/, Viacom produces and distributes theatrical motion pictures and television programming. Through the Video and Music/Theme Parks segment, which includes the BLOCKBUSTER/(R)/ family of businesses and PARAMOUNT PARKS/TM/, Viacom is the leading worldwide owner, operator and franchisor of videocassette rental and sales stores and a leading owner and operator of music stores in the U.S. In addition, PARAMOUNT PARKS/TM/ owns and operates five theme parks located in the U.S. and Canada. Through the Publishing segment, which includes SIMON & SCHUSTER/(R)/, MACMILLAN PUBLISHING USA/TM/ and PRENTICE HALL/(R)/, Viacom publishes and distributes educational, consumer, business, technical and professional books, and audio-video software products. Through the Cable Television segment, Viacom operates cable television systems serving approximately 1.2 million customers. Upon completion of the Transaction, Viacom will no longer own the operations which comprise its Cable Television segment. Viacom's principal offices are located at 1515 Broadway, New York, New York 10036 and its telephone number is (212) 258-6000.

          VIACOM INTERNATIONAL INC. (PRIOR TO THE FIRST DISTRIBUTION)

     As of the date of this Offering Circular - Prospectus, Viacom International is a wholly owned subsidiary of Viacom through which Viacom conducts its Networks and Broadcasting, Entertainment, Theme Parks, Publishing and Cable Television operations. The Cable Television operations and the operations other than Cable Television are hereinafter referred to as the "Cable Business" and the "Non-Cable Businesses," respectively. Prior to the consummation of the Exchange Offer, Viacom International will transfer the Non-Cable Businesses to Viacom International Services Inc. ("Viacom Services"), a wholly owned subsidiary of Viacom International, and thereafter distribute the stock of Viacom Services to Viacom (the "First Distribution"). After giving effect to the First Distribution, Viacom Services will own and operate all of the Non-Cable Businesses and Viacom International will be solely engaged in the Cable Business. Viacom International's principal offices are at 1515 Broadway, New York, New York 10036 and its telephone number is (212) 258-6000.

                                   VII CABLE

     VII Cable currently owns and operates cable television systems in five geographic regions, including the San Francisco and Northern California area, Salem, Oregon, the Seattle, Washington and the Greater Puget Sound area, Nashville, Tennessee and Dayton, Ohio. As of September 30, 1995, VII Cable was approximately the tenth largest multiple cable television system operator in the United States, with approximately 1.2 million basic subscribers. VII Cable's principal offices are currently located at 5924 Stoneridge Drive, Pleasanton, California 94566 and its telephone number is (510) 463-0870. For a further description of VII Cable, see "Business of VII

Cable." Upon the consummation of the Transaction, VII Cable will be renamed as "TCI Pacific Communications, Inc."

     As used in this Offering Circular - Prospectus, all references to "Viacom International" are to the assets and operations of the Cable Business and Non-Cable Businesses of Viacom International for all periods ending on or before the First Distribution, and all references to "VII Cable" are (i) to the assets, operations and management of the Cable Business of Viacom International for all periods ending on or before the First Distribution and (ii) to the assets and operations of Viacom International (renamed "TCI Pacific Communications, Inc.") immediately following the completion of the Transaction, which at that time will consist almost entirely of the assets and liabilities of the Cable Business (as discussed with greater detail below) and the liability represented by the Loan. See "The Transaction--General."

THE TRANSACTION

General...........  Viacom has determined to implement the steps summarized below in order to offer to holders of shares of Viacom Common Stock the opportunity to acquire direct ownership of the Cable Business. All such steps are being undertaken pursuant to the terms and conditions of (i) a Parents Agreement among Viacom, TCI and TCI Communications, Inc. ("TCI Cable"), dated as of July 24, 1995 (the "Parents Agreement"), (ii) an Implementation Agreement between Viacom International and Viacom Services, dated as of July 24, 1995 (the "Implementation Agreement"), (iii) a Subscription Agreement among Viacom International, TCI and TCI Cable dated as of July 24, 1995 (the "Subscription Agreement") and
                    (iv) certain Ancillary Agreements (as defined herein) (collectively, the "Transaction Agreements"). For a description of the Transaction Agreements, see "Arrangements Among Viacom, Viacom International, TCI and TCI Cable."

                    Viacom is offering hereby to the holders of shares of Viacom Common Stock the opportunity to exchange all or a portion of their shares of Viacom Common Stock for shares of VII Cable Class A Common Stock. The total number of shares of VII Cable Class A Common Stock exchangeable in the Exchange
                    Offer (        shares) has been determined as the quotient
                    obtained by dividing (x) the excess of the Estimated Asset Value of VII Cable (as defined in the Implementation Agreement) over the Loan Proceeds (as defined herein) by (y) $100 (the par value of VII Cable Class A Common Stock). The Exchange Offer will be subject to a number of conditions, including the Minimum Condition. National Amusements, Inc. ("NAI"), a closely held corporation that owns approximately 61% of the outstanding Viacom Class A Common Stock and approximately 25% of the outstanding Viacom Common Stock, has advised Viacom that it will not participate in the Exchange Offer.

                    Prior to expiration of the Exchange Offer, Viacom International will borrow $1.7 billion (the "Loan Proceeds"). The facilities pursuant to which Viacom International will borrow the Loan Proceeds are hereinafter referred to as the "Loan." See "Arrangements Among Viacom, Viacom International, TCI and TCI Cable--The

                    Subscription Agreement--Certain Borrowings" and "Description of Certain Indebtedness of VII Cable."

                    On the date the Exchange Offer is consummated, Viacom International will convey to Viacom Services ownership of the assets relating to the Non-Cable Businesses, the Loan Proceeds and certain nonmaterial assets (as described herein) and Viacom Services will assume substantially all of Viacom International's liabilities (including its existing public debt, bank debt and the existing intercompany debt owed by Viacom International to Viacom), other than Viacom International's repayment and other obligations under the Loan and liabilities relating to the Cable Business other than certain nonmaterial specified liabilities (the "Conveyance"). Viacom International will then distribute 100% of the stock of Viacom Services to Viacom in the First Distribution, and Viacom International will be recapitalized, with all of the existing common stock being reclassified into new VII Cable Class A Common Stock (the "Recapitalization"). Upon consummation of the Exchange Offer, 100% of the outstanding shares of VII Cable Class A Common Stock will be exchanged for the shares of Viacom Common Stock properly tendered at or below the Final Exchange Ratio (as defined herein) and not withdrawn or deemed withdrawn in the Exchange Offer (the "Second Distribution" and, collectively with the First Distribution, the "Distributions"). VII Cable will thereupon cease to be a subsidiary of Viacom.

                    Immediately following the consummation of the Exchange Offer, VII Cable has agreed to issue and TCI Cable has agreed to acquire (the "Stock Issuance") 100 shares of Class B Common Stock, $.01 par value per share, of VII Cable ("VII Cable Class B Common Stock"), in exchange for a capital contribution of $350 million (the "Subscription Payment"). Under the anticipated terms and conditions of the Loan, VII Cable will be obligated to use such capital contribution to reduce the amount outstanding under the Loan. Furthermore, as a result of such issuance, each share of VII Cable Class A Common Stock distributed to Viacom stockholders pursuant to the Exchange Offer will automatically convert into one share of VII Cable Preferred Stock (the "Conversion," and, together with the Conveyance, the Distributions and the Stock Issuance, the "Transaction"). See "Description of VII Cable Capital Stock--VII Cable Preferred Stock." Upon consummation of the Stock Issuance, TCI Cable will own all of the Common Stock of VII Cable, and VII Cable will be renamed as "TCI Pacific Communications, Inc."

                    If insufficient tenders are made by Viacom stockholders in the Exchange Offer to permit the Minimum Condition to be satisfied, Viacom has the right to extend the Exchange Offer for not less than 10 nor more than 15 business days and, during such extension, TCI and Viacom have agreed to negotiate in good faith to determine mutually acceptable changes to the terms and conditions for the VII Cable Preferred Stock (including without limitation the Exchange Rate (as defined herein) and the dividend yield on the VII Cable

                    Preferred Stock) and the Exchange Offer (including without limitation the duration of any extension and the maximum Exchange Ratio) described herein that each believes in good faith will cause the Minimum Condition to be fulfilled and that would cause the VII Cable Preferred Stock to trade at a price equal to its $100 par value per share immediately following the consummation of the Exchange Offer and the Stock Issuance. In the event the Minimum Condition is not thereafter met, TCI and Viacom will each have the right to terminate the Transaction.

                    Upon the closing of the Transaction, assuming the partial repayment of the Loan with the proceeds of the Subscription Payment, VII Cable will have an aggregate capitalization consisting of (i) approximately $1.35 billion of borrowings under the Loan, (ii) VII Cable Preferred Stock with an estimated aggregate par value of approximately $500 million and (iii) $350 million of paid-in capital for the VII Cable Class B Common Stock (representing the Subscription Payment), and will have no shares of VII Cable Class A Common Stock outstanding (such shares having been converted into the VII Cable Preferred Stock). See "Unaudited Pro Forma Condensed Combined Financial Statements of VII Cable."

Purpose and
Effects of the
Transaction.......  The Transaction will reduce Viacom's overall level of indebtedness, which will enhance Viacom's prospects for an increase in the rating of its long-term senior unsecured debt to investment grade, thereby lowering Viacom's financing costs and enhancing the terms on which Viacom can access the capital markets. The Transaction will enable Viacom to utilize its investment capital to invest in the growth of its core, content-driven entertainment and publishing businesses rather than in the further development of its cable television business. The Transaction will eliminate perceived conflicts and permit Viacom to further its position on regulatory matters consistent with Viacom's focus on its programming businesses. Upon the consummation of the Transaction, certain rules under current federal telecommunications law which impose restrictions on cable programmers affiliated with cable system operators would no longer apply to Viacom. Viacom believes that all of the foregoing will result in improved deployment of its assets that will enhance value for its stockholders. This enhanced value has been evidenced by the decline in the number of shares of Viacom Class B Common Stock that were issued in satisfaction of Viacom's Variable Common Rights in September 1995.

                    The Exchange Offer will also provide Viacom stockholders with an opportunity to adjust, on a tax-free basis, their investment between the Cable Business and Viacom's Non-Cable Businesses. See "Certain Federal Income Tax Consequences." To the extent that a holder exchanges its Viacom Common Stock pursuant to the Exchange Offer, such holder will no longer participate in any increase in the value of such Viacom Common Stock.

                    Holders of shares of Viacom Common Stock will be affected by the Transaction regardless of whether such holders tender their shares of Viacom Common Stock for exchange pursuant to the Exchange Offer. Holders of shares of Viacom Common Stock who tender all of their shares for exchange pursuant to the Exchange Offer will, if all such shares are accepted for exchange, no longer have an ownership interest in Viacom. Holders of shares of Viacom Common Stock who tender all of their shares for exchange pursuant to the Exchange Offer and who become subject to proration because more shares of Viacom Common Stock are tendered for exchange than are necessary to satisfy the Minimum Condition will have a diminished ownership interest in Viacom. Holders of shares of Viacom Common Stock who do not tender any of their shares for exchange pursuant to the Exchange Offer will not receive shares of VII Cable Class A Common Stock as a result of the Exchange Offer and will continue to have an ownership interest in Viacom, which ownership interest will have increased on a percentage basis as a result of the Exchange Offer, but will no longer have any interest in the Cable Business.

                    NONE OF VIACOM, VIACOM INTERNATIONAL, THE BOARD OF DIRECTORS OF VIACOM NOR THE BOARD OF DIRECTORS OF VIACOM INTERNATIONAL MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER OF VIACOM WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES OF VIACOM COMMON STOCK PURSUANT TO THE EXCHANGE OFFER. EACH STOCKHOLDER OF VIACOM MUST MAKE ITS OWN DECISION WHETHER TO TENDER SHARES OF VIACOM COMMON STOCK PURSUANT TO THE EXCHANGE OFFER AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT EXCHANGE RATIO TO TENDER SUCH SHARES AFTER READING THIS OFFERING CIRCULAR - PROSPECTUS AND CONSULTING WITH ITS ADVISORS BASED ON ITS OWN FINANCIAL POSITION AND REQUIREMENTS.

No Appraisal
Rights............  No appraisal rights are available to Viacom stockholders in connection with the Transaction.

Regulatory
Approvals.........  No filings under the Hart-Scott-Rodino Antitrust
                    Improvements Act of 1976 (the "HSR Act") are required in connection with the Exchange Offer generally. Viacom and TCI have to date made filings under the HSR Act with respect to the Stock Issuance. The waiting period with respect to each of these filings terminated in September 1995. To the extent that certain stockholders of Viacom decide to participate in the Exchange Offer and thereby acquire a number of shares of VII Cable Class A Common Stock that exceeds any threshold stated in the regulations under the HSR Act, and if an exemption under those regulations does not apply, such stockholders and Viacom would be required to make filings under the HSR Act, and the waiting period under the HSR Act would have to expire or be terminated before any exchange of shares with those particular stockholders could be effected.

                    Approvals must be obtained from certain local franchise authorities having rights of approval over changes of control with respect to the change of control of the VII Cable subsidiaries operating cable systems in such authorities' jurisdictions. In addition, the Federal Communications Commission ("FCC") must approve the change of control of the (i) entities licensed to operate the wireless communications systems used in VII Cable's business and (ii) entities licensed to operate the wireless communications systems used in the Non-Cable
                    Businesses.   See "Arrangements Among Viacom, Viacom
                    International, TCI and TCI Cable--Terms of the Implementation Agreement--Consents and Approvals."

                    Viacom and Viacom International do not believe that any other material federal or state regulatory approvals will be necessary to consummate the Transaction.

Certain Federal
Income Tax
Consequences of
the Transaction...  On                 , 199  , Viacom has received an
                    advance private letter ruling (the "Ruling Letter") from the Internal Revenue Service (the "IRS") to the effect that the Transaction will qualify as a distribution that is tax-free to Viacom's stockholders (except with respect to cash received in lieu of fractional shares) and, in general, is tax-free to Viacom. The VII Cable Preferred Stock may be
                    "section 306 stock" for federal income tax purposes, with the result that all or a portion of the proceeds received by a stockholder from the sale, exchange or redemption of such shares will be taxable as ordinary income, and a stockholder may not recognize any loss from such sale, exchange or redemption. For a more complete discussion of the U.S.
                    federal income tax consequences of the Transaction to holders of Viacom Common Stock, see "Certain Federal Income
                    Tax Consequences." Each stockholder should consult its tax advisor as to the particular consequences of the Transaction to such stockholder.

THE EXCHANGE OFFER

Terms of the
Exchange Offer....  Upon the terms and subject to the conditions of the Exchange Offer, Viacom is offering hereby to exchange all of the outstanding shares of VII Cable Class A Common Stock for shares of Viacom Common Stock at an Exchange Ratio
                    not greater than          nor less than                of a
                    share of VII Cable Class A Common Stock for each share of Viacom Common Stock tendered. The Exchange Offer will be conducted as a "dutch auction" in which each holder of Viacom Common Stock will be able to specify a fraction, not
                    greater than          nor less than         , of a share of
                    VII Cable Class A Common Stock that such holder is willing to receive in exchange for a share of Viacom Common Stock. The Exchange Ratio selected by Viacom will be the smallest Exchange Ratio that will enable Viacom to exchange all of the outstanding shares of VII Cable Class A Common Stock for Viacom Common Stock pursuant to the Exchange Offer (the "Final Exchange Ratio"). All shares of Viacom Common Stock properly tendered and not withdrawn or deemed withdrawn at Exchange Ratios at or below the Final Exchange Ratio will be exchanged at the Final Exchange Ratio, on the terms and subject to the conditions of the Exchange Offer, including the proration provisions described herein. If more shares of Viacom Common Stock are validly tendered at or below the Final Exchange Ratio, and not properly withdrawn, than are necessary to satisfy the Minimum Condition, then Viacom will accept all of such shares on a pro rata basis as described herein in exchange for the shares of VII Cable Class A Common Stock. The Exchange Offer, proration period and withdrawal rights will expire at the Expiration Time on the Expiration Date (as such terms are defined herein). To be eligible to receive VII Cable Class A Common Stock pursuant to the Exchange Offer, a holder of Viacom Common Stock must validly tender and not properly withdraw Viacom Common Stock on or prior to the Expiration Time on the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Expiration Date...  The Exchange Offer will expire at 12:00 Midnight, New
                    York City time (the "Expiration Time"), on        , 1996
                    (the "Expiration Date"), unless extended, in which case the terms "Expiration Time" and "Expiration Date" shall mean the last time and date to which the Exchange Offer is extended. See "The Exchange Offer--Extension of Tender Period; Termination; Amendment."

Conditions of the
 Exchange Offer...  The Exchange Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Exchange Offer a number of shares of Viacom Common Stock which, when multiplied by the Final Exchange Ratio, equals all of the outstanding shares of VII Cable Class A Common Stock (the "Minimum Condition"); the Exchange Offer is also subject to other terms and conditions. See "The Exchange Offer-- Certain Conditions of the Exchange Offer."

Procedures for
 Tendering........  To be tendered properly, certificates for shares of
                    Viacom Common Stock, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an Agent's Message in the case of a book-entry transfer of shares, and any other documents required by the Letter of Transmittal must be received by the Exchange Agent at one of the addresses set forth on the back cover of this Offering Circular - Prospectus prior to the Expiration Time on the Expiration Date, or stockholders must comply with the specific procedures for guaranteed delivery described herein. Certain financial institutions may also effect tenders by book-entry transfer through a Book-Entry Transfer Facility (as defined herein). Holders of Viacom Common Stock having shares registered in the name of a broker, dealer, commercial bank, trust company or nominee are urged to contact such person promptly if they wish to tender any shares of Viacom Common Stock pursuant to the Exchange Offer. See "The Exchange Offer--Procedures for Tendering Shares of Viacom Common Stock" and "--Guaranteed Delivery Procedure."

Proration.........  If more shares of Viacom Common Stock have been validly tendered for exchange at or below the Final Exchange Ratio, and not properly withdrawn, on or prior to the Expiration Date than are necessary to satisfy the Minimum Condition, subject to the terms and conditions of the Exchange Offer, Viacom will accept such shares on a pro rata basis. See "The Exchange Offer--Terms of the Exchange Offer."

Withdrawal
 Rights...........  Subject to the conditions set forth herein, tenders of shares of Viacom Common Stock may be withdrawn, at any time on or prior to the Expiration Time on the Expiration Date and, unless theretofore accepted for exchange as provided in this Offering Circular--Prospectus, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the Exchange Offer. See "The Exchange Offer--Withdrawal Rights."

No Fractional
 Shares...........  No fractional shares of VII Cable Class A Common Stock or VII Cable Preferred Stock, as the case may be, will be distributed. The Exchange Agent, acting as agent for Viacom stockholders otherwise entitled to receive fractional shares, will aggregate all fractional shares and sell them for the accounts of such stockholders. Such proceeds as may be realized by the Exchange Agent upon the sale of such fractional shares will be distributed, net of commissions, to such stockholders on a pro rata basis. See "The Exchange Offer-- Terms of the Exchange Offer."

Delivery of and
 Market for VII
 Cable Preferred
 Stock............  Upon consummation of the Stock Issuance, each share of VII Cable Class A Common Stock will automatically convert into one share of VII Cable Preferred Stock, and shares of VII Cable Preferred Stock and cash in lieu of fractional shares will be delivered as soon as practicable after acceptance of Viacom Common Stock for exchange. Accordingly, holders of shares of Viacom Common Stock electing to tender such shares in the Exchange Offer should not expect to take physical delivery of shares of VII Cable Class A Common Stock which they will have the right to receive in exchange for shares of Viacom Common Stock after the consummation of the Stock Issuance. See "The Exchange Offer--Exchange of Shares of Viacom Common Stock."

                    Application will be made for quotation of the VII Cable
                    Preferred Stock on Nasdaq under the symbol "       ."  No
                    current public trading market for VII Cable Class A Common Stock or VII Cable Preferred Stock exists and there can be no assurance that an active trading market for the VII Cable Preferred Stock will be established or maintained after the consummation of the Exchange Offer. See "Risk Factors-- Market Uncertainties with respect to VII Cable Preferred Stock"; and "Market Prices, Trading and Dividend Information--VII Cable Class A Common Stock and VII Cable Preferred Stock."

Exchange Agent....              is serving as the Exchange Agent in
                    connection with the Exchange Offer.  Its telephone number
                    is             .

Information
Agent.............  Georgeson & Company Inc. is serving as the Information
                    Agent in connection with the Exchange Offer. Its telephone number is (800) 223-2064.

TERMS OF THE   %
SERIES A SENIOR
CUMULATIVE
EXCHANGEABLE
PREFERRED
STOCK.............  Each share of VII Cable Class A Common Stock will automatically convert into one share of VII Cable Preferred Stock upon the Stock Issuance, which is expected to occur immediately after the consummation of the Exchange Offer.

Dividends.........  Dividends on the VII Cable Preferred Stock will accrue and be cumulative from the date of issuance at a rate per
                    annum of   %, payable quarterly when, as and if declared by
                    the VII Cable Board (as defined herein). The dividend rate was determined by two investment banking firms as the rate that, in the opinion of such firms, will cause the VII Cable Preferred Stock to trade initially at a liquidation preference of $100 per share immediately after the consummation of the Exchange Offer and the Stock Issuance. VII Cable may elect to make dividend payments (i) in cash,
                    (ii) by delivery of shares of TCI Stock or (iii) in any combination of the foregoing forms of consideration elected by VII Cable. If the VII Cable Board determines to pay a dividend and VII Cable is prohibited from paying cash dividends pursuant to the Loan or if VII Cable otherwise decides to pay dividends in TCI Stock, TCI Cable has agreed to make available to VII Cable (i) funds in the form of an equity contribution or a subordinated loan or (ii) sufficient shares of TCI Stock, in each case to pay such dividends in cash, TCI Stock or a combination thereof, with respect to any dividend payment. See "Description of VII Cable Preferred Stock--Dividends."

Liquidation
Preference........  Upon any voluntary or involuntary liquidation, dissolution or winding up of VII Cable, holders of VII Cable Preferred Stock will be entitled to be paid $100 per share, plus accumulated and unpaid dividends, out of VII Cable assets available for distribution.

Exchange
Privilege.........  Commencing after the fifth anniversary of the date of issuance, the VII Cable Preferred Stock will be exchangeable, in whole or in part, at the option of the holders of VII Cable Preferred Stock (unless earlier redeemed), into TCI Stock, at the Exchange Rate (as defined herein), subject to adjustment in certain events. The initial exchange rate (the "Exchange Rate") will be obtained by dividing (i) $80 by (ii) the weighted average of the sales prices for all trades of shares of TCI Stock as reported on Nasdaq on each of the twenty full consecutive trading days ending on the second business day prior to the Expiration Date, including any extension thereof. Pursuant to the Subscription Agreement, TCI is required to reserve sufficient shares of TCI Stock to effect such exchange of the VII Cable Preferred Stock. See "Description of the VII Cable Preferred Stock--Exchange Privilege."

                    VIACOM WILL ANNOUNCE THE INITIAL EXCHANGE RATE FOR THE EXCHANGE OF SHARES OF VII CABLE PREFERRED STOCK INTO SHARES OF TCI STOCK BY 5:00 P.M., NEW YORK CITY TIME, ON THE SECOND BUSINESS DAY

                    PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER. VIACOM INTERNATIONAL WILL MAKE SUCH ANNOUNCEMENT BY ISSUING A PRESS RELEASE TO THE DOW JONES NEWS SERVICE. AFTER THAT TIME, HOLDERS OF SHARES OF VIACOM COMMON STOCK WILL ALSO BE ABLE TO OBTAIN THE INITIAL EXCHANGE RATE FROM THE INFORMATION AGENT OR THE DEALER MANAGER FOR THE EXCHANGE OFFER AT THEIR RESPECTIVE TELEPHONE NUMBERS APPEARING ON THE BACK COVER OF THIS OFFERING CIRCULAR - PROSPECTUS.

Optional
Redemption........  The VII Cable Preferred Stock is not redeemable prior to 15 days after the fifth anniversary of the date of issuance. At any time and from time to time on or after that date, VII Cable may redeem any or all of the outstanding shares of VII Cable Preferred Stock, initially at a redemption price of $ per share and thereafter at prices declining ratably annually to $100 per share on and after the eighth anniversary of the date of issuance, plus accrued and unpaid dividends to the date of redemption. VII Cable may elect to make any optional redemption payment (i) in cash, (ii) by delivery of TCI Stock or (iii) by any combination of the foregoing forms of consideration elected by VII Cable. See "Description of the VII Cable Preferred Stock--Redemption-- Optional Redemption."

Mandatory
Redemption........  The VII Cable Preferred Stock is subject to mandatory redemption by VII Cable on the tenth anniversary of the date of issuance, at a redemption price of $100 per share, plus accrued and unpaid dividends to the date of redemption. VII Cable may elect to make any mandatory redemption payment (i) in cash, (ii) by delivery of TCI Stock or (iii) by any combination of the foregoing forms of consideration elected by VII Cable. See "Description of the VII Cable Preferred Stock--Redemption--Mandatory Redemption."

VII Cable May Make
Dividend and
Redemption Payments
with TCI Stock....  VII Cable may elect to make dividend payments and redemption payments (optional or mandatory) to holders of VII Cable Preferred Stock (i) in cash, (ii) by delivery of TCI Stock or (iii) by any combination of the foregoing forms of consideration elected by VII Cable. If VII Cable elects to make any such payment (or a designated portion thereof) through the delivery of shares of TCI Stock, each holder will receive a number of shares of TCI Stock determined by dividing the amount of such payment (or designated portion thereof) by the Cash Equivalent Amount. The "Cash Equivalent Amount" means an amount equal to 95% of the average of the closing sale prices for a share of TCI Stock on Nasdaq for the 10 consecutive trading days ending on the third business day prior to (i) in the case of dividends, the related record date and (ii) in the case of a redemption, the date of such redemption. The market price of the shares of TCI Stock may vary between the date of such determination and the subsequent delivery of such shares to a holder of VII Cable Preferred Stock.

                    In the case of a dividend or redemption payment that is
                    made through delivery of shares of TCI Stock, if the average closing price upon which the Cash Equivalent Amount is determined is more than 5.26% higher than the market value of such shares on the dividend payment date or the redemption date and the holder sells such shares of TCI Stock at such lower price, (x) in the case of such dividend, the holder's actual dividend yield for the dividend period in respect of which such dividend was paid would be lower than the stated dividend yield on the VII Cable Preferred Stock (for such period) and (y) in the case of such redemption, the actual sales proceeds received by such holder would be lower than the stated redemption price for
                    the VII Cable Preferred Stock.   In addition, in connection
                    with any such sale the holder is likely to incur commissions and other transaction costs.

Voting Rights.....  If at any time accrued dividends on the VII Cable
                    Preferred Stock are in arrears and unpaid in an amount equal to six or more quarterly dividend periods (whether or not consecutive), holders of the VII Cable Preferred Stock will have the right to elect two additional directors to VII Cable's Board of Directors, voting as a separate class with the holders of any Parity Stock (as defined herein) upon which like voting rights have been conferred and are vested, until such dividend arrearage is eliminated. The holders of VII Cable Preferred Stock will have no other voting rights, except that the affirmative vote of at least 66 2/3% of the VII Cable Preferred Stock (voting separately as a class) will be required, subject to certain exceptions, before (i) VII Cable may amend, alter or repeal any provision of VII Cable's Restated Certificate of Incorporation which would adversely affect the powers, preferences or rights of the holders of the VII Cable Preferred Stock, (ii) VII Cable or the VII Cable Board may authorize the creation or issue of any class or series of preferred stock of VII Cable that ranks senior to the VII Cable Preferred Stock as to dividend payments, payments on redemption or payments of amounts distributable upon the dissolution, liquidation or winding up of the Company ("Senior Stock") or (iii) VII Cable may effect a reclassification of the VII Cable Preferred Stock. See "Description of the VII Cable Preferred Stock--Voting Rights."

Ranking...........  The VII Cable Preferred Stock will rank senior to any class or series of common stock of VII Cable. Immediately following the consummation of the Transaction, the only class or series of preferred stock outstanding of VII Cable will be the VII Cable Preferred Stock, and all of the authorized shares of the VII Cable preferred stock will be issued in connection with the Exchange Offer.

Registration and
Listing of
TCI Stock.........  The TCI Stock is listed on Nasdaq under the symbol "TCOMA."
                    Shares of TCI Stock delivered upon the exchange of VII Cable Preferred Stock will be, and the delivery of such shares as dividend or redemption payments in respect of VII Cable Preferred Stock will be conditioned upon such shares being, eligible for trading on Nasdaq and exempt from (or registered under) the Securities Act and applicable state securities laws. Trading in such shares by affiliates of VII Cable and TCI will be subject to the restrictions of Rule 144.

               SUMMARY HISTORICAL COMBINED FINANCIAL INFORMATION

                                   VII CABLE

                                 (IN MILLIONS)

     The following table sets forth certain summary historical combined financial data of VII Cable and has been derived from and should be read in conjunction with the audited combined financial statements of VII Cable for the three years ended December 31, 1994, including the notes thereto, and the unaudited interim combined financial statements of VII Cable, including the notes thereto, appearing elsewhere in this Offering Circular - Prospectus (collectively, the "VII Cable Carve-Out Financial Statements"). Unaudited interim data for the nine-month period ended September 30, 1995 and 1994 reflect, in the opinion of management of VII Cable, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of such data. Results of operations for the nine months ended September 30, 1995 are not necessarily indicative of results which may be expected for any other interim or annual period. The VII Cable Carve-Out Financial Statements reflect the carve-out historical results of operations and financial position of the cable television distribution business of Viacom International during the periods presented and are not necessarily indicative of results of operations or financial position that would have occurred if VII Cable had been a separate stand-alone entity during the periods presented or of future results of operations or financial position of VII Cable.

                                                     NINE MONTHS ENDED
                                                       SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                                     -----------------    -------------------------------------------
                                                        1995      1994      1994     1993     1992     1991      1990
                                                        ----      ----      ----     ----     ----     ----      ----
RESULTS OF OPERATIONS DATA:
Revenues..........................................    $328.6    $303.6   $ 404.5   $414.8   $410.1   $378.0    $330.5
Earnings from operations..........................      59.8      42.7      57.4     83.8     97.5     82.2      55.9
Earnings (loss) before taxes......................      54.1      20.2      26.4    128.1     53.1     15.0     (10.0)
Net earnings (loss) before cumulative effect of
     change in accounting principle...............      27.8       6.7       9.1     83.9     25.8      (.2)    (15.3)
Net earnings (loss)...............................      27.8       6.7       9.1     97.4     25.8      (.2)    (15.3)

RATIO OF EARNINGS TO FIXED
 CHARGES/(A)/.....................................       2.3x      N/A       1.7x     4.6x     2.0x     1.2x      (b)

RATIO OF EARNINGS TO COMBINED
 FIXED CHARGES AND PREFERRED
 STOCK DIVIDENDS/(A)/.............................       2.3x      N/A       1.7x     4.6x     2.0x     1.2x      (b)

                                                            AT SEPTEMBER 30,                     AT DECEMBER 31,
                                                           ------------------     --------------------------------------------
                                                                 1995             1994      1993      1992      1991      1990
                                                                 ----             ----      ----      ----      ----      ----
BALANCE SHEET DATA:
Total assets......................................           $1,053.9         $1,040.4    $966.2    $964.7    $976.0    $992.7
Total debt........................................               57.0             57.0      57.0     106.0     106.1     106.1
Viacom equity investment..........................              842.7            823.9     765.5     753.9     767.7     788.1

-----------------------------

(a) For purposes of computing the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends, earnings represent income from operations before fixed charges and taxes, and fixed charges represent interest on indebtedness, amortization of debt discount and such portion of rental expense which is deemed to be representative of the interest factor.

(b) Earnings were inadequate to cover fixed charges. The additional amount of earnings required to cover fixed charges and combined fixed charges and preferred stock dividends for the year ended December 31, 1990 would have been $8.7 million.

                SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION

                                   VII CABLE

                                 (IN MILLIONS)

     The following summary unaudited pro forma combined financial data of VII Cable as of and for the nine months ended September 30, 1995 and as of and for the twelve months ended December 31, 1994 give effect to (i) the Loan, (ii) the Conveyance, (iii) the Recapitalization, (iv) the Exchange Offer, (v) the Distributions, (vi) the Conversion, (vii) the Stock Issuance (collectively, the "VII Cable Pro Forma Events") as if such events occurred at the beginning of the earliest period presented for results of operations data. The summary unaudited pro forma combined statement of operations data for the nine months ended September 30, 1995 and the year ended December 31, 1994 were based upon the statements of operations of VII Cable for the nine months ended September 30, 1995 and year ended December 31, 1994, respectively. The summary unaudited pro forma combined balance sheet data give effect to the VII Cable Pro Forma Events as if they had occurred on September 30, 1995. The summary unaudited pro forma combined financial data of VII Cable were derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements of VII Cable and the notes thereto appearing elsewhere in this Offering Circular -Prospectus. See "Unaudited Pro Forma Condensed Combined Financial Statements of VII Cable." The unaudited pro forma data are not necessarily indicative of the combined results of operations or financial position that would have occurred if the VII Cable Pro Forma Events occurred at the beginning of the earliest period presented nor are they necessarily indicative of future results of operations or financial position.

                                           NINE MONTHS ENDED
                                           SEPTEMBER 30, 1995           YEAR ENDED DECEMBER 31, 1994
                                       --------------------------       ----------------------------

                                       HISTORICAL  PRO FORMA/(A)/       HISTORICAL    PRO FORMA/(A)/
                                       ----------  --------------       ----------  ----------------
RESULTS OF OPERATIONS DATA:
Revenues.............................    $  328.6        $  326.7        $404.5       $407.6
Earnings from operations.............        59.8            33.6          57.4         28.6
Earnings (loss) before taxes.........        54.1           (39.6)         26.4        (70.7)
Net earnings (loss)..................        27.8           (41.0)          9.1        (65.5)
Net earnings (loss) attributable to           N/A           (57.9)          N/A        (88.0)
 common stock........................

Ratio of earnings to fixed charges...         2.3x           (b)           1.7x        (b)

Ratio of earnings to combined                                              1.7x        (c)
  fixed charges and preferred
   stock dividends...................         2.3x           (c)

                                          AT SEPTEMBER 30, 1995
                                       --------------------------

                                       HISTORICAL  PRO FORMA/(A)/
                                       ----------  --------------
BALANCE SHEET DATA:
Total assets.........................   $1,053.9       $2,311.1
Total debt...........................       57.0        1,350.0
Series A Preferred Stock.............         --          500.0
Class B Common Stock.................         --          350.0
Viacom equity investment.............      842.7             --

-------------------------------------
(a) Gives pro forma effect to the VII Cable Pro Forma Events as if such events had occurred at the beginning of the earliest period presented for results of operations data and on September 30, 1995 for balance sheet data.
(b) Earnings were inadequate to cover fixed charges. The additional amount of earnings required to cover fixed charges on a pro forma combined basis for the nine months ended September 30, 1995 and the year ended December 31, 1994 would have been $40.3 million and $67.9 million, respectively.
(c) Earnings were inadequate to cover fixed charges. The additional amount of earnings required to cover combined fixed charges and preferred stock dividends on a pro forma combined basis for the nine months ended September 30, 1995 and the year ended December 31, 1994 would have been $66.3 million and $102.5 million, respectively.

                           COMPARATIVE PER SHARE DATA


     The following table presents historical and equivalent per share data for Viacom giving effect to the consummation of the Exchange Offer assuming 10 million shares of Viacom Common Stock are exchanged at an assumed Exchange Ratio of 0.5 shares of VII Cable Class A Common Stock for each share of Viacom Common Stock (based on a per share price of $50). The table should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 1994 and the unaudited financial information as of and for the nine months ended September 30, 1995 of Viacom incorporated by reference in this Offering Circular - Prospectus.

                                           NINE MONTHS ENDED SEPTEMBER 30, 1995       YEAR ENDED DECEMBER 31, 1994
                                           ------------------------------------       ----------------------------
                                              HISTORICAL          EQUIVALENT           HISTORICAL       EQUIVALENT
                                              ----------          ----------           ----------       ----------
Per Share of Viacom Common Stock:
  Net income from continuing
    operations.....................             $  .44              $  .45               $  .25           $  .26
  Dividends........................                 --                  --                   --               --
  Book Value.......................             $32.67              $33.59               $32.87           $33.82

                    RATIO OF EARNINGS TO FIXED CHARGES AND
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following table sets forth (i) the ratio of earnings to fixed charges for Viacom for the nine-month periods ended September 30, 1995 and September 30, 1994 and each year in the five-year period ended December 31, 1994 and (ii) the ratio of earnings to combined fixed charges and preferred stock dividends for Viacom for the nine-month periods ended September 30, 1995 and September 30, 1994 and each applicable year in the five-year period ended December 31, 1994. For purposes of computing the following ratios, earnings represent income from operations before fixed charges and taxes, and fixed charges represent interest on indebtedness, amortization of debt discount and such portion of rental expense which is deemed to be representative of the interest factor. The ratios set forth below should be read in conjunction with the financial statements of Viacom incorporated in this Offering Circular-Prospectus.

                                               Nine Months Ended
                                                 September 30,                     Year Ended December 31,
                                              ----------------------------------------------------------------------
                                               1995        1994          1994     1993     1992      1991      1990
                                               ----        ----          ----     ----     ----      ----      ----
Ratio of Earnings to Fixed Charges             1.8x         1.6x          1.7x     2.8x     1.8x      1.0x      (a)

Ratio of Earnings to Combined Fixed Charges    1.6x         1.5x          1.1x     2.5x      (b)       (b)      (b)
and Preferred Stock Dividends

-----------

(a) Earnings of Viacom were insufficient to cover fixed charges for the year ended December 31, 1990. The additional amount of earnings required to cover fixed charges of Viacom for the year ended December 31, 1990 would have been $66.2 million.

(b) Viacom did not have any preferred stock outstanding from 1990 to October
1993.

                                THE TRANSACTION

GENERAL

     As of the date of this Offering Circular - Prospectus, Viacom International is a wholly owned subsidiary of Viacom through which Viacom conducts its Networks and Broadcasting, Entertainment, Theme Parks, Publishing and Cable Business operations. Viacom has determined to implement the steps summarized below in order to offer to holders of shares of Viacom Common Stock the opportunity to acquire direct ownership of the Cable Business. All such steps are being undertaken pursuant to the terms and conditions of the Parents Agreement, the Implementation Agreement, the Subscription Agreement and the Ancillary Agreements. For a description of each of those agreements, see "Arrangements Among Viacom, Viacom International, TCI and TCI Cable."

     Viacom is offering hereby to the holders of shares of Viacom Common Stock the opportunity to exchange all or a portion of their shares of Viacom Common Stock for shares of VII Cable Class A Common Stock. The total number of shares of VII Cable Class A Common Stock exchangeable in the Exchange Offer
(        shares) has been determined as the quotient obtained by dividing (x)
the excess of the Estimated Asset Value over the Loan Proceeds by (y) $100 (the par value of VII Cable Class A Common Stock). The Exchange Offer will be subject to a number of conditions, including the Minimum Condition.

     NAI, a closely held corporation that owns approximately 61% of the outstanding Viacom Class A Common Stock and approximately 25% of the outstanding Viacom Common Stock, will not participate in the Exchange Offer.

     Prior to expiration of the Exchange Offer, Viacom International will borrow the Loan Proceeds. For a description of the terms of the Loan, see "Description of Certain Indebtedness of VII Cable."

     On the date the Exchange Offer is consummated, Viacom International will convey to Viacom Services ownership of the assets relating to the Non-Cable Businesses, the Loan Proceeds and certain nonmaterial assets (including certain equity investments and marketable securities) which have historically been reported as part of Viacom's Cable Television segment and which from and after the First Distribution are deemed included in the definition of Non-Cable Businesses and Viacom Services will assume substantially all of Viacom International's liabilities (including its existing public debt, bank debt and the existing intercompany debt owed by Viacom International to Viacom), other than Viacom International's repayment and other obligations under the Loan and liabilities relating to the Cable Business other than certain nonmaterial specified liabilities. Next, Viacom International will distribute 100% of the stock of Viacom Services to Viacom, and Viacom International will be recapitalized, with all of the existing common stock being reclassified into new VII Cable Class A Common Stock. Upon consummation of the Exchange Offer, 100% of the outstanding shares of VII Cable Class A Common Stock will be exchanged at the Final Exchange Ratio for the shares of Viacom Common Stock properly tendered and not withdrawn or deemed withdrawn in the Exchange Offer at exchange ratios at or below the Final Exchange Ratio. VII Cable will thereupon cease to be a subsidiary of Viacom.

     Immediately following the consummation of the Exchange Offer, VII Cable has agreed to issue and TCI Cable has agreed to acquire 100 shares of VII Cable Class B Common Stock in consideration of the payment of the Subscription Payment. Under the anticipated terms and conditions of the Loan, VII Cable will be obligated to use such capital contribution to reduce VII Cable's obligations under the Loan. Furthermore, as a result of such issuance, each share of VII Cable Class A Common Stock distributed to Viacom stockholders pursuant to the Exchange Offer will automatically convert into one share of VII Cable Preferred Stock. See "Description of VII Cable Capital Stock--VII Cable Preferred Stock." Upon the consummation of the Stock Issuance, VII Cable will be renamed "TCI Pacific Communications, Inc."

     If insufficient tenders are made by Viacom stockholders in the Exchange Offer to permit the Minimum Condition to be satisfied, Viacom has the right to extend the Exchange Offer not less than 10 nor more than 15 business days. During such extension, TCI and Viacom have agreed to negotiate in good faith to determine mutually acceptable changes to the terms and conditions for the VII Cable Preferred Stock (including without limitation the Exchange Rate and the dividend yield on the VII Cable Preferred Stock) and the Exchange Offer (including without limitation the duration of any extension and the maximum Exchange Ratio) that each believes in good faith will cause the Minimum Condition to be fulfilled and that would cause the VII Cable Preferred Stock to trade at a price equal to its $100 par value per share immediately following the consummation of the Exchange Offer and the Stock Issuance. In the event the Minimum Condition is not thereafter met, TCI and Viacom will each have the right to terminate the Transaction.

     Upon the closing of the Transaction, assuming the partial repayment of the Loan with the proceeds of the Subscription Payment, VII Cable will have an aggregate capitalization consisting of (i) approximately $1.35 billion of borrowings under the Loan, (ii) VII Cable Preferred Stock with an estimated aggregate par value of approximately $500 million and (iii) $350 million of paid-in capital for the VII Cable Class B Common Stock (representing the Subscription Payment), and will have no shares of VII Cable Class A Common Stock outstanding (such shares having been converted into the VII Cable Preferred Stock). See "Unaudited Pro Forma Condensed Combined Financial Statements of VII Cable."

PURPOSE AND EFFECTS OF THE TRANSACTION

     The Transaction will reduce Viacom's overall level of indebtedness, which Viacom expects will enhance Viacom's prospects for an increase in the rating of its long-term senior unsecured debt to investment grade, thereby lowering Viacom's financing costs and enhancing the terms on which Viacom can access the capital markets. The Transaction will enable Viacom to utilize its investment capital to invest in the growth of its core, content-driven entertainment and publishing businesses rather than in the further development of its cable television business. The Transaction will eliminate perceived conflicts and permit Viacom to further its position on regulatory matters consistent with Viacom's focus on its programming businesses. Upon the consummation of the Transaction, certain rules under current federal telecommunications law which impose restrictions on cable programmers affiliated with cable system operators would no longer apply to Viacom. Viacom believes that all of the foregoing will result in improved deployment of its assets that will enhance value for its stockholders. This enhanced value has been evidenced by the decline in the number of shares of Viacom Class B Common Stock that were issued in satisfaction of Viacom's Variable Common Rights in September 1995.

     The Exchange Offer will also provide Viacom stockholders with an opportunity to adjust, on a tax-free basis, their investment between the Cable Business and Viacom's Non-Cable Businesses. See "Certain Federal Income Tax Consequences." To the extent that a holder exchanges its Viacom Common Stock pursuant to the Exchange Offer, such holder will no longer participate in any increase in the value of such Viacom Common Stock.

     Holders of shares of Viacom Common Stock will be affected by the Transaction regardless of whether such holders tender their shares of Viacom Common Stock for exchange pursuant to the Exchange Offer. Holders of shares of Viacom Common Stock who tender all of their shares for exchange pursuant to the Exchange Offer will, if all such shares are accepted for exchange, no longer have an ownership interest in Viacom. Holders of shares of Viacom Common Stock who tender all of their shares for exchange and who become subject to proration because more shares of Viacom Common Stock are tendered for exchange than are necessary to satisfy the Minimum Condition will have a diminished ownership interest in Viacom. Holders of shares of Viacom Common Stock who do not tender any of their shares for exchange pursuant to the Exchange Offer will not receive shares of VII Cable Class A Common Stock as a result of the Exchange Offer and will continue to have an ownership interest in Viacom, which ownership interest will have increased on a percentage basis as a result of the Exchange Offer, but will no longer hold an interest in the Cable Business.

     NONE OF VIACOM, VIACOM INTERNATIONAL, THE BOARD OF DIRECTORS OF VIACOM NOR THE BOARD OF DIRECTORS OF VIACOM INTERNATIONAL MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER OF VIACOM WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES OF VIACOM COMMON STOCK PURSUANT TO THE EXCHANGE OFFER. EACH

STOCKHOLDER MUST MAKE ITS OWN DECISION WHETHER TO TENDER SHARES OF VIACOM COMMON STOCK PURSUANT TO THE EXCHANGE OFFER AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT EXCHANGE RATIO TO TENDER SUCH SHARES, AFTER READING THIS OFFERING CIRCULAR - PROSPECTUS AND CONSULTING WITH ITS ADVISORS BASED ON ITS OWN FINANCIAL POSITION AND REQUIREMENTS.

NO APPRAISAL RIGHTS

     No appraisal rights are available to Viacom stockholders in connection with the Transaction.

REGULATORY APPROVALS

     No filings under the HSR Act are required in connection with the Exchange Offer generally. Viacom and TCI have to date made filings under the HSR Act with respect to the Stock Issuance. The waiting period with respect to each of these filings terminated in September 1995. To the extent that certain stockholders of Viacom decide to participate in the Exchange Offer and thereby acquire a number of shares of VII Cable Class A Common Stock that exceeds any threshold stated in the regulations under the HSR Act, and if an exemption under those regulations does not apply, such stockholders and Viacom would be required to make filings under the HSR Act, and the waiting period under the HSR Act would have to expire or be terminated before any exchanges of shares with those particular stockholders could be effected.

     Approvals must be obtained from certain local franchise authorities having rights of approval over changes of control with respect to the change of control of the VII Cable subsidiaries operating cable systems in such authorities' jurisdictions. In addition, the FCC must approve the change of control of the
(i) entities licensed to operate the wireless communications systems used in VII Cable's business and (ii) entities licensed to operate the wireless communications systems used in the Non-Cable Businesses. See "Arrangements Among Viacom, Viacom International, TCI and TCI Cable--Terms of the Implementation Agreement--Consents and Approvals."

     Viacom and Viacom International do not believe that any other material federal or state regulatory approvals will be necessary to consummate the Transaction.

ANTICIPATED ACCOUNTING TREATMENT

     Following completion of the Conveyance, the First Distribution, the Recapitalization and the Second Distribution, the assets and liabilities and results of operations of VII Cable will cease to be consolidated with the assets and liabilities and results of operations of Viacom. It is expected that the transactions contemplated by the Subscription Agreement will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the cost to acquire VII Cable will be allocated, by TCI, to the assets and liabilities acquired based on their fair values, with any excess being treated as intangible assets.

                              THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in the Exchange Offer, Viacom is offering hereby to exchange all of the outstanding shares of VII Cable Class A Common Stock for shares of Viacom Common Stock that are validly tendered by the Expiration Time on the Expiration Date and not deemed withdrawn, as set forth below under "--Withdrawal Rights," at an Exchange Ratio
(determined in the manner set forth below) not greater than         nor less
than         of a share of VII Cable Class A Common Stock for each share of
Viacom Common Stock tendered. The term "Expiration Time" shall mean 12:00 Midnight, New York City time, and the term "Expiration Date" shall mean
           , 1996, unless the period of time during which the Exchange Offer is open shall have been extended in accordance with applicable law and the Parents Agreement, in which event the terms "Expiration Time" and "Expiration Date" shall mean the latest time and date at which the Exchange Offer, as so extended, shall expire. See "--Extension of Tender Period; Termination; Amendment." If the Exchange Offer is oversubscribed, shares of Viacom Common Stock tendered at or below the Final Exchange Ratio will be subject to proration. The proration period will also expire at the Expiration Time on the Expiration Date.

     The Exchange Offer will be conducted as a "dutch auction" in which holders of Viacom Common Stock will be able to specify a fraction, not greater than
nor less than          , of a share of VII Cable Class A Common Stock that such
holders are willing to receive in exchange for a share of Viacom Common Stock. The minimum and maximum Exchange Ratios of VII Cable Class A Common Stock for each share of Viacom Common Stock exchanged were established by Viacom, pursuant to its obligations under the Parents Agreement. The maximum Exchange Ratio was set at a level equal to 112.5% of the weighted averages for all trades of shares of Viacom Class B Common Stock, as reported by the ADP Financial Information Services reporting service, during the twenty trading day period ended the date prior to the commencement of the Exchange Offer, divided by $100.00, and the minimum Exchange Ratio was set at a level equal to the maximum Exchange Ratio divided by 1.125. Viacom will, upon the terms and subject to the conditions of the Exchange Offer, determine the Final Exchange Ratio, taking into account the number of shares of Viacom Common Stock tendered and the fraction of a share of VII Cable Class A Common Stock specified by tendering stockholders. Viacom will select as the Final Exchange Ratio the lowest Exchange Ratio that will allow it to exchange all of the outstanding shares of VII Cable Class A Common Stock.

     The Exchange Offer is conditioned upon there being validly tendered and not properly withdrawn prior to the Expiration Time on the Expiration Date a number of shares of Viacom Common Stock which, when multiplied by the Final Exchange Ratio, equals all of the outstanding shares of VII Cable Class A Common Stock. The Exchange Offer is also subject to certain other conditions. See "--Certain Conditions of the Exchange Offer." Upon the terms and subject to the conditions of the Exchange Offer, if more shares of Viacom Common Stock are validly tendered for exchange at or below the Final Exchange Ratio than are necessary to satisfy the Minimum Condition and are not properly withdrawn prior to the Expiration Date, Viacom will exchange shares of VII Cable Class A Common Stock for shares of Viacom Common Stock on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares of Viacom Common Stock). Shares of Viacom Common Stock not exchanged for shares of VII Cable Class A Common Stock because of proration will be returned.

     The Exchange Offer, proration period and withdrawal rights will expire at
12:00 Midnight, New York City time, on         , 1996, unless the Exchange Offer
is extended.

     Viacom does not expect that it would be able to announce the final proration factor or to commence delivery of any shares of VII Cable Class A Common Stock exchanged pursuant to the Exchange Offer until approximately seven AMEX trading days after the Expiration Date. This delay results from the difficulty in determining the number of shares of Viacom Common Stock validly tendered for exchange (including shares of Viacom Common Stock tendered for exchange pursuant to the guaranteed delivery procedure described in "-- Guaranteed Delivery Procedure" below) and not properly withdrawn prior to the Expiration Date.

Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of shares of Viacom Common Stock may obtain such preliminary information from the Information Agent and may also be able to obtain such information from their brokers.

     No fractional shares of VII Cable Class A Common Stock or VII Cable Preferred Stock, as the case may be, will be distributed. The Exchange Agent, acting as agent for Viacom stockholders otherwise entitled to receive fractional shares, will aggregate all fractional shares and sell them for the accounts of such stockholders. Such proceeds as may be realized by the Exchange Agent upon the sale of such fractional shares will be distributed, net of commissions, to such stockholders on a pro rata basis. Any such cash payments will be made through the Exchange Agent if the related shares of Viacom Common Stock are tendered to the Exchange Agent or, if such shares of Viacom Common Stock are tendered through a Book-Entry Transfer Facility (as defined herein), through such Book-Entry Transfer Facility. NONE OF THE EXCHANGE AGENT, VIACOM, VIACOM INTERNATIONAL OR VII CABLE WILL GUARANTEE ANY MINIMUM PROCEEDS FROM THE SALE OF SHARES OF VII CABLE CLASS A COMMON STOCK OR, FOLLOWING THE CONVERSION, VII CABLE PREFERRED STOCK, AND NO INTEREST WILL BE PAID ON ANY SUCH PROCEEDS.

     The Exchange Offer is subject to certain conditions set forth in "--Certain Conditions of the Exchange Offer" below, including the Minimum Condition. If any such conditions are not satisfied, Viacom may, subject to certain provisions of the Parents Agreement, (w) terminate the Exchange Offer and as promptly as practicable return all tendered shares of Viacom Common Stock to tendering stockholders, (x) extend the Exchange Offer and, subject to the withdrawal rights described in "--Withdrawal Rights" below, retain all such shares of Viacom Common Stock until the expiration of the Exchange Offer as so extended,
(y) waive any such condition and, subject to any requirement to extend the period of time during which the Exchange Offer is open, exchange all shares of Viacom Common Stock validly tendered for exchange by the Expiration Date and not properly withdrawn or (z) delay acceptance for exchange of any shares of Viacom Common Stock until satisfaction or waiver of all such conditions to the Exchange Offer. Viacom's right to delay acceptance for exchange of, or exchange for, shares of Viacom Common Stock tendered for exchange pursuant to the Exchange Offer is subject to the provisions of applicable law, including, to the extent applicable, Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Viacom pay the consideration offered or return the shares of Viacom Common Stock deposited by or on behalf of Viacom stockholders promptly after the termination or withdrawal of the Exchange Offer. For a description of Viacom's right to extend the period of time during which the Exchange Offer is open and to amend, delay or terminate the Exchange Offer and of the provisions of the Parents Agreement applicable thereto, see "--Extension of Tender Period; Termination; Amendment" below.

     This Offering Circular - Prospectus and the Letter of Transmittal are being sent to persons who were holders of record of Viacom Common Stock at the close of business on ["record date" for Exchange Offer], 1996 (the "Record Date"). As
of the Record Date, there were         shares of Viacom Class A Common Stock and
           shares of Viacom Class B Common Stock outstanding. This Offering Circular -Prospectus and related Letter of Transmittal also will be furnished to brokers, banks and similar persons whose names or the names of whose nominees appear on the Viacom stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares of Viacom Common Stock.

EXCHANGE OF SHARES OF VIACOM COMMON STOCK

     Upon the terms (including, without limitation, the proration provisions of the Exchange Offer) and subject to the satisfaction or waiver of the conditions of the Exchange Offer, Viacom will accept for exchange, and shares of VII Cable Class A Common Stock will be exchanged for, shares of Viacom Common Stock that have been validly tendered and not properly withdrawn by the Expiration Time on the Expiration Date. In addition, Viacom reserves the right, in its sole discretion (subject to Rule 13e-4(f)(5) under the Exchange Act), to delay the acceptance for exchange or delay exchange of any shares of Viacom Common Stock in order to comply in whole or in part with any applicable law. For a description of Viacom's right to terminate the Exchange Offer and not accept for exchange or exchange any shares of Viacom Common Stock or to delay acceptance for exchange or exchange any shares of Viacom Common Stock, see "-- Extension of Tender Period; Termination; Amendment" below.

     Assuming consummation of the Stock Issuance, each share of VII Cable Class A Common Stock issued in connection with the Exchange Offer will automatically convert into a share of VII Cable Preferred Stock, and shares of VII Cable Preferred Stock and cash in lieu of fractional shares will be delivered as soon as possible after acceptance of Viacom Common Stock for exchange. Accordingly, holders of shares of Viacom Common Stock electing to tender such shares in the Exchange Offer should not expect to take physical delivery of shares of VII Cable Class A Common Stock which they receive in exchange after the consummation of the Stock Issuance.

     For purposes of the Exchange Offer, Viacom shall be deemed, subject to the proration provisions of the Exchange Offer, to have accepted for exchange and exchanged shares of Viacom Common Stock validly tendered for exchange when, as and if Viacom gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such shares of Viacom Common Stock for exchange. Exchange of shares of Viacom Common Stock accepted for exchange pursuant to the Exchange Offer will be made on the first business day following announcement by Viacom of the final proration factor (which first business day in no event shall be more than ten business days after the Expiration Date and which first business day shall be hereinafter referred to as the "Exchange Time") by deposit of tendered shares of Viacom Common Stock with the Exchange Agent, which will act as agent for the tendering stockholders for the purpose of receiving shares of VII Cable Class A Common Stock and VII Cable Preferred Stock and transmitting such shares to tendering stockholders. (The date on which the Exchange Time occurs is hereinafter referred to as the "Exchange Date.") In all cases, tendered shares of Viacom Common Stock accepted for exchange pursuant to the Exchange Offer will be exchanged only after timely receipt by the Exchange Agent of (i) certificates for such shares of Viacom Common Stock (or of a confirmation of a book-entry transfer of such shares of Viacom Common Stock into the Exchange Agent's account at one of the Book-Entry Transfer Facilities), and (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an Agent's Message (as defined herein) in connection with a book-entry transfer of shares, together with any other documents required by the Letter of Transmittal. For a description of the procedures for tendering shares of Viacom Common Stock pursuant to the Exchange Offer, see "--Procedures for Tendering Shares of Viacom Common Stock" below. Under no circumstances will interest be paid by Viacom pursuant to the Exchange Offer, regardless of any delay in making such exchange.

     The exchange of shares of VII Cable Class A Common Stock for shares of Viacom Common Stock may be delayed in the event of difficulty in determining the number of shares of Viacom Common Stock validly tendered or if proration is required. See "--Terms of the Exchange Offer" above. In addition, if certain events occur, Viacom may not be obligated to exchange shares of VII Cable Class A Common Stock for shares of Viacom Common Stock pursuant to the Exchange Offer. See "--Certain Conditions of the Exchange Offer" below. As provided in Rules 13e-4(f)(4) and (8)(ii) under the Exchange Act, Viacom will exchange the same number of shares of VII Cable Class A Common Stock for each share of Viacom Common Stock accepted for exchange pursuant to the Exchange Offer.

     If any tendered shares of Viacom Common Stock are not exchanged pursuant to the Exchange Offer for any reason, or if certificates are submitted for more shares of Viacom Common Stock than are (i) tendered for exchange or (ii) accepted for exchange due to the proration provisions, certificates for such unexchanged or untendered shares of Viacom Common Stock will be returned (or, in the case of shares of Viacom Common Stock tendered by book-entry transfer, such shares of Viacom Common Stock will be credited to an account maintained at one of the Book-Entry Transfer Facilities (as defined herein)), without expense to the tendering stockholder, as promptly as practicable following the expiration or termination of the Exchange Offer.

     Viacom will pay all stock transfer taxes, if any, payable on the transfer to it of shares of Viacom Common Stock and the transfer to tendering stockholders of shares of VII Cable Class A Common Stock or VII Cable Preferred Stock, as the case may be, pursuant to the Exchange Offer. If, however, the exchange of shares is to be made to, or (in the circumstances permitted by the Exchange Offer) if shares of Viacom

Common Stock that are not tendered or not accepted for exchange are to be registered in the name of or delivered to any person other than the registered owner, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered owner or such other person), payable on account of the transfer to such person must be paid by the tendering stockholder unless evidence satisfactory to Viacom of the payment of such taxes or exemption therefrom is submitted.

PROCEDURES FOR TENDERING SHARES OF VIACOM COMMON STOCK

     To tender shares of Viacom Common Stock pursuant to the Exchange Offer, either (i) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message (as defined herein) in the case of a book-entry transfer of shares, and any other documents required by the Letter of Transmittal must be received by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular - Prospectus prior to the Expiration Time on the Expiration Date, and either (a) certificates for the shares of Viacom Common Stock to be tendered must be transmitted to and received by the Exchange Agent at one of such addresses prior to such time or (b) such shares of Viacom Common Stock must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Exchange Agent), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.

     As specified in Instruction 3 of the Letter of Transmittal, each stockholder desiring to tender shares of Viacom Common Stock pursuant to the Exchange Offer must properly indicate in the section captioned "Exchange Ratio At Which Shares Are Being Tendered" of the Letter of Transmittal the Exchange Ratio (in multiples of 0.01) at which such stockholder's shares of Viacom Common Stock are being tendered. STOCKHOLDERS DESIRING TO TENDER SHARES AT MORE THAN ONE EXCHANGE RATIO MUST COMPLETE SEPARATE LETTERS OF TRANSMITTAL FOR EACH EXCHANGE RATIO AT WHICH SUCH STOCKHOLDER IS TENDERING SHARES, EXCEPT THAT THE SAME SHARES CANNOT BE TENDERED (UNLESS PROPERLY WITHDRAWN PREVIOUSLY IN ACCORDANCE WITH THE TERMS OF THE OFFER) AT MORE THAN ONE EXCHANGE RATIO. IN ORDER TO TENDER SHARES PROPERLY, ONE AND ONLY ONE EXCHANGE RATIO MUST BE INDICATED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

     LETTERS OF TRANSMITTAL AND CERTIFICATES FOR SHARES OF VIACOM COMMON STOCK SHOULD NOT BE SENT TO VIACOM, VIACOM INTERNATIONAL OR THE INFORMATION AGENT. DELIVERY OF ANY OF THE AFOREMENTIONED REQUIRED DOCUMENTS TO ANY ADDRESS OTHER THAN AS SET FORTH HEREIN WILL NOT CONSTITUTE VALID DELIVERY THEREOF.

     It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person to tender shares of Viacom Common Stock for such person's own account unless the person so tendering (i) owns such shares of Viacom Common Stock or
(ii) owns other securities convertible into or exchangeable for such shares of Viacom Common Stock or owns an option, warrant or right to purchase such shares of Viacom Common Stock and intends to acquire shares of Viacom Common Stock for tender by conversion or exchange of such securities or by exercise of such option, warrant or right. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     A tender of shares of Viacom Common Stock made pursuant to any method of delivery set forth herein will constitute a binding agreement between the tendering stockholder and Viacom upon the terms and subject to the conditions of the Exchange Offer, including the tendering stockholder's representation that
(i) such stockholder owns the shares of Viacom Common Stock being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such shares of Viacom Common Stock complies with Rule 14e-4.

     The Exchange Agent will establish accounts with respect to shares of Viacom Common Stock at The Depository Trust Company ("DTC"), the Midwest Securities Trust Company ("MSTC") and the Philadelphia Depository Trust Company ("PHILADEP," and together with DTC and MSTC, the "Book-Entry Transfer Facilities" and each alone, a "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of this Offering Circular - Prospectus, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of shares of Viacom Common Stock by causing such Book-Entry Transfer Facility to transfer such shares of Viacom Common Stock into the Exchange Agent's account in accordance with the procedures of such Book-Entry Transfer Facility. Although delivery of shares of Viacom Common Stock may be effected through book-entry transfer to the Exchange Agent's account at DTC, MSTC or PHILADEP, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents, or an Agent's Message (as defined herein) must, in any case, be transmitted to and received or confirmed by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular - Prospectus on or prior to 12:00 Midnight on the Expiration Date, or the guaranteed delivery procedure described below must be complied with. "Agent's Message" means a message transmitted through electronic means by a Book-Entry Transfer Facility to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the shares that such participant has received and agrees to be bound by the Letter of Transmittal. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT AS REQUIRED HEREBY.

     Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution (as defined herein) unless the shares of Viacom Common Stock tendered pursuant to the Letter of Transmittal are tendered (i) by the registered holder of the shares of Viacom Common Stock tendered therewith and such holder has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. An "Eligible Institution" means a participant in the Security Transfer Agents Medallion Program or the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program. A verification by a notary public alone is not acceptable. If a certificate representing shares of Viacom Common Stock is registered in the name of a person other than the signer of a Letter of Transmittal, or if delivery of shares of VII Cable Class A Common Stock is to be made or shares of Viacom Common Stock not tendered or not accepted for exchange are to be returned to a person other than the registered owner, the certificate must be endorsed or accompanied by an appropriate stock power, and the signature on such certificate or stock power must appear exactly as the name of the registered owner appears on the certificate with the signature on the certificate or stock power guaranteed by an Eligible Institution.

     If the Letter of Transmittal or Notice of Guaranteed Delivery or any certificates or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by Viacom, proper evidence satisfactory to Viacom of their authority so to act must be submitted.

     If any certificate representing shares of Viacom Common Stock has been mutilated, destroyed, lost or stolen, the stockholder must (i) furnish to the Exchange Agent evidence, satisfactory to it in its discretion, of the ownership of and the destruction, loss or theft of such certificate, (ii) furnish to the Exchange Agent indemnity, satisfactory to it in its discretion and (iii) comply with such other reasonable regulations as the Exchange Agent may prescribe.

     Shares held by Savings Plans. Participants or, as applicable, beneficiaries ("VIP participants") under the Viacom Investment Plan (the "VIP") may direct the Trustee of the VIP to tender shares of Viacom Common Stock credited to their matching accounts or to their investment accounts in the Viacom Common Stock fund (the "Viacom Stock Fund Account"). The Trustee will make available to such VIP participants all documents furnished to stockholders generally in connection with the Exchange Offer. Each such VIP participant will also receive a form upon which the VIP participant may instruct the Trustee regarding the Exchange Offer. Each

VIP participant may direct that all, some or none of the shares credited to the VIP participant's Viacom Stock Fund Account and/or matching account be tendered and shall specify the Exchange Ratio at which such shares are to be tendered. VIP PARTICIPANTS MAY NOT USE THE LETTER OF TRANSMITTAL BUT MUST USE THE SEPARATE FORM SENT TO THEM.

     Under the Employee Retirement Income Security Act of 1974, as amended, Viacom will be prohibited from accepting for exchange any shares from the VIP if the Final Exchange Ratio multiplied by 100 is an amount less than the prevailing market price of the shares on the date the shares are accepted for exchange pursuant to the Exchange Offer.

GUARANTEED DELIVERY PROCEDURE

     If a stockholder desires to tender shares of Viacom Common Stock pursuant to the Exchange Offer and cannot deliver such shares of Viacom Common Stock and all other required documents to the Exchange Agent prior to the Expiration Time on the Expiration Date, such shares of Viacom Common Stock may nevertheless be tendered if all of the following conditions are met:

          (i)  such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by Viacom setting forth the name and address of the holder and the number of shares of Viacom Common Stock tendered, stating that the tender is being made thereby and guaranteeing that, within three AMEX trading days after the date of the Notice of Guaranteed Delivery, the certificate(s) representing the shares of Viacom Common Stock accompanied by all other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, is received by the Exchange Agent (as provided below) by the Expiration Date; and

          (iii) the certificate(s) for such shares of Viacom Common Stock (or a confirmation of a book-entry transfer of such shares of Viacom Common Stock into the Exchange Agent's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three AMEX trading days after the date of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand, telegram, facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     THE METHOD OF DELIVERY OF SHARES OF VIACOM COMMON STOCK AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF CERTIFICATES REPRESENTING SHARES OF VIACOM COMMON STOCK ARE SENT BY MAIL, IT IS RECOMMENDED THAT TENDERING STOCKHOLDERS USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND ALLOW SUFFICIENT TIME TO ENSURE TIMELY RECEIPT.

     All questions as to the form of documents (including notices of withdrawal) and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Viacom Common Stock will be determined by Viacom in its sole discretion, which determination will be final and binding on all tendering stockholders. Viacom reserves the absolute right to reject any or all tenders of shares of Viacom Common Stock determined by it not to be in proper form or the acceptance for exchange of shares of Viacom Common Stock which may, in the opinion of Viacom counsel, be unlawful. Viacom also reserves the absolute right to waive any defect or irregularity in any tender of shares of Viacom Common Stock. None of Viacom, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or notices of withdrawal or incur any liability for failure to give any such notification.

                                     * * *

     The Exchange Offer, proration period and withdrawal rights will expire at
12:00 Midnight, New York City time, on       , 1996, unless the Exchange Offer
is extended.

WITHDRAWAL RIGHTS

     Except as otherwise provided herein, any tender of shares of Viacom Common Stock made pursuant to the Exchange Offer is irrevocable. Tenders of shares of Viacom Common Stock may be withdrawn at any time on or prior to the Expiration Time on the Expiration Date and, unless theretofore accepted for exchange as provided in this Offering Circular - Prospectus, may also be withdrawn after the expiration of 40 business days from the commencement of the Exchange Offer. If Viacom (i) extends the period of time during which the Exchange Offer is open,
(ii) is delayed in its acceptance of shares of Viacom Common Stock for exchange or (iii) is unable to accept shares of Viacom Common Stock for exchange pursuant to the Exchange Offer for any reason, then, without prejudice to Viacom's rights under the Exchange Offer, the Exchange Agent may, on behalf of Viacom, retain all shares of Viacom Common Stock tendered, and such shares of Viacom Common Stock may not be withdrawn except as otherwise provided herein, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the person making an issuer exchange offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the offer.

     To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of this Offering Circular Prospectus and must specify the name of the person who tendered the shares of Viacom Common Stock to be withdrawn and the number of shares of Viacom Common Stock to be withdrawn precisely as they appear in the Letter of Transmittal. If the shares of Viacom Common Stock to be withdrawn have been delivered to the Exchange Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution must be submitted prior to the release of such shares of Viacom Common Stock (except that such signature guarantee requirement is not applicable in the case of shares of Viacom Common Stock tendered by an Eligible Institution). In addition, such notice must specify, in the case of shares of Viacom Common Stock tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares of Viacom Common Stock to be withdrawn or, in the case of shares of Viacom Common Stock tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility from which the shares were transferred. Withdrawals may not be rescinded, and shares of Viacom Common Stock withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. However, withdrawn shares of Viacom Common Stock may be retendered by again following one of the procedures described above in "--Procedures for Tendering Shares of Viacom Common Stock" at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Viacom, in its sole discretion, which determination shall be final and binding. None of Viacom, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     Subject to the immediately following sentence, Viacom expressly reserves the right, at any time or from time to time, in its sole discretion and regardless of whether any of the conditions specified in "--Certain Conditions of the Exchange Offer" below shall have been satisfied, (i) to extend the period of time during which the Exchange Offer is open by giving oral or written notice of such extension to the Exchange Agent and by making a public announcement of such extension or (ii) to amend the Exchange Offer in any respect by making a public announcement of such amendment. If insufficient tenders are made by Viacom stockholders in the Exchange Offer to permit the Minimum Condition to be satisfied, Viacom has the right to extend the Exchange Offer for not less than 10 nor more than 15 business days. During such extension, TCI and Viacom have agreed to negotiate in good faith to determine mutually acceptable changes to terms and conditions for the VII Cable Preferred Stock (including without limitation the Exchange Rate and the dividend yield on the VII Cable Preferred Stock) and the Exchange Offer (including without limitation the duration of any extension and the maximum Exchange Ratio) that each believes in good faith will cause the Minimum Condition to be fulfilled and that would cause the VII Cable Preferred Stock to trade at a price equal to its $100 par value per share immediately following the consummation of the Exchange Offer and the Stock Issuance. There can be no assurance that Viacom will exercise its right to extend or amend the Exchange Offer.

     Subject to the foregoing paragraph, if Viacom materially changes the terms of the Exchange Offer or the information concerning the Exchange Offer, Viacom will extend the Exchange Offer to the extent required by the Exchange Act. Certain rules promulgated under the Exchange Act provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, change in the dealer's soliciting fee or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. The Commission has stated that, as a general rule, it is of the view that an offer should remain open for a minimum of five business days from the date that notice of such material change is first published, sent or given, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow adequate dissemination and investor response. Subject to the foregoing paragraph, if (i) Viacom increases or decreases (x) the number of shares of VII Cable Class A Common Stock offered in exchange for shares of Viacom Common Stock pursuant to the Exchange Offer,
(y) the number of shares of Viacom Common Stock eligible for exchange or (z) the Minimum Condition, and (ii) the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given, the Exchange Offer will be extended until the expiration of such period of ten business days. The term "business day" shall mean any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     Viacom also reserves the right, in its sole discretion, in the event any of the conditions specified in "--Certain Conditions of the Exchange Offer" below shall not have been satisfied and so long as shares of Viacom Common Stock have not theretofore been accepted for exchange, to delay (except as otherwise required by applicable law) acceptance for exchange of or exchange for any shares of Viacom Common Stock or to terminate the Exchange Offer and not accept for exchange of or exchange for any shares of Viacom Common Stock.

     If Viacom (i) extends the period of time during which the Exchange Offer is open, (ii) is delayed in accepting for exchange of or exchange for any shares of Viacom Common Stock or (iii) is unable to accept for exchange of or exchange for any shares of Viacom Common Stock pursuant to the Exchange Offer for any reason, then, without prejudice to Viacom rights under the Exchange Offer, the Exchange Agent may, on behalf of Viacom, retain all shares of Viacom Common Stock tendered and such shares of Viacom Common Stock may not be withdrawn except as otherwise provided in "--Withdrawal Rights" above. The reservation by Viacom of the right to delay acceptance for exchange of or exchange for any shares of Viacom Common Stock is subject to applicable law, which requires that Viacom pay the consideration offered or return the shares of Viacom Common Stock deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Exchange Offer.

     Any extension, termination or amendment of the Exchange Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which Viacom may choose to make any public announcement, Viacom will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Exchange Offer, Commission regulations require a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

CONDITIONS TO CONSUMMATION OF THE EXCHANGE OFFER

     The conditions to the obligations of Viacom to commence the Exchange Offer
were satisfied or waived on           , 199  .  See "Arrangements Among Viacom,
Viacom International, TCI and TCI Cable--Terms of the Parents Agreement-- Conditions Precedent." In addition, there are conditions to Viacom's obligations to consummate the Exchange Offer. Notwithstanding any other provisions of the Exchange Offer and without prejudice to Viacom's other rights under the Exchange Offer, Viacom shall not be required to accept for exchange of or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act relating to Viacom's obligation to exchange or return tendered shares of Viacom Common Stock promptly after termination or withdrawal of the Exchange Offer, exchange for any shares of Viacom Common Stock, and may terminate the Exchange Offer as provided in "--Extension of Tender Period; Termination; Amendment" above, if prior to the acceptance for exchange of any shares of Viacom Common Stock, any of the following conditions exist:

          (a) the Minimum Condition to the Exchange Offer shall not have been satisfied;

          (b) all conditions of Viacom International, TCI and TCI Cable to consummate the closing under the Subscription Agreement shall not have been satisfied or waived (other than the acceptance for exchange of shares by Viacom in this Exchange Offer);

          (c) Viacom International shall not have received loans in an aggregate principal amount at least equal to $1.7 billion (the "Aggregate Loan Amount"), to the satisfaction of Viacom International, or the Aggregate Loan Amount shall not be available for transfer as a contribution to Viacom Services without condition prior to the Exchange Time as contemplated in the Implementation Agreement;

          (d) (i) any action, proceeding or litigation seeking to enjoin, make illegal or materially delay consummation of the Exchange Offer or otherwise relating in any manner to the Exchange Offer shall have been instituted before any court or other regulatory or administrative authority; or (ii) any order, stay, judgment or decree shall have been issued by any court, government, governmental authority or other regulatory or administrative authority and be in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the Exchange Offer, any of which would or might restrain, prohibit or delay consummation of the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to Viacom;

          (e) there shall have occurred (and the adverse effect of such occurrence shall, in the reasonable judgment of Viacom, be continuing) (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in United States financial markets generally, including, without limitation, a decline of at least 25% in either the Dow Jones average of industrial stocks or the Standard & Poor's 500 index from July 24, 1995,
     (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation (whether or not mandatory) by any governmental entity, on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions, (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely (or to delay materially) the consummation of the Exchange Offer or (vi) in the case of any of the foregoing existing at the time of commencement of the Exchange Offer, a material acceleration or worsening thereof; or

          (f) any of the Parents Agreement, the Implementation Agreement or the Subscription Agreement shall have been terminated in accordance with its terms;

which in the reasonable judgment of Viacom in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Exchange Offer or with such acceptance for exchange of shares.

     The foregoing conditions are for the sole benefit of Viacom and may be asserted by it with respect to all or any portion of the Exchange Offer regardless of the circumstances giving rise to such conditions or may be waived by Viacom in whole or in part at any time and from time to time in its sole discretion. Any determination by Viacom concerning the conditions described above will be final and binding upon all parties.

     The failure by Viacom at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, Viacom will not accept any shares of Viacom Common Stock tendered, and no shares of VII Cable Class A Common Stock will be exchanged for any shares of Viacom Common Stock, at any time at which there shall be a stop order issued by the Commission which shall remain in effect with respect to the Registration Statement.

FEES AND EXPENSES

     Wasserstein Perella & Co., Inc. is acting as Dealer Manager in connection with the Exchange Offer. The Dealer Manager will, among other things, coordinate all aspects of marketing of the Exchange Offer through the conduct of informational meetings, the direct solicitation of certain identified stockholders and the management of a selected group of dealers (the "Soliciting Dealers") that will solicit shares of Viacom Common Stock pursuant to the Exchange Offer. Viacom has agreed to pay Wasserstein Perella & Co., Inc. as
compensation for their services as Dealer Manager, a fee of $              plus
reasonable out of pocket financial expenses. Wasserstein Perella & Co., Inc. from time to time has provided and continues to provide financial advisory and financing services to Viacom and has received customary fees for the rendering of these services. In particular Wasserstein Perella & Co., Inc. has provided financial advisory services in connection with the Transaction. Upon consummation of the Transaction, Wasserstein Perella & Co., Inc. will receive its customary fee for services rendered in connection with the Transaction in addition to its fee as Dealer Manager. Viacom will pay each Soliciting Dealer only in the event such Soliciting Dealer is so designated by a tendering stockholder of Viacom Common Stock on the Letter of Transmittal a fee equal to $ in respect of each share of VII Cable Class A Common Stock issued to such
stockholder pursuant to the Exchange Offer, up to a maximum of       shares of
VII Cable Class A Common Stock distributed to such stockholder. Viacom has agreed to indemnify the Dealer Manager and the Soliciting Dealers against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Dealer Manager or the Soliciting Dealers may be required to make in respect thereof.

     Viacom has retained Georgeson & Company Inc. to act as the Information
Agent and            to act as the Exchange Agent in connection with the
Exchange Offer. The Information Agent may contact holders of shares of Viacom Common Stock by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Exchange Offer to beneficial owners. The Information Agent and the Exchange Agent each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with their services, including certain liabilities under the federal securities laws. Neither the Information Agent nor the Exchange Agent has been retained to make solicitations or recommendations in their respective roles as Information Agent and Exchange Agent, and the fees to be paid to them will not be based on the number of shares of Viacom Common Stock tendered pursuant to the Exchange Offer; however, the Exchange Agent will be compensated in part on the basis of the number of Letters of Transmittal received and the number of stock certificates distributed pursuant to the Exchange Offer.

     Viacom will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Soliciting Dealers, the Information Agent, and the Exchange Agent) for soliciting tenders of shares of Viacom Common Stock pursuant to the Exchange Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Viacom for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

MISCELLANEOUS

     The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Viacom Common Stock in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Viacom is not aware of any jurisdiction where the making of the Exchange Offer or the acceptance thereof would not be in compliance with applicable law. If Viacom becomes aware of any jurisdiction where the making of the Exchange Offer or acceptance thereof would not be in compliance with any valid applicable law, Viacom will make a good faith effort to comply with such law. If, after such good faith effort, Viacom cannot comply with such law, the Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of shares of Viacom Common Stock in any such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR - PROSPECTUS OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY VIACOM OR VIACOM INTERNATIONAL. SEE ALSO "TCI PROSPECTUS--EXPLANATORY NOTE."

                MARKET PRICES, TRADING AND DIVIDEND INFORMATION

VIACOM COMMON STOCK

     Viacom Class A Common Stock and Viacom Class B Common Stock are listed and traded on the AMEX under the symbols "VIA" and "VIA B," respectively.

     The following table sets forth, for the calendar periods indicated, the per share range of high and low sales prices for Viacom Class A Common Stock and Viacom Class B Common Stock, as reported on the AMEX Composite Tape.

                                                Viacom Class A         Viacom Class B
                                                 Common Stock           Common Stock
                                              ------------------     ------------------
                                               High        Low        High        Low
                                              -------    -------     -------    -------
   1993
     1st Quarter..........................    $46 1/2    $37 1/2     $44 1/8    $35 1/4
     2nd Quarter..........................    $52 5/8    $37 1/8     $49 1/2    $36
     3rd Quarter..........................    $67 1/2    $50 1/2     $61 1/4    $45 3/4
     4th Quarter..........................    $66 1/2    $47         $60 1/2    $40 3/8
   1994
     1st Quarter..........................    $49 3/4    $28 1/2     $45        $23 3/4
     2nd Quarter..........................    $34 1/4    $24 1/2     $32 1/2    $21 3/4
     3rd Quarter..........................    $41 3/4    $33 7/8     $39 3/4    $30 1/4
     4th Quarter..........................    $42 1/8    $38         $41        $37 1/8
   1995
     1st Quarter..........................    $48 1/4    $41 1/8     $47 3/8    $40 1/4
     2nd Quarter..........................    $49 1/2    $41         $48 5/8    $40 3/4
     3rd Quarter..........................    $54 1/8    $44 3/4     $54 1/4    $44 5/8
     4th Quarter (through Nov. 16, 1995)..    $50 5/8    $45 1/2     $50 3/4    $45

                     -------------------------------------

     The number of holders of record of Viacom Class A Common Stock and Viacom Class B Common Stock as of November 16, 1995 was 14,012 and 25,137, respectively.

     On July 24, 1995 (the last trading day prior to announcement of the Transaction), the closing sales prices per share of Viacom Class A Common Stock and Viacom Class B Common Stock as reported on the AMEX Composite Tape were $50 1/4 and $50, respectively. On November 16, 1996, the last reported sales prices per share of Viacom Class A Common Stock and Viacom Class B Common Stock as reported on the AMEX Composite Tape were $48 7/8 and $49 1/4, respectively. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF VIACOM COMMON STOCK. NO ASSURANCE CAN BE GIVEN CONCERNING THE MARKET PRICE OF VIACOM COMMON STOCK BEFORE OR AFTER THE DATE ON WHICH THE EXCHANGE OFFER IS CONSUMMATED.

     Viacom has not declared cash dividends on its common equity and has no present intention of so doing.

VII CABLE CLASS A COMMON STOCK AND VII CABLE PREFERRED STOCK

     Application has been made for quotation of the VII Cable Preferred Stock on
Nasdaq under the symbol "         ."

     No current public trading market for either the VII Cable Class A Common Stock or the VII Cable Preferred Stock exists. The extent of any market for the VII Cable Class A Common Stock and the VII Cable Preferred Stock and the prices at which these securities may trade prior to or after the expiration of the

Exchange Offer cannot be predicted. No assurance can be given that an active trading market for the VII Cable Preferred Stock will be established or maintained after the consummation of the Exchange Offer. The prices at which the VII Cable Preferred Stock trades will be determined by the marketplace and could be subject to significant fluctuations. See "Risk Factors--Market Uncertainties with Respect to VII Cable Preferred Stock."

     Shares received by Viacom stockholders in the Exchange Offer will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of VII Cable under the Securities Act. Persons who may be deemed to be affiliates of VII Cable after the expiration of the Exchange Offer generally include individuals or entities that control, are controlled by or are under common control with VII Cable, and will include the directors and principal executive officers of VII Cable as well as any principal stockholder of VII Cable. Persons who are affiliates of VII Cable will be permitted to sell their shares of VII Cable Preferred Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Rule 144 thereunder.

                    UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL STATEMENTS

                                   VII CABLE

     The following unaudited pro forma condensed combined financial statements of VII Cable as of and for the nine months ended September 30, 1995 and as of and for the twelve months ended December 31, 1994 give effect to the VII Cable Pro Forma Events as if such events occurred at the beginning of the earliest period presented for results of operations data. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 1995 and the year ended December 31, 1994 are based upon the statements of operations of VII Cable for the nine months ended September 30, 1995 and year ended December 31, 1994, respectively. The unaudited pro forma condensed combined balance sheet gives effect to the VII Cable Pro Forma Events as if they had occurred on September 30, 1995. The unaudited pro forma condensed combined financial statements of VII Cable were derived from, and should be read in conjunction with, the VII Cable Carve-Out Financial Statements appearing elsewhere in this Offering Circular - Prospectus.

     The unaudited pro forma data are not necessarily indicative of the combined results of operations or financial position that would have occurred if the VII Cable Pro Forma Events had been in effect at the beginning of the earliest period presented nor are they necessarily indicative of future results of operations or financial position. The pro forma adjustments are based upon available information and certain assumptions set forth herein, including in the notes to the unaudited pro forma condensed combined financial statements.

     It is expected that the transactions contemplated by the Subscription Agreement will be accounted for under the purchase method of accounting. Accordingly, the cost to acquire VII Cable estimated at approximately $2.2 billion (reflecting the Loan Proceeds and the estimated aggregate par value of the VII Cable Preferred Stock) will be allocated to the assets and liabilities acquired according to their respective fair values, with any excess being treated as intangible assets. The valuations and other studies which will provide the basis for the allocation of the excess purchase price over net assets acquired have not yet been performed. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma condensed combined financial statements are preliminary and have been made solely for the purposes of developing such unaudited pro forma condensed combined financial statements. The approximate $1.3 billion pro forma excess of unallocated acquisition costs as of September 30, 1995 is being amortized over 40 years at a rate of $32.6 million per year.

     The Estimated Asset Value of VII Cable (as defined in the Implementation Agreement) is anticipated to be approximately $2.2 billion. The Estimated Asset Value is subject to change as a result of several factors including the Capital Expenditure Amount, the Inventory Amount, the Telecom Amount, the Working Capital, the Fixed Amount and the amount of Loan Proceeds actually transferred to New VII (each as defined in the Implementation Agreement) (collectively, the "Adjustment Amounts"). A change in the Estimated Asset Value will result in corresponding changes in the pro forma amounts of intangible assets, the related amortization thereof, the aggregate par value of the VII Cable Preferred Stock and the related dividends thereon. An increase in the Estimated Asset Value of $10 million will result in an increase to annual amortization expense of $0.25 million and an increase in annual VII Cable Preferred Stock dividend requirements of $0.45 million based upon an estimated useful life of 40 years and an annual dividend rate of 4.5%.

     It is expected that after the consummation of the transaction contemplated by the Subscription Agreement, an appraisal of the significant assets, liabilities and business operations of VII Cable will be completed. On the basis of this information, a final allocation of the excess purchase price will be made.

     The future financial position of VII Cable will reflect increased intangibles, increased long-term debt and decreased common stockholders' equity resulting from the Conveyance and the Conversion. The future results of operations of VII Cable will reflect increased amortization of franchise costs, increased interest expense and VII Cable Preferred Stock dividend requirements. The following unaudited pro forma condensed combined statement of operations does not reflect potential cost savings attributable to (i) economies of scale which may be realized in connection with purchases of programming and equipment or (ii) consolidation of certain operating and administrative functions including the elimination of duplicative facilities and personnel.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                   VII CABLE
                                 (IN MILLIONS)

                                                                           SEPTEMBER 30, 1995
                                                             ---------------------------------------------
                                                                               PRO FORMA
                                                             HISTORICAL       ADJUSTMENTS        PRO FORMA
                                                             ----------     ---------------      ---------
     ASSETS
Cash.....................................................     $    2.3      $  1,700.0/(1)/       $    2.3
                                                                              (1,700.0)/(2)/
Other current assets.....................................         17.9             0.8/(2)/           18.7
                                                              --------      ----------            --------
   Total current assets..................................         20.2             0.8                21.0
Property and equipment, net..............................        403.6            (3.3)/(2)/         400.3
Intangible assets, at amortized cost.....................        565.7         1,303.6/(5)/        1,869.3
Other assets.............................................         64.4           (43.9)/(2)/          20.5
                                                              --------      ----------            --------
                                                              $1,053.9      $  1,257.2            $2,311.1
                                                              ========      ==========            ========
    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities......................................     $   82.9      $    (30.5)/(2)/      $   52.4
Long-term debt...........................................         57.0         1,700.0/(1)/        1,350.0
                                                                                 (57.0)/(2)/
                                                                                (350.0)/(3)/
Other liabilities........................................         71.3           (12.6)/(2)/          58.7

__% Series A Preferred Stock (mandatory redemption)......           --           500.0/(4)/          500.0

Stockholders' Equity:
   Class B Common Stock..................................           --           350.0/(3)/          350.0
   Viacom equity investment..............................        842.7          (842.7)/(5)/           --
                                                              --------      ----------            --------
                                                              $1,053.9      $  1,257.2            $2,311.1
                                                              ========      ==========            ========

   See notes to unaudited pro forma condensed combined financial statements.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                           STATEMENTS OF OPERATIONS
                                   VII CABLE
                                 (IN MILLIONS)

                                                    Nine Months Ended                          Year Ended
                                                    September 30, 1995                      December 31, 1994
                                          --------------------------------------  -------------------------------------
                                                           Pro Forma       Pro                    Pro Forma       Pro
                                           Historical     Adjustments     Forma    Historical    Adjustments     Forma
                                           ----------     -----------     -----    ----------    -----------     -----
Revenues.................................    $328.6          ($1.9)/(2)/  $326.7     $404.5        $3.1/(2)/     $407.6

Expenses:
 Operating...............................     142.1                        142.1      170.8         -             170.8
 Selling, general and                          65.6                         65.6       99.9         -              99.9
     administrative......................
 Depreciation and amortization...........      61.1           24.3/(6a)/    85.4       76.4        31.9/(2)(6a)   108.3
                                              -----        -------       -------     ------      ------         -------
    Total Expenses.......................     268.8           24.3         293.1      347.1        31.9           379.0
                                              -----        -------       -------     ------      ------         -------
Earnings from operations.................      59.8          (26.2)         33.6       57.4       (28.8)           28.6

Other income (expense):
 Interest expense........................     (37.9)         (40.6)/(6b)/  (78.5)     (38.0)      (66.6)/(6b)/   (104.6)
 Other items, net........................      32.2         ( 26.9)/(2)/     5.3        7.0        (1.7)/(2)/       5.3
                                              -----        -------       -------     ------      ------         -------
    Total other income (expense).........      (5.7)        ( 67.5)        (73.2)     (31.0)      (68.3)          (99.3)
                                              -----        -------       -------     ------      ------         -------
Earnings from operations before                54.1          (93.7)        (39.6)      26.4       (97.1)          (70.7)
  income taxes...........................

Benefit (provision) for income                (25.9)          25.3/(6c)/    (0.6)     (17.7)       22.8/(6c)/       5.1
 taxes...................................
Equity in earnings (loss) of affiliated
 companies, net of tax...................      (0.4)          (0.4)/(2)/   ( 0.8)       0.4       ( 0.3)/(2)/       0.1
                                              -----        -------       -------     ------      ------         -------

Net earnings.............................      27.8          (68.8)        (41.0)       9.1       (74.6)          (65.5)
Preferred stock dividend
 requirement.............................        --         ( 16.9)/(6d)/  (16.9)        --       (22.5)/(6d)/    (22.5)
                                              -----        -------       -------     ------      ------         -------
Net earnings attributable to                  $27.8        ($ 85.7)      ($ 57.9)    $  9.1      ($97.1)        ($ 88.0)
 common stock............................     =====        =======       =======     ======      ======         =======

   See notes to unaudited pro forma condensed combined financial statements.

                         NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS
                                   VII CABLE


1.   Reflects the borrowing of the Loan Proceeds ($1.7 billion) under the Loan.

2. Reflects the conveyance to Viacom Services of the Loan Proceeds, existing bank debt of $57 million and certain other nonmaterial assets, liabilities and related results of operations of VII Cable.

3. Reflects the assumed reduction of debt with the proceeds of TCI Cable's capital contribution of $350 million and the corresponding issuance to TCI Cable of 100 shares of VII Cable Class B Common Stock immediately following the consummation of the Exchange Offer.

4. Assumes the shares of VII Cable Class A Common Stock to be issued as part of the Exchange Offer are converted into shares of VII Cable Preferred Stock at the time of TCI Cable's capital contribution as described in Note
     3. Solely for the purposes of this presentation the shares of VII Cable Preferred Stock are assumed to pay dividends at a rate of 4.5% per annum. The assumed dividend rate is based upon the actual rate for a market comparable preferred security recently issued by TCI Cable.

5. The unallocated excess of the Loan and the estimated aggregate par value of the VII Cable Preferred Stock over the adjusted net assets of VII Cable is summarized below (in millions):


            Loan............................................   $1,700.0
            VII Cable Preferred Stock(a)....................      500.0
                                                               --------
                                                                2,200.0

            VII Cable net assets............................     (842.7)
            Net liabilities conveyed to Viacom Services(c)..      (53.7)
                                                               --------
                                                               $1,303.6
                                                               ========

            (a) Solely for the purposes of this presentation the amount of VII Cable Preferred Stock indicated above is equal to the value of Viacom Common Stock retired based upon the assumptions that (i) the Final Exchange Ratio is 0.5 shares of VII Cable Class A Common Stock for each share of Viacom Common Stock based on a per share price of $50 and (ii) the number of shares of Viacom Common Stock exchanged is 10 million.

            (b) Represents VII Cable's existing bank debt of $57 million and certain equity investments, marketable securities and other nonmaterial assets and liabilities conveyed to Viacom Services in accordance with the Implementation Agreement.

6.   Other pro forma adjustments relating to the Transaction are as follows:

     a. An increase in annual amortization expense of $32.6 million resulting from the increase in intangibles as described in Note 5.

     b. Additional interest expense resulting from the incremental borrowings described in Note 1. Solely for the purposes of this presentation Viacom has assumed an interest rate of 7.75% based upon the anticipated terms of the Loan. A change in the assumed interest rate of 1/8% will result in a change in interest expense of $1.7 million on an annual basis.

     c. Reflects the income tax effects of certain pro forma adjustments calculated at the statutory tax rate in effect during the periods presented. The effective income tax rate on a pro forma basis is adversely affected by amortization of excess acquisition costs, which are assumed to be not deductible for tax purposes.

     d. Reflects an assumed 4.5% cumulative annual dividend on the $500 million of VII Cable Preferred Stock. (See Note 4 above)

                 SELECTED COMBINED HISTORICAL FINANCIAL DATA
                                   VII CABLE
                                 (IN MILLIONS)



  The following table sets forth certain selected historical combined financial data of VII Cable and has been derived from and should be read in conjunction with the VII Cable Carve-Out Financial Statements for the three years ended December 31, 1994. See Notes 1 and 6 to the Notes to Combined Financial Statements of VII Cable included elsewhere in this Offering Circular - Prospectus. Unaudited interim data as of and for the nine-month periods ended September 30, 1995 and 1994 reflect, in the opinion of management of VII Cable, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of such data. Results of operations for the nine months ended September 30, 1995 are not necessarily indicative of results which may be expected for any other interim or annual period. The VII Cable Carve-Out Financial Statements reflect the carve-out historical results of operations and financial position of VII Cable during the periods presented and are not necessarily indicative of results of operations or financial position that would have occurred if VII Cable had been a separate stand-alone entity during the periods presented or of future results of operations or financial position of VII Cable.

                                                  NINE MONTHS ENDED
                                                    SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                                                 -------------------  ------------------------------------------
                                                  1995         1994     1994     1993    1992    1991     1990
                                                 ------       ------  --------  ------  ------  -------  -------
RESULTS OF OPERATIONS DATA:
Revenues.......................................  $328.6       $303.6  $  404.5  $414.8  $410.1  $378.0   $330.5
Earnings from operations.......................    59.8         42.7      57.4    83.8    97.5    82.2     55.9
Earnings (loss) before taxes...................    54.1         20.2      26.4   128.1    53.1    15.0    (10.0)
Net earnings (loss) before cumulative effect
 of change in accounting principle.............    27.8          6.7       9.1    83.9    25.8     (.2)   (15.3)
Net earnings (loss)............................    27.8          6.7       9.1    97.4    25.8     (.2)   (15.3)

                                                                                  AT DECEMBER 31,
                                                    AT SEPTEMBER 30,   -----------------------------------------
                                                         1995            1994     1993    1992    1991     1990
                                                    ----------------   --------  ------  ------  ------   ------
BALANCE SHEET DATA:
Total assets...................................        $1,053.9        $1,040.4  $966.2  $964.7  $976.0   $992.7
Total debt.....................................            57.0            57.0    57.0   106.0   106.1    106.1
Viacom equity investment.......................           842.7           823.9   765.5   753.9   767.7    788.1

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF VII CABLE

GENERAL

  VII Cable owns and operates cable television systems in five geographic regions in the United States. Substantially all of VII Cable's revenues are earned from subscriber fees for primary (i.e., non-premium) and premium subscription services, the rental of converters and remote control devices, and installation fees. Additional revenues are derived from the sale of advertising, pay-per-view programming fees, payments received from revenue-sharing arrangements in respect of products sold through home shopping services, and the leasing of fiber optic capacity in three of VII Cable's franchise areas to partnerships (in which VII Cable has an equity interest) engaged in the provision of competitive access telephone services.

  Recent federal laws and regulations, including the decision to reregulate certain aspects of the cable television distribution industry, have affected VII Cable's ability to increase rates for certain subscriber services or restructure its rates for certain services. These reregulation activities are designed to reduce customer rates and limit future rate increases for non-premium program services. Legislation pending in Congress would substantially amend the rate regulation provisions under current federal law. For further discussion of federal regulation of the cable television distribution industry, see "--Recent Legislation" and "Business of VII Cable--Regulation--Federal Regulation."

  The following discussion should be read in conjunction with VII Cable's pro forma and historical financial statements, including the notes thereto, included elsewhere in this Offering Circular - Prospectus. The historical financial statements of VII Cable reflect the carve-out historical results of operations and financial position of the cable television distribution business of Viacom International. Such financial statements are not necessarily indicative of the results that would have occurred if VII Cable had been a separate stand-alone entity during the periods presented or of future results of operations or financial condition of VII Cable.

  The following comparisons of operating results include an analysis of earnings from operations before interest, taxes, depreciation and amortization ("EBITDA"). While many in the financial community consider EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for or superior to, earnings from operations, net income, cash flow and other measures of financial performance.

RESULTS OF OPERATIONS

THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1995 VS. SEPTEMBER 30, 1994

  Revenues increased to $113.0 million for the third quarter of 1995 from $100.1 million for the third quarter of 1994 (or 13%), primarily attributable to increases in primary, premium and pay-per-view revenues. EBITDA increased to $41.7 million for the third quarter of 1995 from $32.6 million for the third quarter of 1994 (or 28%). Earnings from operations increased to $21.1 million for the third quarter of 1995 from $13.4 million for the third quarter of 1994 (or 58%). The increase in revenues reflects a 10% and 4% increase in average premium and primary customers, respectively, an 8% increase in primary rates, partially offset by a 4% decrease in the average premium rate. Total revenues per primary customer per month increased 9% to $32.43 for the third quarter of 1995 from $29.80 for the third quarter of 1994. The increase in EBITDA and earnings from operations principally reflect the increase revenues.

  Revenues increased to $328.6 million for the nine months ended September 30, 1995 from $303.6 million for the nine months ended September 30, 1994 (or 8%), primarily attributable to an increase in primary, premium and pay-per-view revenues. EBITDA increased to $120.8 million for the nine months ended September 30, 1995 from $100.3 million for the nine months ended September 30, 1994 (or 20%). Earnings from operations increased to $59.8 million for the nine months ended September 30, 1995 from $42.7 million for the nine months ended September 30, 1994 (or 40%). The increase in revenues primarily reflects 17% and

4% increases in average premium and primary customers, respectively, a 3% increase in primary rates, partially offset by an 8% decrease in the average premium rate. Total revenues per primary customer per month increased 4% to $31.57 for the nine months ended September 30, 1995 from $30.33 for the nine months ended September 30, 1994. The increase in EBITDA and earnings from operations principally reflect the increased revenues.

  It is anticipated that following the consummation of the Transaction, VII Cable will reflect an increase in amortization expense of approximately $32.6 million per year due to the allocation of the purchase price to intangible assets, increased interest expense of approximately $66.6 million per year and preferred stock dividends of $22.5 million per year.

  As of September 30, 1995, VII Cable serviced approximately 1,171,000 primary customers subscribing to approximately 945,000 premium units, representing a 4% and 5% increase, respectively, since September 30, 1994.

Interest expense

  Interest expense increased 43% to $13.0 million for the third quarter of 1995 from $9.1 million for the third quarter of 1994. Interest expense increased 36% to $37.9 million for the nine months ended September 30, 1995 from $28.0 million for the nine months ended September 30, 1994. Interest expense reflects amounts recorded by VII Cable on borrowings under a credit agreement and amounts allocated by Viacom of $12.4 and $8.3 million for the quarters ended September 30, 1995 and September 30, 1994, respectively, and $36.3 and $26.3 million for the nine months ended September 30, 1995 and September 30, 1994, respectively. Viacom allocated interest expense to VII Cable based on a percentage of VII Cable's average net assets to Viacom's average net assets. VII Cable's allocated interest expense from Viacom may not be reflective of any interest allocated by TCI subsequent to the Transaction. Interest expense is expected to increase significantly following consummation of the Transaction as a result of the borrowings under the Loan. See "Unaudited Pro forma Condensed Combined Financial Statements of VII Cable."

Provision for income taxes

  VII Cable has been included in the consolidated federal, state and local income tax returns filed by Viacom. However, the income tax provision has been prepared on a separate return basis as though VII Cable filed stand-alone income tax returns.

  The annual effective tax rates of 48% for 1995 and 67% for 1994 were both adversely affected by the amortization of acquisition costs which are not deductible for tax purposes.

1994 VS. 1993

  Revenues decreased to $404.5 million for 1994 from $414.8 million for 1993 (or 2%). The decrease in revenues primarily reflects a 10% decrease in average rates for primary services partially offset by a 3% increase in average primary customers. EBITDA decreased to $133.8 million for 1994 from $157.2 million for 1993 (or 15%). Earnings from operations decreased to $57.4 million for 1994 from $83.8 million for 1993 (or 31%). Total revenues per primary customer per month decreased 6% to $30.17 for 1994 from $31.94 for 1993. The revenue variance reflects the effect of the FCC rate regulations pursuant to the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") governing rates in effect as of September 1, 1993 and as of May 15, 1994. The decrease in EBITDA and earnings from operations principally reflect the decreased revenues attributable to the above rate regulations and increased programming, general and administrative expenses.

  As of December 31, 1994, VII Cable served approximately 1,139,000 primary customers subscribing to approximately 875,000 premium units, representing a 4% and 22% increase, respectively, since December 31, 1993.

Interest expense

  Interest expense increased 14% to $38.0 million for 1994 from $33.4 million for 1993. Amounts allocated by Viacom were $35.7 million for 1994 and $31.2 million for 1993.

Other items, net

  Other items, net in 1993 reflected a pre-tax gain of approximately $55 million from the sale of the stock of Viacom Cablevision of Wisconsin, Inc. (the "Wisconsin cable system") and a pre-tax gain of $17.4 million from sales of a portion of an investment held at cost.

Provision for income taxes

  The annual effective tax rates of 67% for 1994 and 35% for 1993 were both adversely affected by the amortization of acquisition costs which are not deductible for tax purposes. For 1993, the annual effective tax rate reflects a 9% tax benefit related to the sale of the Wisconsin cable system.

  During the first quarter of 1993, VII Cable adopted Statement of Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," on a prospective basis. As a result, VII Cable recognized an increase to earnings of $13.5 million in 1993 as the cumulative effect of a change in accounting principle.

1993 VS. 1992

  Revenues increased to $414.8 million for 1993 from $410.1 million for 1992 (or 1%). EBITDA decreased to $157.2 million for 1993 from $164.7 million for 1992 (or 5%). Earnings from operations decreased to $83.8 million for 1993 from $97.5 million for 1992 (or 14%).

  On a comparable basis with the 1992 results (excluding the Wisconsin cable system, which was sold effective January 1, 1993), revenues increased to $414.8 million for 1993 from $392.7 million for 1992 (or 6%), primarily attributable to an increase in revenues from primary customers. EBITDA decreased to $157.2 million for 1993 from $158.2 million for 1992. Earnings from operations decreased to $83.8 million for 1993 from $94.7 million for 1992 (or 12%). The increase in revenues reflects a 4% increase in average rates for primary services and a 2% increase in average primary customers. Total revenues per primary customer per month increased 3% to $31.94 for 1993 from $30.97 for 1992. The decrease in EBITDA reflects increased operating expenses (which included non-recurring costs associated with the implementation of FCC rate regulations during the period). The decrease in earnings from operations reflects increased depreciation and amortization expense related to the step-up in basis of property and equipment due to the implementation of SFAS 109.

  As of December 31, 1993, VII Cable served approximately 1,094,000 primary customers subscribing to approximately 718,000 premium units, representing a 2% and 9% decrease, respectively, since December 31, 1992. Excluding the Wisconsin cable system customers in 1993, primary customers increased 2% and premium units decreased 5% since December 31, 1992.

Interest expense

  Interest expense decreased 33% to $33.4 million for 1993 from $49.8 million for 1992. Amounts allocated by Viacom were $31.2 million for 1993 and $44.6 million for 1992.

Provision for income taxes

  The annual effective tax rates of 35% for 1993 and 53% for 1992 were both adversely affected by the amortization of acquisition costs which were not deductible for tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

  Immediately following the Consummation of the Stock Issuance, it is expected that VII Cable will have borrowings of approximately $1.35 billion under the Loan and approximately $500 million aggregate par value of VII Cable Preferred Stock. See "Unaudited Pro forma Condensed Combined Financial Statements of VII Cable." Additionally, VII Cable's business requires significant capital expenditures to maintain, upgrade, rebuild and expand its cable television systems. VII Cable's cash requirements have been funded by VII Cable's operating activities and historically, as needed, through intercompany advances from Viacom. VII Cable expects its future cash requirements (including capital expenditures, capital contributions to joint ventures, commitments and payments of principal and interest on the Loan and dividends payable on the VII Cable Preferred Stock) to be funded by cash provided by operating activities and intercompany advances, as required, from TCI.

  VII Cable's partnerships are expected to require estimated cash contributions of approximately $8 million to $10 million in 1995 and 1996. Planned capital expenditures, including information systems costs, are estimated to be approximately $130 million in 1995 and $150 million in 1996. Capital expenditures are primarily related to additional construction and equipment upgrades for the existing cable franchises.

  VII Cable is involved in various claims and lawsuits arising in the ordinary course of business, none of which, in the opinion of management, will have a material adverse effect on VII Cable's financial position or results of operations.

  VII Cable's current franchises expire on various dates through 2017. VII Cable has never had a franchise revoked and, to date, all of VII Cable's franchises have been renewed or extended at or prior to their scheduled expirations. VII Cable has no reason to believe that its franchises will not be renewed.

  VII Cable's cable systems currently compete for viewers with, or face potential competition from, other distribution systems which deliver programming by microwave transmission (through multichannel multipoint distribution systems ("MMDS")) and satellite master antenna television ("SMATV") systems or directly to subscribers via either direct broadcast satellite ("DBS") or TV-receive only ("TVRO") technology. See "Business of VII Cable--Competition."

  In the ordinary course of business, VII Cable enters into long-term affiliation agreements with programming services which require that VII Cable continue to carry and pay for programming and meet certain performance requirements.

  In July 1994, Viacom International and certain of its subsidiaries (the "Subsidiary Borrowers") entered into a $311 million credit agreement (the "Credit Agreement") with certain banks. The Credit Agreement is an 8-year term loan maturing on July 1, 2002. Viacom Cablevision of Dayton Inc. ("Dayton") is a Subsidiary Borrower of $57 million under this facility, which amount of indebtedness is included in the historical financial statements of VII Cable included elsewhere in this Offering Circular - Prospectus. The Credit Agreement provides that in the event that Dayton ceases to be a wholly owned subsidiary of Viacom or Viacom International, the $57 million of borrowings shall become due and payable. Under the Implementation Agreement, Viacom Services will assume Dayton's obligation in respect of the $57 million of indebtedness under the Credit Agreement.

  VII Cable was in compliance with all debt covenants and had satisfied all financial ratios and tests as of December 31, 1994 in respect of its $57 million of borrowings under the Credit Agreement and expects to remain in compliance and satisfy all such financial ratios and tests during 1995.

  Net cash flow from operating activities increased 2% to $57.9 million for the nine months ended September 30, 1995 from $56.9 million for the nine months ended September 30, 1994, primarily reflecting increased earnings from operations offset by increased interest expense. Investing activities primarily reflect capital expenditures, VII Cable's investment in two partnerships (TCG San Francisco and TCG Seattle) and in

1995 proceeds from the sale of marketable securities available-for-sale. Financing activities reflect Viacom's funding of VII Cable's working capital requirements, net of amounts allocated to VII Cable from Viacom, including amounts for interest, certain administrative services and employee benefits.

  Net cash flow from operating activities decreased 21% to $77.9 million in 1994 from $98.8 million in 1993, primarily reflecting decreased earnings from operations. Investing activities principally reflect capital expenditures and VII Cable's investment in two partnerships (TCG San Francisco and TCG Seattle) in 1994, and proceeds from the sale of the Wisconsin cable system in 1993. Financing activities reflect Viacom's funding of VII Cable's working capital requirements, net of amounts allocated to VII Cable from Viacom. Financing activities for 1992 also reflect the repayment of $49 million of bank debt in connection with the sale of the Wisconsin cable system.

IMPACT OF INFLATION

  The net impact of inflation on operations has not been material in the last three years due to the relatively low rates of inflation during the period.

RECENTLY ISSUED ACCOUNTING REQUIREMENTS

  In March of 1995, the Financial Accounting Standards Board issued SFAS 121, effective for fiscal years beginning after December 15, 1995. SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. VII Cable has not yet determined the financial statement impact of the adoption of SFAS 121.

  Effective January 1, 1994, VII Cable adopted SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS 115, investments classified as available-for-sale are carried at fair value and unrealized holding gains and losses during the period are recorded as a component of equity. The cumulative effect of the change in accounting principle is recorded, net of tax, as a component of equity. Prior to the adoption of SFAS 115, marketable equity securities held by VII Cable were reported at the lower of cost or market. During February 1995, VII Cable sold its marketable securities available-for-sale, resulting in a pre-tax gain of $27 million.

RECENT LEGISLATION

  On October 5, 1992, Congress enacted the 1992 Cable Act substantially amending the regulatory framework under which cable television systems have operated since the Communications Act of 1934 (the "Communications Act") was amended by the Cable Communications Policy Act of 1984 (the "1984 Cable Act"). The FCC, through its rules and regulations, began implementing the requirements of the 1992 Cable Act in 1993. Rate regulations adopted in 1993 and revised in 1994 by the FCC (collectively, the "Benchmark Regulations") established a "benchmark" formula used to set a cable operator's "initial permitted rate" or "transitional rate" for regulated tiers of cable service. Cable systems whose rates exceeded the applicable benchmark were required to reduce their rates either to the benchmark or by 17% from those charged on September 30, 1992, whichever reduction was less. These regulations also established the prices that an operator may charge for subscriber equipment and installation services, based on the operator's actual cost plus a permitted 11.25% margin of profit.

  The FCC in 1994 also (1) adopted interim standards governing "cost-of-service" proceedings pursuant to which a cable operator may attempt to prove that its costs of providing regulated service justify initial permitted rates that are higher than those produced under the benchmark approach, and (2) established a regulatory scheme to adjust initial permitted rates on a going-forward basis for inflation and certain "external" cost increases, which provided (among other things) a pass-through of and 7.5% mark-up for increases in an operator's programming expenses.

  In November 1994, the FCC revised its "going forward" rules ("November 1994 Regulations") to increase the price which could be charged for new channels.
The new rules allow operators to pass through to subscribers the costs, plus a $0.20 per channel mark-up, for channels added to regulated tiers other than limited basic service, so long as the total increase does not exceed $1.50 through 1996. For 1997, the November 1994 Regulations allow an operator to recover all product costs for such new channels, plus $0.20 per channel, up to a ceiling allowing recovery of all product costs plus $1.20. In addition, operators may launch new services as optional New Product Tiers ("NPTs") on an unregulated basis, although the FCC may in the future determine to regulate NPTs. In September 1995, the FCC again liberalized its cable rate rules. Among other things, the new rules permit the recovery of significant upgrade costs on a cost-of-service basis without subjecting all of the system's costs to a full cost-of-service review. There are positive and negative effects to the new rules. They will change how often rate changes can be made (once per year) but allow for full recovery of costs. However, there is expected to be a delay between the incurrence of cost increases and the collection of revenue.

          The implementation of the Benchmark Regulations has had and is expected to continue to have a negative effect on VII Cable's revenues and earnings from operations. The reduction in revenues in 1994 was partially offset by customer growth and subsequent permitted rate increases. On a going forward basis, the November 1994 Regulations have mitigated and are expected to continue to mitigate a portion of the adverse impact of the reduction in revenues of VII Cable. See "Business of VII Cable--Subscriber Services and Rates." Further, VII Cable has made cost-of-service filings in two systems. While VII Cable cannot predict the outcome of these filings, it believes that both cost-of-service proceedings justify rates in excess of those calculated using the Benchmark Regulations. For further discussion of the impact of federal rate regulation and of certain legislation pending in Congress on VII Cable, see "Business of VII Cable--Regulation--Federal Regulation."

                             BUSINESS OF VII CABLE

THE COMPANY

          VII Cable currently owns and operates cable television systems in five geographic regions, including the San Francisco and Northern California area, Salem, Oregon, the Seattle, Washington and greater Puget Sound area, Nashville, Tennessee and Dayton, Ohio. As of September 30, 1995, VII Cable was approximately the tenth largest multiple cable television system operator in the United States, with approximately 1.2 million basic subscribers in five states.


VII CABLE'S SYSTEMS

          The following tables set forth information relating to VII Cable's systems as of September 30, 1995.


                                                                            VII CABLE
                                                                     AS OF SEPTEMBER 30, 1995
                             -----------------------------------------------------------------------------------------------------
                             APPROXIMATE
                              HOMES IN     APPROXIMATE     NUMBER OF                                                   MILES OF
                              FRANCHISE    HOMES PASSED     PRIMARY         PRIMARY       PREMIUM       PREMIUM          CABLE
                               AREA(1)     BY CABLE(2)    CUSTOMERS(3)   PENETRATION(4)   UNITS(5)   PENETRATION(6)   DISTRIBUTION
                             -----------   ------------   ------------   --------------   --------   --------------   ------------
BAY AREA REGION
 Marin(7)..................       81,000         77,700         62,700        81%          39,100           62%           646
 Sonoma(7).................       47,000         45,600         35,600        78%          23,000           65%           540
 Napa......................       33,000         32,600         24,000        74%          16,800           70%           321
 East Bay/Castro Valley(7).       89,000         88,200         74,200        84%          70,700           95%           683
 Pittsburg/Pinole(7).......       74,000         73,500         55,200        75%          56,600          103%           566
 San Francisco.............      357,000        339,300        176,400        52%         149,600           85%           711
                               ---------      ---------      ---------        --          -------          ---         ------
  Total Bay Area Region....      681,000        656,900        428,100        65%         355,800           83%         3,467
ORE-CAL REGION
 Redding(7)................       58,000         55,400         36,300        66%          21,500           59%           663
 Oroville..................       44,000         40,000         26,200        66%          12,200           47%           501
 Salem.....................       78,000         75,400         47,300        63%          30,700           65%           629
                               ---------      ---------      ---------        --          -------          ---         ------
  Total Ore-Cal Region.....      180,000        170,800        109,800        64%          64,400           59%         1,793
PUGET SOUND REGION(7)......      641,000        620,500        435,800        70%         315,700           72%         6,388
MIDWEST REGION
 Nashville(7)..............      271,000        238,500        143,500        60%         146,200          102%         2,347
 Dayton(7).................       98,000         94,200         53,300        57%          63,100          118%           634
                               ---------      ---------      ---------        --          -------          ---         ------
  Total Midwest Region.....      369,000        332,700        196,800        59%         209,300          106%         2,981
TOTAL VII CABLE                1,871,000      1,780,900      1,170,500        66%         945,200           61%        14,629
                               =========      =========      =========        ==          =======          ===         ======

(1) Homes in franchise area represents VII Cable's estimate based upon local sources such as city directories, chambers of commerce, public utilities, public officials and house counts.
(2) Homes are deemed "passed by cable" if such homes can be connected relatively inexpensively and without any further extension of the trunk transmission lines.
(3) Represents the number of homes connected, rather than the number of television outlets connected within such homes.
(4) Represents primary customers as a percentage of homes passed by cable.
(5) The premium unit count is based on the total number of premium services subscribed to by primary customers.
(6) Represents premium units as a percentage of primary customers.
(7) Other cable television companies, while not competing with VII Cable for subscribers, have franchises serving parts of these areas in which VII Cable also has franchises. For further discussion of competition, see "-- Competition."

   The following table demonstrates the growth of VII Cable's systems during the five-year period ended December 31, 1994 and the nine months ended September 30, 1995, adjusted to eliminate the impact of the disposition of the Milwaukee cable system in January, 1993.

                                AT
                           SEPTEMBER 30,                           AT DECEMBER 31,
                           -------------                           ---------------
                                1995          1994         1993         1992         1991         1990
                                ----          ----         ----         ----         ----         ----
                                             (IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)
Homes passed.............      1,780,900    1,757,700    1,729,900    1,697,500    1,658,100    1,165,200
Primary customers........      1,170,500    1,139,100    1,094,100    1,069,100    1,041,700    1,013,700
Primary penetration......             66%          65%          63%          63%          63%          63%
Premium units............        945,200      875,200      718,100      752,700      744,700      697,700
Premium penetration......             81%          77%          66%          70%          71%          69%
Average monthly
  operating revenue per
  primary customer.......         $33.49       $31.90       $33.76       $32.28       $30.47       $27.63

   Under the Subscription Agreement, it is contemplated that VII Cable will sell or exchange the Dayton and Nashville systems on or after the day following the Exchange Date. See "Arrangements Among Viacom, Viacom International, TCI and TCI Cable--Terms of the Subscription Agreement."

   VII Cable's operations require, as do all cable systems, a large investment in physical assets consisting primarily of receiving apparatus, trunk lines, feeder cable and drop lines connecting the distribution network to the premises of customers, electronic amplification and distribution equipment, converters located in customers' homes and other components. Significant expenditures are also required for maintenance and replacement of and additions to such system assets as a result of technological advances, ordinary wear and tear and changes in regulatory requirements. System construction and operation and quality of equipment used must conform with federal, state and local electrical and safety codes and certain regulations of the FCC. Although management believes the equipment used in the cable operations is in good operating condition, VII Cable invests significant amounts each year to upgrade, rebuild and expand its cable systems. During the last five years, VII Cable's capital expenditures were approximately as follows: 1990: $46 million; 1991: $45 million; 1992: $55 million; 1993: $79 million; and 1994: $100 million. VII Cable expects that its capital expenditures in 1995 will be approximately $130 million. Under the Subscription Agreement, if the Subscription Agreement terminates without the Exchange Offer having been consummated, TCI Cable will reimburse VII Cable for certain capital expenditures made after January 20, 1995. See "Arrangements Among Viacom, Viacom International, TCI and TCI Cable--Terms of the Subscription Agreement."

   In addition, VII Cable is analyzing potential business applications for its broadband network, including telephony, the use of high-speed cable modems for connection to on-line services, interactive video applications and video on demand. These applications, either individually or in combination, will require upgrading and rebuilding VII Cable's systems to replace or supplement coaxial cable with fiber optic cable and incorporate two-way activation and digital compression techniques. Significant additional capital expenditures will be required in order to implement such technological advances.


FRANCHISES

   As of December 31, 1994, VII Cable held franchises authorizing it to engage in the delivery of multi-channel programming to subscribers located in its franchise areas. These franchises, all of which are nonexclusive, generally provide for the payment of fees to the issuing authority. Annual franchise fees imposed on VII Cable's systems generally average 5.0% of gross revenues (as defined in the relevant franchise agreement). The 1984 Cable Act prohibits franchising authorities from imposing annual franchise fees in excess of 5.0% of gross revenues. See "--Regulation-- State and Local Regulation."

   The 1984 Cable Act guarantees cable operators due process rights in franchise renewal proceedings and provides that franchises will be renewed unless the cable operator fails to meet one or more of four enumerated statutory criteria. VII Cable's current franchises expire on various dates through 2,017. VII Cable has never had a franchise revoked and, to date, all of VII Cable's franchises have been renewed or extended at or prior to their scheduled expirations. VII Cable has no reason to believe that its franchises will not be renewed. See "-- Regulation--State and Local Regulation."


SUBSCRIBER SERVICES AND RATES

   In all but two of its local franchise areas, VII Cable offers at least two tiers of primary service: "Limited Service," which consists generally of local and distant broadcast stations and all public, educational and governmental ("PEG") channels required by local franchise authorities; and the "Satellite Value Package," which generally provides additional channels of advertiser-supported program services and, where applicable, commercial leased access channels required by federal law. In addition, VII Cable has introduced a third tier of non-premium service which qualifies as a non-regulated NPT under FCC regulations in a number of its systems. Each such tier consists of at least five channels of advertiser-supported program services. VII Cable also offers premium program services to its customers for an additional monthly fee. At September 30, 1995, the Company's cable television systems had approximately 945,200 subscriptions to premium program services. In addition, VII Cable offers, through certain of its addressable cable systems, individually priced, stand-alone pay-per-view movies and events (some of which are also offered on certain non-addressable systems).

   The primary and premium program services and pay-per-view programming offered to subscribers by VII Cable include programming supplied by Viacom (including joint venture program services) as well as third-party programming. Viacom programming is provided under affiliation agreements which will continue in effect after the consummation of the Transaction. See "Relationship between Viacom and VII Cable." For a discussion of future programming arrangements between VII Cable and TCI and its affiliates, see "Relationship between VII Cable and TCI."

   The monthly service fees for Limited Service and the Satellite Value Package constitute the major source of the systems' revenue and are regulated under the 1992 Cable Act. See "--Regulation--Federal Regulation." Rates charged to subscribers vary from system to system. At September 30, 1995, VII Cable's fixed monthly fees charged to customers for primary services ranged from $8.58 to $15.12 per month for Limited Service, from $19.83 to $27.19 for the combination of Limited Service plus the Satellite Value Package and up to $12.95 per month for each premium service, in each case for all of an individual's cable television connections, plus a charge for converter rental ranging from $.10 to $3.93 per unit. An installation charge is levied in many cases, which in the year ended December 31, 1994 constituted approximately 2% of total revenues. Customers may discontinue service at will without additional charge or downgrade service at a nominal charge. Although a number of jurisdictions in which VII Cable is franchised have not, under the 1992 Cable Act, exercised their authority to regulate the rates charged to subscribers for the Limited Service tier, none of VII Cable's systems in those jurisdictions would be exempt from such rate regulation should such jurisdictions exercise such authority in the future. All of VII Cable's systems are subject to rate regulation by the FCC with respect to rates charged to subscribers for the Satellite Value Package tier of service under the 1992 Cable Act. The NPTs mentioned above are not rate regulated at the present time, but the FCC has reserved the right to impose rate regulation for NPTs in the future. See "--Regulation--Federal Regulation."

   In addition to revenue derived from subscriber fees, VII Cable also sells available advertising spots on advertiser-supported program services. Another source of revenue is the sale of pay-per-view movies and events to VII Cable's subscribers in systems where such service is offered. VII Cable also offers home shopping services to its customers. All shopping services pay VII Cable a share of revenue from sales of products in a system's service area. In addition, VII Cable derives revenues from the lease of certain fiber optic capacity in three of its franchise areas to partnerships engaged in competitive access telephone services. VII Cable through certain of its subsidiaries is a general partner in these partnerships and TCI through certain of its subsidiaries is a general partner in two of such partnerships. AVR of Tennessee, L.P. (in which an affiliate of TCI has an interest) is a limited partner in the third partnership.

   VII Cable markets its cable television services through a combination of telemarketing, direct mail advertising, radio, television and local newspaper advertising and door to door selling. In addition to marketing efforts to attract new customers, VII Cable conducts periodic campaigns to encourage existing customers to purchase additional levels of primary and premium services. From time to time, VII Cable also engages in cooperative marketing campaigns with other cable operators and cable programmers. Following the consummation of the Transaction, VII Cable expects that in the ordinary course of business it may conduct marketing campaigns in cooperation with cable operators and programmers affiliated with TCI.


PROGRAMMING

   VII Cable provides satellite-delivered cable programming to its subscribers pursuant to contracts with programming suppliers generally providing for per-subscriber license fees payable to such suppliers. Primary program services offered to subscribers are licensed for a periodic fee payable to such suppliers generally calculated on the basis of the number of primary subscribers. Premium program services are licensed for a fee payable to such suppliers generally calculated on the basis of the number of subscribers to the particular premium service. VII Cable's programming contracts are generally for fixed periods of time ranging from 3 to 7 years. The costs to VII Cable to provide cable programming have increased in recent years and are expected to continue to increase due to additional programming being provided to subscribers, increased costs to produce or purchase cable programming, inflationary increases and other factors. Rate regulations adopted by the FCC implementing the 1992 Cable Act permit cable operators to pass through to subscribers increases in programming expenses for regulated tiers and to increase rates to reflect an annual inflation factor. In addition, cable operators may increase the charge to subscribers for regulated tiers of service by a regulated per channel fee, plus license fees, for each new channel added to a regulated tier, subject to certain price caps.

   Under the 1992 Cable Act, local broadcasting stations may require cable television operators to negotiate a fee for the right to continue to retransmit their local television signals ("Retransmission Consent") or, alternatively, may demand carriage under the 1992 Cable Act's "Must-Carry" provisions. Under the 1992 Cable Act, agreements to carry television stations expire every three years (the next expiration cycle is in October 1996), whereupon the station may either renegotiate the terms for its Retransmission Consent with the cable system for carriage or assert the station's "Must-Carry" right. Despite the statutory three-year cycle, and in compliance with the 1992 Cable Act, VII Cable's current retransmission agreements with television stations are generally terminable at will by the stations upon prior notice. See "--Regulation--Federal Regulation-- Must Carry/Retransmission Consent."

   Cable television systems are subject to the Copyright Act of 1976 (the "Copyright Act") which provides a compulsory license for carriage of copyrighted material on broadcast signals. See "--Regulation--Federal Regulation-- Compulsory Copyright."


COMPETITION

   VII Cable's cable systems currently compete for viewers with, or face potential competition from, other distribution systems which deliver programming by microwave transmission (through MMDS) and SMATV systems or directly to subscribers via either DBS or TVRO technology. Local multipoint distribution systems ("MLDS"), a newly developed microwave technology which to date has been deployed only on a trial basis, may be competitive with cable in the future.
The FCC has concluded a proceeding aimed at eliminating a number of technological and regulatory limitations applicable to, and thereby supporting the potential growth of, MMDS as a competitive video technology. The nature and extent of competition from such alternative distribution systems varies among and within cable systems and depends, in part, upon reliability, programming and pricing. Digital compression (a technology which when deployed will enable cable systems to increase the number of channels of programming available to subscribers without necessitating as extensive a rebuild as would otherwise be required) may allow cable systems to significantly increase the number of channels of programming they deliver and thereby help cable systems meet competition from these other distribution systems, particularly DBS (which already incorporates digital compression techniques). SMATV, DBS and TVRO are the alternative delivery technologies which currently offer competition to cable television systems. In the future, greater competition can be expected from DBS and, as described below, local telephone companies ("telcos").

   These competing video technologies are described in greater detail below:

          DBS. DBS services transmit signals by satellite to receiving facilities located on customers' premises. Newly deployed high-powered, digitally compressed, direct-to-home satellites now offer delivery of programming (including near video on demand ("NVOD")) to subscribers throughout the United States using relatively small roof-top or wall-mounted antennas. Companies offering DBS services use digital compression technology to increase satellite channel capacity and to provide a package of movies and other program services competitive to those of cable television systems. Two companies, United States Satellite Broadcasting, Inc. ("USSB") and Hughes DirecTV ("DirecTV") are currently offering DBS service using two high-powered satellites (with a third such satellite expected to be placed in service in the near future). Primestar Partners, L.P. ("Primestar"), in which TCI has an equity interest, is offering DBS service using a medium-powered satellite. Two other companies are expected to enter this marketplace in the near future. USSB and DirecTV together offer more than 100 channels of service using digital compression technology, Primestar currently offers approximately 80 channels of programming and other DBS entities propose providing similar program packages.

          SMATV. SMATV systems distribute programming to condominiums, apartment complexes and other multiple unit residential developments, often on an exclusive basis. Due to the widespread availability of the reasonably-priced earth stations through which SMATV systems operate, such systems can offer improved reception of local television stations as well as many of the same satellite-delivered services which are offered by franchised cable television systems. Unlike a franchised cable television system, SMATV systems generally require no local franchise approval in order to operate, pay no franchise fees and may confine their operations to small areas that are easy to serve and more likely to be profitable.

          MMDS/MLDS. MMDS systems, also known as wireless cable, deliver (and, when deployed, MLDS systems will deliver) programming services over microwave channels licensed by the FCC which are received by subscribers with special antennas. These systems are less capital intensive, are not required to obtain local franchises or to pay franchise fees and are subject to fewer regulatory requirements than cable television systems. To date, the ability of MMDS systems to compete with cable television systems has generally been limited by channel capacity, the lack of two-way interactive capabilities and the need for unobstructed line-of-sight over-the-air transmission. MLDS is expected substantially to overcome these impediments, but thus far has only been deployed on a trial basis. Additionally, the amount of spectrum to be made available for use by MLDS has not yet been determined by the FCC, and consequently it is not possible to predict the extent to which MLDS will be commercially exploited.
     Certain telcos have recently acquired or have options to purchase MMDS systems in furtherance of their strategy to position themselves to enter into the video services business. In the event the telcos make substantial additional capital investments in MMDS systems and related technology, MMDS could be expected to become more widely available to subscribers and therefore pose greater competition to cable television systems in the future than they do currently.

     The 1992 Cable Act prohibits a franchisor from granting exclusive franchises and from unreasonably refusing to award additional competitive franchises. Other cable operators have been franchised and may continue to apply for franchises in certain areas served by VII Cable's cable systems. In 1986, the U.S. Supreme Court held that cable system operations implicate First Amendment rights and that local franchising authorities may violate those rights by establishing franchise requirements, unless there is a legitimate government purpose. Since this decision, various federal district and appellate courts have issued contradictory opinions with respect to the enforceability of specific franchise requirements. Depending on the resolution of these cases, competitive entry by other operators into VII Cable's franchise areas and VII Cable's entry into other franchise areas could be more easily achieved.

     Telco video services. The entry of the telcos into the cable television business may provide additional competition to the cable industry. The Communications Act's prohibitions against telcos engaging in the distribution of video services within their local service areas have been held to be unconstitutional in a series of federal district court decisions. Although appellate court rulings upholding certain of these decisions are being appealed, on March 17, 1995, the FCC issued a public notice announcing that, pending disposition of these appeals, it will not enforce its cross-ownership rules in a manner inconsistent with these decisions.

     Pending the outcome of this litigation, the FCC has in the interim adopted and is currently refining video dial tone ("VDT") regulations which allow delivery of video programming by telcos over telephone lines in their local service areas. The programming may be provided by unaffiliated third party programmers or programmers owned by or affiliated with the applicable telco. In the former case, the telco need not obtain a franchise nor comply with other requirements of the Communications Act applicable to cable operators. In its current proceeding, the FCC is considering which, if any, of the Communications Act's requirements (including the obligation to obtain a franchise) should be imposed on telcos operating a VDT system which delivers programming of an entity affiliated with the telco. If the within-service-area telco-cable cross-ownership prohibitions are ultimately held to be unconstitutional, telcos could own within-service-area cable systems as traditional cable operators and would not have to comply with the FCC's VDT rules, which impose certain common-carrier requirements on telcos (i.e., use of the telco's facilities must be available to all programmers and program packagers on a non-discriminatory, first-come first-served basis). Certain telcos are already building such within-service-area cable systems. The FCC has also decided to streamline the process by which it previously reviewed telco proposals to build new communications facilities (including cable television systems), thereby facilitating the direct provision by telcos of cable television services.

     Furthermore, both houses of Congress have passed bills which, if enacted, would, among other things, permit telcos to enter the cable business either as traditional cable operators subject to the Communications Act's requirements applicable to cable operators or on a common carrier basis. This legislation would, if enacted, also permit cable systems to provide local exchange telephone service in competition with the telcos, by eliminating most of the state and local barriers to entry into the telephone business which currently exist.
These bills, which deal with a variety of matters of telecommunications policy and differ in certain significant respects, are being taken up for reconciliation in the House/Senate Conference Committee. It is not possible to predict the timing or the outcome of such proposed legislation. See "-- Regulation--Federal Regulation--Video Dialtone Regulations." In September 1995, VII Cable filed an application with the California Public Utilities Commission to provide telephone service in the greater San Francisco area. VII Cable has announced its intention to commence offering such service on a limited trial basis in the Castro Valley area in the first quarter of 1996. In addition, VII Cable is a general partner in three partnerships providing commercial competitive access telephone services which link business customers to long distance carriers via private networks owned by the cable television company partners and leased to the partnerships.

     The FCC is currently considering allowing broadcasters to utilize additional spectrum in new, digital transmission modes so that each currently licensed broadcaster could, if the FCC proposals are adopted, broadcast several additional channels of programming. Pending legislation would require the FCC to permit broadcasters to utilize digitally transmitted signals for various purposes including, if the FCC so determines, for additional channels of programming. The aggregation of these additional broadcast signals in a given market could pose additional competition for cable systems once digital broadcast transmissions are implemented. Broadcast signals are presently transmitted in analog rather than digital form. Full conversion from analog to digital mode is expected to occur within 10 to 15 years after the standards for digital transmissions are formally adopted by the FCC (and potentially sooner). These standards may be adopted by the FCC in 1996.

     VII Cable views the future success of its cable television distribution business as being dependent on supplying additional programming and new services to its customers and increasing primary and premium subscriber penetrations.


REGULATION

     VII Cable's business is subject to regulation by federal, state and local governmental authorities. The rules, regulations, policies and procedures affecting the cable television business are constantly subject to change. The descriptions which follow are summaries and should be read in conjunction with the texts of the statutes, rules and regulations described herein. The descriptions do not purport to describe all present and proposed federal, state and local statutes, rules and regulations affecting VII Cable's business.


FEDERAL REGULATION

     1992 Cable Act. On October 5, 1992, Congress enacted the 1992 Cable Act, substantially amending the regulatory framework under which cable television systems have operated since the Communications Act was amended by the 1984 Cable Act. The FCC, through its rules and regulations, began implementing the requirements of the 1992 Cable Act in 1993. The following is a summary of certain significant issues:

          Rate Regulation. The Benchmark Regulations established a "benchmark" formula used to set a cable operator's "initial permitted rate" or "transitional rate" for regulated tiers of cable service. Cable systems whose rates exceeded the applicable benchmark were required to reduce their rates either to the benchmark or by 17% from those charged on September 30, 1992, whichever reduction was less. These regulations also established the prices that an operator may charge for subscriber equipment and installation services, based on the operator's actual cost plus a permitted 11.25% margin of profit.

          The FCC in 1994 also (1) adopted interim standards governing "cost-of-service" proceedings pursuant to which a cable operator may attempt to prove that its costs of providing regulated service justify initial permitted rates that are higher than those produced under the benchmark approach, and (2) established a regulatory scheme to adjust initial permitted rates on a going-forward basis for inflation and certain "external" cost increases, which provided (among other things) a pass-through of, and 7.5% mark-up for, increases in an operator's programming expenses.

          In the November 1994 Regulations, the FCC revised its "going forward" rules to increase the price which could be charged for new channels. The new rules allow operators to pass through to subscribers the costs, plus a $0.20 per channel mark-up, for channels added to regulated tiers, other than limited basic service, so long as the total increase does not exceed $1.50 through 1996. For 1997, the November 1994 Regulations allow an operator to recover all product costs for such new channels, plus $0.20 per channel, up to a ceiling allowing recovery of all product costs plus $1.20. In addition, operators may launch new services as optional NPTs on an unregulated basis, although the FCC may in the future determine to regulate NPTs. In September 1995, the FCC again liberalized its cable rate rules. Among other things, the new rules permit the recovery of significant upgrade costs on a cost-of-service basis without subjecting all of the system's costs to a full cost-of-service review. There are positive and negative effects to the new rules. They will change how often rate changes can be made (once per year) but allow for full recovery of costs. However, there is expected to be a delay between the incurrence of cost increases and the collection of revenue.

     The implementation of the Benchmark Regulations has had and is expected to continue to have a negative effect on VII Cable's revenues and earnings from operations. The reduction in revenues in 1994 was partially offset by customer growth and subsequent permitted rate increases. On a going-forward basis, the November 1994 Regulations have mitigated and are expected to continue to mitigate a portion of the adverse impact of the reduction in revenues of VII Cable. For example, VII Cable has launched multi-channel NPTs in various systems. See "--Subscriber Services and Rates." Further, VII Cable has made cost-of-service filings in two systems. While VII Cable cannot predict the outcome of these filings, it believes that both cost-of-service proceedings justify rates in excess of those calculated using the Benchmark Regulations.

          The 1992 Cable Act deregulated cable systems subject to "effective competition" (as defined in such statute). Legislation passed by the Senate on June 15, 1995 (the "Senate Bill") would, in addition, eliminate rate regulation of (a) all regulated tiers (other than the basic tier) except for those cable operators whose rates substantially exceed the national average, and (b) all cable systems which are subject to telco video competition. Legislation passed by the House on August 4, 1995 (the "House Bill") would, in addition, eliminate rate regulation of (i) all regulated tiers (other than the basic tier) within 15 months of the House Bill's enactment into law (and immediately for smaller systems, as defined in the House Bill), and (ii) all cable systems in areas in which a telco is authorized to provide cable services. Additionally, the House Bill would substantially raise the minimum number of subscriber complaints which must be filed with the FCC during the 15-month interim period with respect to matters within the FCC's jurisdiction concerning regulated tiers of programming in order to commence a rate proceeding. The House Bill and Senate Bill cover a variety of other issues affecting U.S. telecommunications policy and diverge in their treatment of such issues. Such differences are being taken up in the House/Senate Conference Committee in an attempt to reconcile the Senate Bill and House Bill. VII Cable is unable to predict the timing or outcome of any such proposed legislation.

          Carriage of Affiliated Programming. The FCC's implementing regulations limit the number of channels on a cable system which may be used to carry the programming of such system's affiliated (as defined by FCC regulations) cable programmers. These regulations (the "Channel Occupancy Rules") generally provide that no more than 40% of such a system's channels can be used to carry the programming of the system's affiliated cable programmers. These channel occupancy limits apply to up to 75 channels of a given system. To the extent that TCI and its affiliates supply VII Cable with programming services after the consummation of the Transaction, the Channel Occupancy Rules will affect the number of TCI-affiliated programming services that VII Cable's systems distribute to their subscribers until such time as VII Cable increases channel capacity on a system by system basis beyond 75 channels. However, no program service currently carried by VII Cable's systems is anticipated to be dropped because of the Channel Occupancy Rules. Viacom is unable to predict the impact, if any, of the Channel Occupancy Rules on the programming carried by VII Cable after the consummation of the Transaction.

          Must Carry/Retransmission Consent. Local broadcasting stations may require cable television operators to negotiate a fee for the right to continue to retransmit their local television signals or, alternatively, may demand carriage under the 1992 Cable Act's "Must-Carry" provisions.
     See "--Programming." In addition, a cable system may not carry any commercial non-satellite-delivered television station which is "distant" to communities served by such system, certain satellite-delivered television stations which are distant to those communities or any radio station without obtaining the consent of such station for such retransmission; however, such television and radio stations do not have Must Carry rights. Stations having Retransmission Consent rights may require payment in consideration for Retransmission Consent. VII Cable has negotiated retransmission rights for a number of commercial local and distant television stations which it carries. Some of these agreements are on an interim basis and may be canceled by the stations. VII Cable also carries a number of local stations pursuant to their exercise of their Must Carry rights. Local non-commercial television stations have Must Carry rights, but may not elect Retransmission Consent. The Must Carry rules were challenged by cable program services and cable system operators. In April 1993, a District of Columbia three-judge federal district court upheld the rules against a First Amendment attack. In June 1994, the U.S. Supreme Court held that the rules were content-neutral rather than per se unconstitutional, but vacated the federal district court's decision and remanded the case back to the federal district court to determine whether the Must Carry rules are drafted narrowly enough to satisfy constitutional requirements applicable to legislative restrictions on cable operators' First Amendment rights. The Must Carry rules remain in effect pending the decision of the district court on remand.

          Buy Through to Premium Services. Pursuant to the 1992 Cable Act, a cable system may not require subscribers to purchase any tier of service other than the basic service tier in order to obtain services offered by the cable operator on a per channel (e.g., premium services) or pay-per-view basis. A cable system which is not now fully addressable and which cannot utilize other means to facilitate access to all of its programming will have until October 2002 to comply with this provision through the implementation of fully addressable technology. VII Cable's cable systems have already substantially implemented compliance.

          Compulsory Copyright. Cable television systems are subject to the Copyright Act which provides a compulsory license for carriage of copyrighted material on broadcast signals. Distant signals are licensed at prescribed rates (the proceeds of which are divided among the various copyright holders of the programs contained in such signals). No license fee is payable to any copyright holder for retransmission of broadcast signals which are "local" to the communities served by the cable system. Various bills have been introduced into Congress from time to time that would eliminate or modify the cable television compulsory license. Without the compulsory license, VII Cable could incur additional costs for its carriage of programming of certain broadcast stations and if some broadcast stations are not carried, customer satisfaction with cable service could be adversely affected until satisfactory replacement programming is found.

          Copyrighted music performed in programming supplied to cable television systems by premium program services and advertiser-supported program services has generally been licensed by the networks through private agreements with the American Society of Composers, Authors and Publishers ("ASCAP") and Broadcast Music, Inc. ("BMI"), the two major performing rights organizations in the United States. ASCAP and BMI offer "through to the viewer" licenses to the program services which cover the retransmission of the program services' programming by cable television systems to their customers. However, the performing rights organizations have claimed the right to receive royalties from cable systems for their transmission of music contained in other programming. Cable systems have not yet concluded negotiations with respect to these licensing fees.

          ASCAP has instituted suit against two named cable operators and unnamed operators as a class claiming that these cable systems are violating copyright of musical compositions contained in programming distributed by the systems on a pay-per-view basis.

          Ownership Limitation. Pursuant to the 1992 Cable Act, the FCC has imposed limits on the number of cable systems which a single cable operator may own. In general, no cable operator may hold an attributable interest in cable systems which pass more than 30% of all homes nationwide. Attributable interests for these purposes include voting interests of 5% or more (unless there is another single holder of more than 50% of the voting stock), officerships, directorships and general partnership interests. The FCC has stayed the effectiveness of these rules pending the outcome of the appeal of a federal district court decision holding this ownership limitation provision of the 1992 Cable Act unconstitutional.

     Judicial challenges have been filed regarding other provisions of the 1992 Cable Act, including the provisions relating to rate regulation, Must Carry/Retransmission Consent, and the mandated availability of cable channels for leased access and PEG programming and the treatment of indecent programming distributed by cable systems on public and leased-access channels. If enacted, the House and Senate Bills may affect the status of the rate regulation lawsuits. See "Regulation--Federal Regulation."

     Video Dialtone Regulations. A series of federal district court decisions has declared unconstitutional and enjoined enforcement of the Communications Act's ban (the "Video Programming Ban") on the direct provision of video programming by a telco in its local service area. The U.S. Courts of Appeals for the Fourth and Ninth Circuits (in which VII Cable operates cable systems)
have affirmed the district court rulings brought before them on appeal.   Prior
to these court rulings, the FCC had reinterpreted and liberalized the Video Programming Ban in its 1992 "video dialtone" decision, authorizing a role for telco participation in video distribution where such participation had previously been prohibited. The FCC's VDT policy is being challenged in court by cable interests as violating the Communications Act. It is also being challenged in court by telephone interests as not being liberal enough. The policy permits in-service-area delivery of video programming by a telco and exempts telcos from the Communications Act's franchising requirements so long as their facilities are capable of two-way video and are used for transmission of video programming on a common carrier basis. Under the FCC's VDT policy, telcos are also permitted to provide, on a non-common carrier basis, additional "enhanced" services such as video gateways, video processing services, customer premises equipment and billing and collection.

     In January 1995, in response to the court rulings discussed above striking down the Video Programming Ban, the FCC issued a Notice of Proposed Rulemaking seeking to craft rules to govern telco provision of video programming directly to subscribers in instances where the telco distributes over its VDT system programming which it or one of its affiliates owns. The FCC's pending proceeding addresses the extent to which regulations applicable to common carriers and/or regulations applicable to cable operators should govern telcos that provide video programming directly to subscribers over their own VDT systems, including the necessity of a telco obtaining franchises and paying franchise fees. The FCC has already approved several VDT construction applications for market trials and/or limited commercial deployment and has granted, in part, the first tariff filed to govern the rates and terms of a VDT offering. In response to the court rulings noted above, the FCC's more recent VDT authorizations have also allowed telcos to serve as program packagers on their VDT platforms. Both the House Bill and Senate Bill contemplate a relatively permissive framework for telco entry into the direct provision of video services, essentially giving the telcos the option to choose between operating as a traditional cable operator, subject to all of the cable provisions of the Communications Act, or operating as a VDT system, in which case a telco would be regulated as a common carrier, subject only to certain cable provisions of the Communications Act.

     At present, state and/or local laws do not prohibit cable television companies from engaging in certain kinds of telephony business in many states, but affirmative state approval must generally be obtained before a cable operator can offer telephony services. Several states, including California and Ohio (in which VII Cable operates), have recently reduced barriers to entry into the telephone business, but substantial impediments still exist. Both the House Bill and Senate Bill propose generally to eliminate state and local entry barriers which currently either prohibit or restrict an entity's (including a cable operator's) ability to offer telecommunications services (including telephone exchange service) in competition with telcos and to interconnect on a non-discriminatory basis with telcos and utilize certain telco facilities in order to provide service in competition with a telco after the date of enactment of such legislation. VII Cable cannot predict the outcome or impact of these legislative and regulatory efforts although it can be anticipated that cable operators could benefit from the elimination of barriers to the provision of competitive telephone access. If the pending legislation does not become law, and the U.S. Supreme Court affirms the lower court decisions holding the Communications Act's Video Programming Ban unconstitutional, certain of the telcos have stated their intention to enter the video programming business immediately. In the event that the pending Senate and House Bills are not enacted and the Video Programming Ban should ultimately be held to be constitutional by the U.S. Supreme Court, the FCC's VDT policy will continue to permit at least one method for the provision of video services by telcos in their local service areas.

STATE AND LOCAL REGULATION

     State and local regulation of cable is exercised primarily through the franchising process under which a company enters into a franchise agreement with the appropriate franchising authority and agrees to abide by applicable ordinances. Local franchising authorities are also permitted to exercise rate regulation authority over limited basic service within federal constraints and to regulate customer service standards where permitted by state law. See "-- Federal Regulation."

     In addition to the above, under the Communications Act, franchising authorities may control only cable-related equipment and facilities requirements and may not require the carriage of specific program services. However, federal law (as implemented by FCC regulations) mandates the carriage of both commercial television stations which elect to exercise their Must Carry rights and noncommercial television broadcast stations if such stations are "local" to the area in which a cable system is located. See "--Federal Regulation" and "--Must Carry/Retransmission Consent."


PROPERTIES

     A cable television system consists of three principal operating components. The first component, known as the headend, receives television, radio and information signals by means of special antennas and satellite earth stations. The second component, the distribution network, which originates at the headend and extends throughout the system's service area, consists of microwave relays, coaxial or fiber optic cables and associated electronic equipment placed on utility poles or buried underground. The third component of the system is a "drop cable," which extends from the distribution or trunk network into each customer's home and connects the distribution system to the customer's television set.

     VII Cable leases premises in Pleasanton, California for its corporate headquarters. Pursuant to the Implementation Agreement, the corporate headquarters lease will be included in the Conveyance to Viacom Services. VII Cable also owns and leases parcels of real property for signal reception sites (antenna towers and headends), microwave facilities and business offices in California, Ohio, Oregon, Tennessee and Washington (the locations of VII Cable's franchises). Viacom International believes that such premises are in good condition and are suitable and adequate for its business operations.


EMPLOYEES

     At December 31, 1994, VII Cable had 2,210 employees. VII Cable is a party to a collective bargaining agreement dated August 2, 1994 with Teamsters Local
856 covering 50 employees in San Francisco, California.   VII Cable considers
its relations with its employees to be good.


LEGAL PROCEEDINGS

     VII Cable is a party to various legal proceedings that are ordinary and incidental to its business. Management does not believe that any legal proceedings currently pending will have a material adverse effect on the consolidated financial position of VII Cable.

                                   MANAGEMENT

     The following table sets forth certain information regarding each person who will serve as a director and executive officer of VII Cable immediately following the Stock Issuance.


NAME                    AGE            POSITION
----                    ---            --------

Bob Magness              71            Director

John C. Malone           54            Director

Donne F. Fisher          57            Director

Brendan R. Clouston      42            President and Director

Barry P. Marshall        49            Executive Vice President

Stephen M. Brett         55            Senior Vice President and Secretary

Bernard W. Schotters     50            Senior Vice President and Treasurer

Gary K. Bracken          56            Senior Vice President

     There are no family relations, of first cousin or closer, among any of the foregoing persons, by blood, marriage or adoption.

     During the past five years, none of the foregoing persons has had any involvement in a legal proceeding that would be material to an evaluation of his ability or integrity.

MANAGEMENT BIOGRAPHIES

     Bob Magness has served as Chairman of the Board and as a director of TCI since June 1994 and of TCI Cable since 1968.

     John C. Malone has served as Chief Executive Officer and President of TCI since January 1994. He also served as Chief Executive Officer of TCI Cable from March 1992 to October 1994 and President of TCI Cable from 1973 to October 1994. Dr. Malone is a director of TCI, TCI Cable, Tele-Communications International, Inc., Turner Broadcasting System, Inc., BET Holdings, Inc. and The Bank of New York.

     Donne F. Fisher has served as Executive Vice President and Treasurer of TCI since January 1994. From 1970 through October 1994, Mr. Fisher held various executive positions with TCI Cable, including Executive Vice President, Senior Vice President and Treasurer. Mr. Fisher is a director of TCI, TCI Cable and General Communication, Inc.

     Brendan R. Clouston has served as Executive Vice President of TCI since January 1994 and President and Chief Executive Officer of TCI Cable since October 1994. From March 1992 to October 1994, he served as TCI Cable's Executive Vice President and Chief Operating Officer, and from December 1991 to March 1992, its Senior Vice President. Prior to joining TCI Cable in 1991, Mr. Clouston held various executive positions with United Artists Entertainment Company, including Executive Vice President and Chief Financial Officer.

     Barry P. Marshall has served as TCI Cable's Executive Vice President and Chief Operating Officer since October 1994. From March 1992 to January 1994, he served as Executive Vice President and Chief Operating Officer of TCI Cable's primary operating subsidiary, where he directly oversaw all of TCI Cable's regional operating divisions. From 1986 to March 1992, Mr. Marshall was Vice President and Chief Operating Officer of TCI Cable's largest regional operating division.

     Stephen M. Brett has served as Executive Vice President, General Counsel and Secretary of TCI since January 1994. He has also served as Senior Vice President and General Counsel of TCI Cable since December 1991. From August 1988 to December 1991, Mr. Brett was Executive Vice President-Legal and Secretary of United Artists Entertainment Company and its predecessor, United Artists Communications, Inc.

     Bernard W. Schotters has served as Senior Vice President-Finance and Treasurer of TCI Cable since December 1991. From 1981 to December 1991, he was TCI Cable's Vice President-Finance and Treasurer. Mr. Schotters also serves as Vice President and Treasurer of most of TCI's subsidiaries.

     Gary K. Bracken has served as controller of TCI Cable since 1969 and as its Senior Vice President since December 1991. He also serves as TCI Cable's chief accounting officer, a position he has held since 1982.

BOARD OF DIRECTORS

     Composition and Term. VII Cable's Restated Certificate of Incorporation will provide for a Board of Directors (the "VII Cable Board") of not less than three members, with the exact number of directors to be fixed by resolution of the VII Cable Board. The VII Cable Board will initially consist of four members, each of whom shall serve a one-year term or until his earlier death, resignation or removal.

     Committees. The VII Cable Board will have an Audit Committee consisting of Messrs. Malone, Fisher and Clouston. The duties of the Audit Committee will be to review and monitor VII Cable's financial reports and accounting practices to ascertain that they are within acceptable limits of sound practice, to receive and review audit reports submitted by VII Cable's independent auditors and by its internal auditing staff and make such recommendations to the VII Cable Board as may seem appropriate to the Committee to assure that the interests of VII Cable are adequately protected and to review all related party transactions and potential conflict-of-interest situations.

COMPENSATION OF THE BOARD OF DIRECTORS

     VII Cable's directors will not be separately compensated by VII Cable for serving on the VII Cable Board or any committee thereof.

INDEMNIFICATION

     VII Cable will enter into indemnification agreements with each person who will serve as a director of VII Cable immediately following the Stock Issuance. The indemnification agreements will generally provide (i) for the prompt indemnification to the fullest extent permitted by law against (a) any and all expenses including attorneys' fees and all other costs paid or incurred in connection with investigating, preparing to defend, defending or otherwise participating in any threatened, pending or completed action, suit or proceeding related to the fact that such indemnitee is or was a director, officer, employee, agent or fiduciary of VII Cable or is or was serving at VII Cable's request as a director, officer, employee, agent or fiduciary of another entity, or by reason of anything done or not done by such indemnitee in any such capacity and (b) any and all judgments, fines, penalties and amounts paid in settlement of any claim, unless the "Reviewing Party" (defined as one or more members of the VII Cable Board or appointee(s) of the VII Cable Board who are not parties to the particular claim, or independent legal counsel) determines that such indemnification is not permitted under applicable law and (ii) for the prompt advancement of expenses to an indemnitee as well as the reimbursement by such indemnitee of such advancement to VII Cable if the Reviewing Party determines that the indemnitee is not entitled to such indemnification under applicable law. In addition, the indemnification agreements will provide (i) a mechanism through which an indemnitee may seek court relief in the event the Reviewing Party determines that the indemnitee would not be permitted to be indemnified under applicable law (and would therefore not be entitled to indemnification or expense advancement under the indemnification agreement) and (ii) indemnification against all expenses (including attorneys' fees), and the advancement thereof, if requested, incurred by the indemnitee in any action brought by the indemnitee to enforce an indemnity claim or to collect an advancement of expenses or to recover under a directors' and officers' liability insurance policy, regardless of whether such action is ultimately successful or not. Furthermore, the indemnification agreements will provide that after there has been a "change in control" in VII Cable (as defined in the indemnification agreements), other than a change in control approved by a majority of directors who were directors prior to such change, then, with respect to all determinations regarding rights to indemnification and the advancement of expenses, VII Cable will seek legal advice as to the right of the indemnitee to indemnification under applicable law only from independent legal counsel selected by the indemnitee and approved by VII Cable.

     The indemnification agreements will impose upon VII Cable the burden of proving that an indemnitee is not entitled to indemnification in any particular case and negate certain presumptions that may otherwise be drawn against an indemnitee seeking indemnification in connection with the termination of actions in certain circumstances. Indemnitees' rights under the indemnification agreements are not exclusive of any other rights they may have under Delaware law, the VII Cable Bylaws or otherwise. Although not requiring the maintenance of directors' and officers' liability insurance, the indemnification agreements require that indemnitees be provided with the maximum coverage available for any VII Cable director or officer if there is such a policy.

COMPENSATION OF EXECUTIVE OFFICERS

     Each of the persons who will serve as an executive officer of VII Cable immediately following the Stock Issuance is expected to continue to serve as an officer of TCI and/or TCI Cable. None of the executive officers of VII Cable is expected to be separately compensated by VII Cable for serving in such capacity.

                                  RISK FACTORS

     IN CONSIDERING WHETHER OR NOT TO TENDER SHARES OF VIACOM COMMON STOCK PURSUANT TO THE EXCHANGE OFFER, HOLDERS OF VIACOM COMMON STOCK SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION SET FORTH OR INCORPORATED IN THIS OFFERING CIRCULAR - PROSPECTUS AND, IN PARTICULAR, THE FOLLOWING:

TOTAL INDEBTEDNESS AND CASH FLOW OF VII CABLE

     After consummation of the Transaction, VII Cable will have debt which will be substantial in relation to its stockholders' equity. See "Unaudited Pro Forma Condensed Combined Financial Statements of VII Cable."

     The amount of VII Cable's debt could have important consequences to holders of shares of Viacom Common Stock who elect to tender shares in the Exchange Offer, including: (i) limiting VII Cable's ability to obtain additional financing to fund future working capital requirements, capital expenditures, acquisitions or other general corporate requirements; (ii) requiring a substantial portion of VII Cable's cash flow from operations to be dedicated to debt service requirements, thereby reducing the funds available for operations and future business opportunities; (iii) requiring all of the indebtedness incurred under the Loan to be repaid prior to the time any payments for mandatory redemption are required with respect to the VII Cable Preferred Stock; and (iv) causing VII Cable to become more sensitive to adverse economic and industry conditions. Although neither TCI nor TCI Cable is obligated to provide additional capital or financial support to VII Cable after payment of the Subscription Payment, based upon current levels of operations, anticipated growth and intercompany advances, as required, from TCI, VII Cable expects to be able to generate sufficient cash flow to make all of the principal and interest payments when due on the Loan. No assurances can be given however, that VII Cable will be able to repay such borrowings. See "Description of Certain Indebtedness of VII Cable."

CONTROLLING STOCKHOLDER

     Immediately after completion of the Transaction, TCI Cable will own all of the outstanding common stock of VII Cable and TCI will own all of the outstanding common stock of TCI Cable. Consequently, TCI will be in a position to control the election of the of VII Cable Board as well as the direction and future operations of VII Cable.

POTENTIAL CONFLICTS OF INTEREST

     General. Following the consummation of the Transaction, it is expected that TCI or its affiliates will enter into business transactions, agreements and arrangements with VII Cable and its affiliates. These transactions, agreements and arrangements are expected to be on terms which in the aggregate are not materially different from those which could be obtained from unrelated third parties through negotiations on an arm's length basis. See "Description of VII Cable Capital Stock--VII Cable Preferred Stock--Certain Covenants--Transactions with Affiliates."

     Intercompany Agreements. Following the consummation of the Transaction, TCI and its affiliates will enter into a number of intercompany agreements with VII Cable and its affiliates covering the carriage of programming services, as well as matters such as lending arrangements, tax sharing and the use of certain trade names and service marks by VII Cable. It is anticipated that VII Cable will purchase a portion of its programming from cable programmers in which TCI or its affiliates (other than VII Cable) have an interest. In addition, it is anticipated that TCI will provide certain administrative, financial, treasury, accounting, tax, legal and other services to VII Cable and make available certain of its employee benefit plans to officers and employees of VII Cable and its affiliates. While these agreements and arrangements are expected to be on terms which in the aggregate are not materially different from those which could be obtained from unrelated third parties through negotiations on an arm's length basis, conflicts could arise in the interpretation, extension or renegotiation of the foregoing agreements. See "Relationship between VII Cable and TCI after the Exchange Offer."

     Business Opportunities. Following the consummation of the Transaction, TCI and VII Cable, through their respective affiliates, will each own or have interests in cable television systems. The presence of both companies in the cable distribution industry could give rise to potential conflicts of interest between them, including conflicts which may arise with respect to the acquisition of cable franchises covering areas contiguous with service areas in which TCI and VII Cable, through their respective affiliates, have franchises, as well as in other instances in which TCI and VII Cable may both be pursuing the same business opportunity.

DEPENDENCE ON ADDITIONAL CAPITAL

     The ownership, development and operation of cable television systems requires substantial capital investment. Significant capital expenditures are also required to maintain, upgrade, rebuild and expand such systems. During the five year period ended December 31, 1994, VII Cable's capital expenditures were $325 million. VII Cable expects that its capital expenditures in 1995 will be approximately $130 million. Of such amounts, approximately 56% have been incurred in connection with the rebuilding of VII Cable's cable distribution network. Additional capital expenditures will be required in order for VII Cable to take advantage of technological advances such as fiber optics, two-way communication and digital compression so as to enable it to offer such services as high-capacity data transmission, telephony, interactive video, NVOD and video on demand. VII Cable will therefore continue to need capital to fund such capital expenditures and working capital requirements for the foreseeable future. No assurance can be given that VII Cable will be able to obtain additional financing on terms acceptable to it and in an amount sufficient to meet such anticipated capital expenditure requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operation-- Liquidity and Capital Resources" and the historical and pro forma financial statements, including the notes thereto, of VII Cable.

RAPID TECHNOLOGICAL CHANGES

     The cable industry is subject to rapid and significant changes in technology. While Viacom's Cable Business is in the process of rebuilding its broadband network to be sufficiently flexible to permit the delivery to its customers of a variety of existing television and telephony services, and advanced, interactive and integrated entertainment, telecommunications and information services as they become available in the future, the effect of any future technological changes on the viability or competitiveness of VII Cable's business cannot be predicted.

MARKET UNCERTAINTIES WITH RESPECT TO VII CABLE PREFERRED STOCK

     Prior to the Exchange Offer, there has been no public market for the VII Cable Preferred Stock. Although the VII Cable Preferred Stock has been approved for quotation on Nasdaq, there can be no assurance that an active trading market for the VII Cable Preferred Stock will be established or maintained after the consummation of the Exchange Offer. The prices at which the VII Cable Preferred Stock trades will be determined by the marketplace and could be subject to significant fluctuations in response to many factors, including, among other things, variations in quarterly operating results, changes in economic conditions in the industries in which VII Cable participates and changes in government regulations. In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations as well as economic conditions may adversely affect the market price of VII Cable Preferred Stock.

TOTAL INDEBTEDNESS OF VIACOM

     As of December 31, 1994 and September 30, 1995, Viacom had outstanding total indebtedness of approximately $10.4 billion and $10.9 billion, respectively, and at each such date 5% preferred stock with a liquidation preference of $1.2 billion. Viacom's scheduled maturities of long-term debt, through December 31, 1999 assuming full utilization of the outstanding credit agreements (after giving effect to the reduction in commitments resulting from the Transaction), are approximately $150 million (1997), $1 billion (1998) and $1.5 billion (1999). Viacom's preferred stock dividend requirement is $60 million per year.

REGULATION AND COMPETITION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation on the federal, state and local levels. Many aspects of such regulations are currently the subject of judicial proceedings and administrative or legislative proposals. The 1992 Cable Act amended the Communications Act and has significantly expanded the scope of cable television regulation in effect immediately prior to the enactment of the 1992 Cable Act. The FCC was required to complete a number of rulemaking proceedings under the 1992 Cable Act, the majority of which, including certain of those related to rate regulation, have been completed. A number of provisions in the 1992 Cable Act relating to, among other things, rate regulation, have had an adverse effect, potentially material, on the cable television industry and on the Cable Business. In particular, pursuant to the 1992 Cable Act, the FCC adopted regulations that permit franchising authorities to set rates for basic service and the provision of cable-related equipment. To the extent that existing rates (which VII Cable has adjusted to comply with the 1992 Cable Act and the regulations thereunder) are found, upon review, to exceed those permitted by the FCC regulations, franchising authorities may require cable television systems to reduce those rates and provide refunds for up to a one-year period. The FCC will also, upon a complaint by a customer or franchising authority, determine whether rates for regulated non-basic service tiers are unreasonable and, if so found, reduce such rates and provide refunds from the date of such complaint.

     The FCC's Cable Services Bureau has issued rulings with respect to the rates which Viacom charged to subscribers for regulated non-basic Satellite Value Package services from the date of complaint to July 14, 1994. Although Viacom has adjusted its rates to conform with the FCC's rate standards, these rulings required reductions in rates and refunds in most cases. Virtually every case is now undergoing an internal appeal process at the FCC. The FCC has not issued any rulings on the rates which have been in effect since July 15, 1994. In addition, local franchising authorities have issued rate rulings in respect of Viacom's Limited Service tier in a majority of jurisdictions. These rulings have either been implemented or appealed to the FCC for the correction of technical errors. It is possible that additional orders by the FCC or by local franchising authorities will result in additional rate refunds for prior periods. However, future rates will be subject to increase under the FCC's recently revised rate rules, which generally permit operators to increase tier rates to recover reasonably anticipated changes in cost and inflation to account for past years' cost changes, recovering such costs with interest for time lost as a result of regulatory delays. In addition, the House and Senate Bills could, if enacted, substantially deregulate many of these rates. Under the House Bill, all pending complaints at the FCC in respect of any given franchise would be dismissed unless there were complaints outstanding at the enactment date which represented 3% or more of the subscribers in such franchise area. (Most of VII Cable's FCC cases were initiated by only one or a few complaints.) In addition, within 15 months after enactment of the House Bill, services other than the Limited Service tier would be deregulated. Under the Senate Bill, non-premium services other than the Limited Service tier would be subject to regulation only if the rates charged for such services in a given system substantially exceed the national average. No assurance can be given as to whether and in what form such proposed legislation will be enacted. See "Business of VII Cable--Regulation --Federal Regulation."

     Cable television companies operate under franchises granted by state, county or local authorities which are subject to renewal and renegotiation from time to time. The 1992 Cable Act prohibits franchising authorities from granting exclusive cable television franchises and from unreasonably refusing to award additional competitive franchises; it also permits municipal authorities where authorized locally to operate cable television systems in their communities without a franchise. Therefore, there is a potential for competition with VII Cable's cable television systems from these sources, as well as from other distribution systems capable of delivering television programming to homes. Recent court and administrative decisions have removed certain of the restrictions that heretofore have limited entry into the cable television business by potential competitors, such as MMDS delivery systems and telcos, and the Senate and House Bills, if enacted, could result in the elimination of other such restrictions. Viacom cannot predict the extent to which competition will materialize from other cable television operators, other distribution systems for delivering television programming to the home or other potential competitors, or, if such competition materializes, the extent of its effect on VII Cable. See "Business of VII Cable--Competition."

TAX TREATMENT OF THE TRANSACTION

     On             , 199  , Viacom received a Ruling Letter from the IRS
stating that, for U.S. federal income tax purposes, the Transaction will qualify under Sections 355 and 368 of the Internal Revenue Code of 1986, as amended (the "Code"), as a distribution that is tax-free to Viacom's stockholders (except with respect to cash received in lieu of fractional shares) and, in general, tax-free to Viacom. Nevertheless, if Viacom, having obtained the Ruling Letter from the IRS, consummates the Transaction and the Transaction is subsequently held to be taxable, both Viacom and its stockholders could be subject to tax on the Transaction (subject to the obligation of TCI and TCI Cable to indemnify Viacom under certain circumstances pursuant to the Tax Indemnity Letter (as defined herein)), which tax could be material. See "Certain Federal Income Tax Consequences."

     The Tax Indemnity Letter provides for indemnification on an after-tax basis by TCI and TCI Cable, jointly and severally, of each member of the Viacom consolidated group of companies in the event that any or all of the Ruling Letter, following its issuance by the IRS, is withdrawn or otherwise not followed by the IRS and the Transaction or any of the component steps of the Transaction gives rise to federal, state or local income or franchise tax liability as a result of any misstatements or omissions of material fact in respect of certain representations made by TCI and TCI Cable with regard to VII Cable and its subsidiaries. See "Arrangements Among Viacom, Viacom International, TCI and TCI Cable--Terms of Certain Ancillary Agreements."

                  SECURITY OWNERSHIP OF VII CABLE COMMON STOCK

     Viacom International is currently a wholly owned subsidiary of Viacom. After the consummation of the Transaction, Viacom will not own any interest in VII Cable.


              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                       MANAGEMENT OF VIACOM COMMON STOCK

     Set forth below, as of November 15, 1995 (and without giving effect to the Transaction), is certain information concerning beneficial ownership of Viacom Common Stock by (i) each director of Viacom, (ii) each of the executive officers named below, (iii) all executive officers and directors of Viacom as a group, and (iv) holders of 5% or more of the outstanding shares of Viacom Common Stock.

                SHARES OF VIACOM COMMON STOCK BENEFICIALLY OWNED

                                                 NUMBER
                                TITLE OF        OF EQUITY       OPTION      PERCENT
NAME                         EQUITY SECURITY     SHARES       SHARES(1)    OF CLASS
----                         ---------------  -------------  ------------  ---------
George S. Abrams             Class A Common           --(2)         --           --
                             Class B Common          200(2)     16,500           (6)

Steven R. Berrard            Class A Common       58,393       141,239           (6)
                             Class B Common      461,221     1,100,170           (6)
                             3 Year Warrant        1,206            --           (6)
                             5 Year Warrant          723            --           (6)

Frank J. Biondi, Jr.         Class A Common          453(3)     24,000           (6)
                             Class B Common      178,441(3)    294,000           (6)

Philippe P. Dauman           Class A Common        1,060(3)         --           (6)
                             Class B Common        8,445(3)     60,000           (6)

Thomas E. Dooley             Class A Common        2,120(3)      4,000           (6)
                             Class B Common        2,233(3)     77,666           (6)

Edward D. Horowitz           Class A Common          281(3)      4,000           (6)
                             Class B Common          807(3)     88,000           (6)

George D. Johnson, Jr.       Class A Common        6,482(4)     68,706           (6)
                             Class B Common       49,298(4)    540,042           (6)

Ken Miller                   Class A Common           --(2)         --           --
                             Class B Common           --(2)     16,500           (6)

National Amusements, Inc.    Class A Common   45,547,214(5)         --         61.0%
200 Elm Street               Class B Common   46,565,414(5)         --         15.9%
Dedham, MA  02026

Brent D. Redstone                    --               --            --           --

Shari Redstone                       --               --            --           --

Sumner M. Redstone           Class A Common   45,547,294(5)         --         61.0%
                             Class B Common   46,565,494(5)         --         15.9%

Frederic V. Salerno          Class B Common           --         6,500           (6)

William Schwartz             Class A Common           --(2)         --           --
                             Class B Common           --(2)     16,500           (6)

Ivan Seidenberg                      --               --            --           --

Mark M. Weinstein            Class A Common          392(3)      7,500           (6)
                             Class B Common          505(3)     91,500           (6)

All directors and            Class A Common       74,840(3)    259,345         0.45%
executive officers as a      Class B Common      714,978(3)  2,486,908         1.09%
group other than             3 Year Warrant        1,206         1,875           (6)
Mr. Sumner Redstone          5 Year Warrant          723         1,125           (6)
(22 persons)
----------------------

(1) Reflects shares subject to options to purchase such shares which on November 15, 1995 were unexercised but were exercisable within a period of 60 days from that date. These shares are excluded from the column headed "Number of Equity Shares."

(2) Messrs. Abrams, Miller and Schwartz participate in Viacom's Deferred Compensation Plan in which their directors' fees are converted into stock units. Messrs. Abrams, Miller and Schwartz have been credited with 4,362, 3,984 and 3,956 Class A Common Stock units, respectively, and 4,556, 4,158 and 4,127 Class B Common Stock units, respectively.

(3)   Includes shares held through the Company's 401(k) plans.

(4) Does not include 158,833 shares of Class A Common Stock and 1,003,473 shares of Class B Common Stock transferred to irrevocable trusts, of which Mr. Johnson and his wife are beneficiaries, for which Mr. Johnson disclaims beneficial ownership. Also does not include 14,110 shares of Class A Common Stock and 110,929 shares of Class B Common Stock held in trusts for the benefit of Mr. Johnson's children for which Mr. Johnson disclaims beneficial ownership.

(5) Except for 80 shares of each class of Common Stock owned directly by Mr. Redstone, all shares are owned of record by NAI. Mr. Redstone is the Chairman and the beneficial owner of the controlling interest in NAI and, accordingly, beneficially owns all such shares.

(6)   Less than 1%.

       ARRANGEMENTS AMONG VIACOM, VIACOM INTERNATIONAL, TCI AND TCI CABLE

      The following is a summary of the material provisions of the Parents Agreement, the Implementation Agreement and the Subscription Agreement, copies of which are attached as exhibits to the Registration Statement and incorporated herein by reference. The following summary does not purport to be complete and is qualified in its entirety by reference to the full texts of such exhibits.

TERMS OF THE PARENTS AGREEMENT

TRANSACTIONS OCCURRING PRIOR TO THE EXCHANGE DATE

      Under the Parents Agreement, Viacom has agreed to cause the Recapitalization. Pursuant to the Recapitalization, VII Cable will amend and restate its certificate of incorporation so as to, among other things, (i) change the par value of its Class A Common Stock from $.01 to $100.00, (ii) increase the number of authorized shares of Class A Common Stock to shares (i.e., the total number of shares of VII Cable Class A Common Stock to be issued to holders of Viacom Common Stock pursuant to the Exchange Offer), such number of shares being equal to (x) the Estimated Asset Value of VII Cable minus $1.7 billion, (y) divided by $100, and (iii) authorize 100 shares of Class B Common Stock, $0.01 par value per share, and (iv) authorize a number of shares of VII Cable Preferred Stock equal to the number of shares of VII Cable Class A Common Stock authorized under (ii) above. The obligation of Viacom to cause VII Cable to take such action is subject to, among other conditions, the condition that Viacom shall have accepted shares of Viacom Common Stock for exchange in the Exchange Offer.

THE EXCHANGE OFFER

      The Parents Agreement requires Viacom to make the Exchange Offer (subject to the terms and conditions set forth in "The Exchange Offer--Terms of the Exchange Offer" and "--Certain Conditions of the Exchange Offer").

CERTAIN OTHER AGREEMENTS

      Pursuant to the Parents Agreement, TCI and TCI Cable have agreed (i) to execute and deliver the Subscription Agreement, (ii) that the documentation for the Loan will not contain, and the Loan will not be made on, any terms or conditions thereof that (x) are inconsistent with the terms of the Transaction or the VII Cable Preferred Stock or (y) would require the grant of any security interest in an asset of Viacom or any of its affiliates (other than (a) a grant by Viacom International of a security interest in the Cash Collateral Account (as defined in the Subscription Agreement) prior to the Exchange Time, (b) the pledge by Viacom International or by certain cable division subsidiaries which are identified in the Implementation Agreement (each, a "Cable Division Subsidiary") of stock in a Cable Division Subsidiary that is effective upon the release of all funds to Viacom International from the Cash Collateral Account or
(c) pursuant to certain provisions of the Implementation Agreement (collectively, "Inconsistent Terms")), (iii) not to permit Viacom International or any Cable Division Subsidiary to engage in any transaction on the Exchange Date other than in the ordinary course of business and other than transactions required to take place on the Exchange Date by the Parents Agreement, Implementation Agreement or Subscription Agreement, and (iv) to acknowledge that certain direct and indirect subsidiaries of Viacom International (the "PCI Subsidiaries") which were formerly includable in the consolidated federal income tax returns of the affiliated group of which Paramount Communications Inc. was the common parent (the "PCI Group") intend to apply to the IRS for permission to designate Paramount Pictures Corporation or another PCI Subsidiary as the agent for the PCI Group pursuant to Treasury Regulation 1.1502-77(d) and to cooperate in attempting to have such permission granted.

      TCI additionally has agreed not to consummate any transaction in which all or a majority in value of its assets (as determined by TCI) are distributed without fair consideration to its direct or indirect stockholders unless (x) the transferee of such assets assumes or, if such assets represent principally an equity interest in an entity, such entity assumes, by instrument reasonably satisfactory to Viacom, TCI's obligations pursuant to the Transaction to which TCI is a party and (y) the equity of such transferee or entity has a fair market value immediately following such transaction of at least $1.5 billion.

      Pursuant to the Parents Agreement, Viacom has agreed to cause Viacom International and Viacom Services to execute and deliver the Implementation Agreement to each other and to cause Viacom International to execute and deliver to TCI and TCI Cable the Subscription Agreement.

      Right of First Offer. Pursuant to the Parents Agreement, Viacom has agreed that, in the event the Parents Agreement is terminated solely as a result of the failure of the condition precedent relating to Viacom's satisfaction with the treatment of the Transaction for federal income tax purposes, then if at any time during the period commencing on the date of such termination and ending on the date which is eighteen months after the date of such termination (the "Offer Period") Viacom intends to sell all or substantially all of the Cable Business, or all or substantially all of the Bay Area system or the Puget Sound system, or all or substantially all of the stock of any subsidiary or subsidiaries the assets of which consist primarily of all or substantially all of the Cable Business, the Bay Area system or the Puget Sound system (in any such case, an "Offered Business"), Viacom shall deliver to TCI a written notice to such effect. If TCI notifies Viacom in writing of its desire to conduct negotiations regarding such sale within five Business Days of its receipt of such notice from Viacom, Viacom and TCI shall negotiate in good faith during the period ending on the sixtieth day after the date of such notice by Viacom (the "Negotiation Period") to reach an agreement for the sale of the Offered Business to TCI. During the Negotiation Period, Viacom shall notify TCI of the amount, and material terms, of the consideration Viacom would be willing to accept for a sale of the Offered Business (a "Price Notice") on one or more occasions. If a binding agreement for a sale of the Offered Business is not reached by the end of the Negotiation Period, for a period of 120 days following the termination of the Negotiation Period, Viacom may sell (or enter into a binding agreement to sell) the Offered Business for an aggregate consideration equal to or greater than the fair market value of the consideration set forth in the Price Notice delivered by Viacom during the Negotiation Period reflecting the lowest fair market value consideration, and, if such sale is consummated, TCI shall have no further rights of first offer under the Parents Agreement. If (i) at the end of such 120 day period, a binding agreement for a sale of the Offered Business has not been reached or (ii) such a binding agreement has been reached and is terminated prior to its consummation during the Offer Period, Viacom shall not, for the remainder of the Offer Period, if any, sell or negotiate to sell any Offered Business without complying with the procedures described above, as fully set forth in the Parents Agreement.

REPRESENTATIONS AND WARRANTIES

      The Parents Agreement contains various representations and warranties of Viacom relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): corporate existence and power, corporate and governmental authorization of the Parents Agreement and the Transaction, third-party consents, the binding effect of the Parents Agreement, the absence of finders' fees with respect to the Parents Agreement, the absence of violations of, among other things, certificates of incorporation, bylaws and certain contracts and laws and that the Exchange Offer shall be conducted in compliance with applicable laws.

      The Parents Agreement contains various representations and warranties of TCI and TCI Cable relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): corporate existence and power, corporate and governmental authorization of the Parents Agreement and the Transaction, third-party consents, the binding effect of the

Parents Agreement, and the absence of finders' fees with respect to the Parents Agreement and the absence of violations of, among other things, certificates of incorporation, bylaws and certain contracts and laws.

      The representations and warranties contained in the Parents Agreement shall terminate and be of no further force on and as of April 30, 1997.

CONDITIONS PRECEDENT

      The obligations of Viacom to commence the Exchange Offer and to recapitalize VII Cable are subject to the satisfaction or, where legally permissible, waiver of various conditions, including the following: (i) any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated without the commencement or threat of any litigation by a governmental authority of competent jurisdiction to restrain the consummation of the Exchange Offer, the Subscription Agreement or other material action contemplated by the Transaction in any material respect; (ii) the number of Consented Subscribers (as defined in the Subscription Agreement) shall be not less than 90% of Estimated Exchange Date Basic Subscribers (as defined in the Implementation Agreement); (iii) no order, stay, judgment or decree shall have been issued by any court and be in effect restraining or prohibiting the consummation of the Transaction in any material respect; (iv) Viacom shall be satisfied with the treatment of the Transaction for federal income tax purposes (as determined in the Letter Agreement (as defined herein)); (v) the Subscription Agreement shall remain in full force and effect and there shall be no condition to TCI's, TCI Cable's or Viacom International's obligations thereunder that is incapable of being satisfied on the Expiration Date; (vi) the documentation for the Loan shall have been duly executed and delivered by all parties thereto and shall remain in full force and effect and Viacom shall have received confirmation, in form and substance satisfactory to it, that Viacom International shall be able to draw down the Aggregate Loan Amount thereunder on the Expiration Date and (subject only to Viacom being required to give notice that it will consummate the Exchange Offer and that all Exchange Offer conditions set forth in the Parents Agreement have been satisfied or waived) such Aggregate Loan Amount shall be available for transfer as a contribution to Viacom Services without condition; (vii) certain cable-related consents of the FCC and all non-cable related authorizations of the FCC shall have been obtained and shall remain in full force and effect; and (viii) the Registration Statement and, if the TCI Registration Statement is required by applicable law or the Commission to be effective prior to the consummation of the Exchange Offer, the TCI Registration Statement, shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement or, if the TCI Registration Statement is required by applicable law or the Commission to be effective prior to the consummation of the Exchange Offer, the TCI Registration Statement, shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission. The obligation of Viacom to recapitalize VII Cable is subject to the further condition that Viacom shall have accepted shares of Viacom Common Stock for exchange in the Exchange Offer.

TERMINATION

      The Parents Agreement may be terminated at any time prior to the Expiration Time: (a) by written consent of Viacom, TCI and TCI Cable; (b) by TCI or TCI Cable, if any of certain conditions precedent contained in the Subscription Agreement (see "Agreements Among Viacom, Viacom International, TCI and TCI Cable--Terms of the Subscription Agreement--Conditions to the Obligations of TCI and TCI Cable") has become incapable of satisfaction (other than by the action or omission of TCI or TCI Cable in contravention of the terms and conditions of the Transaction); (c) by Viacom, if any of the conditions precedent contained in the Parents Agreement or certain conditions precedent in the Subscription Agreement has become incapable of satisfaction (other than by the action or omission of Viacom or its affiliates in contravention of the terms and conditions of the Transaction); (d) by TCI or TCI Cable, (x) if the Expiration Date has not occurred on or prior to July 24, 1996 (other than as a result of any action or omission of TCI or TCI Cable that is in contravention of the terms and conditions of the Transaction) or (y) if the Exchange Offer has not commenced on or prior to June 24, 1996 (other than as a result of the failure of certain conditions precedent to the Parents Agreement resulting from an action or omission of TCI or TCI Cable that is in contravention of the terms and conditions of the Transaction); (e) by Viacom, (x) if the Expiration Date has not occurred on or prior to July 24, 1996 (other than as a result of any action or omission of Viacom that is in contravention of the terms and conditions of the Transaction) or (y) if the Exchange Offer has not commenced on or prior to June 24, 1996 (other than as a result of the failure of certain conditions precedent to the Parents Agreement resulting from an action or omission of Viacom that is in contravention of the terms and conditions of the Transaction); or (f) by TCI, TCI Cable or Viacom if the Exchange Offer terminates or finally expires after one extension thereof without any shares of Viacom Common Stock having been accepted for exchange by Viacom. In addition, in the event that the Minimum Condition is not met after an extension of the Exchange Offer made in accordance with the terms of the Parents Agreement, TCI and Viacom each have the right to terminate the Transaction.

      In the event of termination of the Parents Agreement by TCI, TCI Cable or Viacom, (i) the Parents Agreement will become null and void, (ii) such termination will be the sole remedy with respect to any breach of any representation, warranty, covenant or agreement contained therein and (iii) there will be no liability or obligation on the part of TCI, TCI Cable or Viacom other than under certain provisions of the Parents Agreement relating to any breach of the Parents Agreement, the information provided for this Offering Circular -Prospectus, the fees and expenses of the investment bankers engaged in connection with the Transaction, including the Tiebreaker Investment Bank (as defined in the Parents Agreement) and the right of first offer. See "--Terms of the Parents Agreement--Certain Other Agreements--Right of First Offer."

EXPENSES

      Under the Parents Agreement, except as expressly set forth therein, the fees and expenses (including the fees of any lawyers, accountants, investment bankers or others engaged by a party thereto) incurred in connection with the Parents Agreement and the transactions contemplated thereby, whether or not the Transaction is consummated, will be paid by the party incurring such expenses.

AMENDMENT

      Subject to applicable law, the Parents Agreement may be amended or modified only by a writing signed by the party against whom enforcement of any such amendment or modification is being sought. In addition, any party to the Parents Agreement may, by written instrument, waive compliance with any term or provision of the Parents Agreement on the part of such other party thereto.

TERMS OF THE IMPLEMENTATION AGREEMENT

CONVEYANCE OF ASSETS AND ASSUMPTION OF LIABILITIES

      Pursuant to the Implementation Agreement, Viacom International and Viacom Services have agreed to execute and deliver (and to cause the Cable Division Subsidiaries to execute and deliver) the Bill of Sale, Instrument of Assumption and Provision of Benefits Agreement (the "Bill of Sale"), pursuant to which Viacom International and the Cable Division Subsidiaries shall convey to Viacom Services ownership of the assets relating to the Non-Cable Businesses, the Loan Proceeds and certain nonmaterial assets (including certain equity investments and marketable securities) which have historically been reported as part of Viacom's Cable Television segment and which from and after the First Distribution are deemed included in the definition of Non-Cable Businesses (the "Conveyance of Assets"), and Viacom Services will assume and agree to perform substantially all of Viacom International's liabilities (including its existing public debt, bank debt and the existing intercompany debt owed by Viacom International to Viacom), other than the Loan and liabilities relating to the Cable Business other than certain specified liabilities (the "Assumption of Liabilities"). Prior to the exchange of shares pursuant to the Exchange Offer, but after the occurrence of the Conveyance of Assets and the Assumption of Liabilities, Viacom International will distribute to Viacom all of the outstanding capital stock of Viacom Services so that after such distribution Viacom Services will be a direct wholly owned subsidiary of Viacom. VII Cable has further agreed, prior to the exchange of shares pursuant to the Exchange Offer, to amend and restate its certificate of incorporation in order to effectuate the Recapitalization.

      Such obligations of Viacom International relating to the Conveyance of Assets and Assumption of Liabilities are subject to the fulfillment of each of the following conditions: (i) the conditions precedent to Viacom's obligations in the Parents Agreement shall have been satisfied (see "--Terms of the Parents Agreement--Conditions Precedent"), (ii) Viacom International shall have received loan proceeds at least equal to the Aggregate Loan Amount, and (subject only to Viacom being required to give notice that it will consummate the Exchange Offer and that all Exchange Offer conditions set forth in the Parents Agreement have been satisfied or waived) such proceeds shall be available for transfer without condition as a contribution to Viacom Services pursuant to the Conveyance of Assets and (iii) Viacom shall have accepted shares of Viacom Common Stock for exchange in the Exchange Offer.

CONSENTS AND APPROVALS

      If the Transaction requires regulatory approval or any other consent with respect to a contract or cable franchise that is intended to remain with VII Cable, and such approval or other consent has not been obtained prior to the Exchange Time, VII Cable will use its best efforts to assign legal ownership of such contract or franchise to Viacom Services, together with the related equipment and other property, if necessary, under the applicable approval procedure. Viacom Services will hold such assets for the benefit of VII Cable, will enter into security arrangements with respect to such assets if requested by VII Cable's lenders, and will retransfer, without additional consideration, such assets to VII Cable promptly upon receipt of such approval or consent. Viacom does not expect that there will be significant contracts (other than certain franchises) for which consents are required. As of November 10, 1995, local authorities for franchises representing 501,026 subscribers had approved the Transaction or were deemed to have approved because their consent was not required. In the case of franchises where approval or consent is ultimately denied pursuant to a final, unappealable order or ruling, or at the election of VII Cable or Viacom Services if such approval or consent is not obtained within two years after the Exchange Date, beneficial ownership of the cable system will be transferred in full to Viacom Services upon payment by Viacom Services to VII Cable of an amount equal to the appraised value of such cable system, which appraised value will be determined by multiplying the cash flow of such cable system for the previous 12 months by 10, and adding capital expenditures made following the Exchange Date. In the event that a local cable authority exercises a right of first refusal to purchase a particular cable system after the Exchange Date, Viacom Services will pay to VII Cable an amount equal to the excess, if any, of the appraised value of such cable system (determined in accordance with the preceding sentence) over the price paid by the local authority. In the event of a natural disaster prior to the Exchange Date causing more than 11,340 Basic Subscribers (as defined in the Implementation Agreement) to be unable to receive service at the Exchange Time, Viacom Services shall reimburse VII Cable for (i) VII Cable's reasonable out-of-pocket cost to repair damage to the extent necessary to reconnect service to such subscribers and (ii) the lost cash flow from such subscribers up to a specified amount per subscriber (subject to adjustment as provided in the Implementation Agreement).

NAME CHANGE

      In connection with the Exchange Offer, Viacom International will change its name to TCI Pacific Communications, Inc. and Viacom Services will change its name to Viacom International Inc.

POST-CLOSING ADJUSTMENTS

      In accordance with the provisions of the Implementation Agreement, prior to the commencement of the Exchange Offer, Viacom International estimated various asset and liability amounts related to the Cable Business (the "Estimated Asset Value") including: (i) a capital expenditure amount based on certain capital expenditures by VII Cable, (ii) an inventory amount derived from book value, (iii) a "Telecom Amount" (as defined in the Implementation Agreement) based on capital contributions and capital expenditures made with respect to the TCG San Francisco Partnership, the TCG Seattle Partnership and the AVR Partnership (as such terms are defined in the Implementation Agreement), (iv) its working capital, and (v) a fixed amount, which decreases proportionally from $2 billion to the extent that the number of Basic Subscribers to Viacom International's cable systems is expected to fall below 1,122,660 on the Exchange Date (such amounts being referred to collectively as the "Adjustment Amounts"). VII Cable is obligated to deliver to Viacom Services within 60 days after the Exchange Date VII Cable's calculation of the actual values for the Adjustment Amounts as of the Exchange Date (the "Asset Value"). To the extent that the Asset Value as finally determined minus the amount of Loan Proceeds actually transferred to Viacom Services pursuant to the Conveyance of Assets (the "Net Asset Value") is greater than the Estimated Asset Value minus $1.7 billion (the "Estimated Net Asset Value"), VII Cable will pay to Viacom Services an amount in cash equal to such excess, plus an amount equal to interest thereon from the Exchange Date. If the Net Asset Value is less than the Estimated Net Asset Value, Viacom Services will pay to VII Cable an amount in cash equal to such deficiency plus an amount equal to interest thereon from the Exchange Date. Viacom International also made certain representations and warranties with respect to certain of the Adjustment Amounts.

REPRESENTATIONS AND WARRANTIES

      The Implementation Agreement contains various representations and warranties of Viacom Services relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) the due organization, existence and good standing of, and similar corporate matters with respect to, each of Viacom International, Viacom Services and the Cable Division Subsidiaries (as defined in the Implementation Agreement), (ii) corporate and governmental authorization on behalf of each of Viacom International, Viacom Services and the Cable Division Subsidiaries of the Implementation Agreement and the Transaction, (iii) Viacom International's capital structure and ownership of each of the Cable Division Subsidiaries, (iv) the binding effect of the Implementation Agreement on Viacom International and Viacom Services, (v) third-party consents, (vi) the absence of violations of, among other things, certificates of incorporation, bylaws and certain contracts and laws, (vii) the accuracy of certain information, including financial statements, provided in the Implementation Agreement, (viii) the absence of certain changes having a material adverse effect on the Cable Business of Viacom International, (ix) the marketability of Viacom International's title to certain assets, (x) the absence of infringement by Viacom International's Cable Business upon any patents, trademarks, tradenames or other intellectual property rights that could cause a material adverse effect, (xi) the absence of pending and threatened litigation having a material adverse effect on the Cable Business of Viacom International, (xii) compliance with applicable laws, (xiii) employee matters and employee benefits, (xiv) the absence of any brokers, finders or other intermediaries retained on behalf of Viacom International or any Cable Division Subsidiary in connection with the Implementation Agreement and the Transaction, (xv) material compliance with environmental laws and other environmental matters, (xvi) compliance with certain requirements of the FCC and United States Copyright Office, and (xvii) the absence of covenants not to compete, other than those enumerated in the Implementation Agreement.

      Viacom Services' obligations to make certain payments to VII Cable pursuant to the terms of the Implementation Agreement shall rank no lower than pari passu in right of payment with Viacom Services' obligations to repay its senior unsecured bank debt.

      The representations, warranties, covenants and agreements contained in the Implementation Agreement shall terminate and be of no further force on and as of April 30, 1997, except for certain representations and warranties made by Viacom Services with respect to capitalization, assets, employee benefit plans, environmental matters and covenants not to compete, which representations and warranties shall survive indefinitely.

RELEASE OF VII CABLE FROM DEBT

      Viacom Services will obtain the release of VII Cable from, or substitution of Viacom Services as obligor under (so that VII Cable will have no obligation under), all of Viacom International's obligations to repay any indebtedness of Viacom International for borrowed money incurred prior to the Exchange Time (other than the Loan), or shall cause the indenture pursuant to which such debt was issued to be amended or supplemented so that VII Cable will no longer be an obligor (so that VII Cable will have no obligation) thereunder, in each case concurrently with the transfer of the Loan Proceeds to Viacom Services pursuant to the Conveyance of Assets. See "--Terms of Subscription Agreement--Certain Borrowings."

NONCOMPETITION

      If the closing contemplated in the Subscription Agreement occurs, so long as VII Cable, TCI, TCI Cable or any person to whom VII Cable initially transfers the cable system in Nashville, Tennessee, or Dayton, Ohio, in accordance with the Subscription Agreement (a "Specified Party") owns and operates a cable television system in a Franchise Area (as defined in the Implementation Agreement), Viacom Services has agreed that, with respect to each such Franchise Area, following the Exchange Date until the earlier of (i) the third anniversary of the Exchange Date or (ii) the date such Specified Party no longer owns and operates such Franchise Area, Viacom Services, its subsidiaries and any subsidiaries of Viacom shall not (x) directly engage in the cable television distribution business in such Franchise Area or (y) indirectly engage in the cable television distribution business in such Franchise Area through ownership of an equity interest in any person 25% or more of whose revenues are derived from the cable television distribution business within certain territories or whose cable television business has an active plant passing 100,000 or more of the homes in the Franchise Areas in certain territories, taken as a whole.

TERMINATION

      The Implementation Agreement shall automatically terminate upon any termination of the Parents Agreement in accordance with its terms. Upon termination of the Implementation Agreement, (i) the Implementation Agreement will become null and void, (ii) termination will be the sole remedy with respect to any breach of any representation, warranty, covenant or agreement contained therein and (iii) there will be no liability or obligation on the part of VII Cable or Viacom Services thereunder.

INDEMNIFICATION

      If the Exchange Offer is consummated, Viacom Services shall indemnify and hold harmless VII Cable against and in respect of any and all losses (x) constituting or arising out of certain liens attaching after the Exchange Date on any franchise assets transferred to Viacom Services or any contract relating to the Cable Business assigned to Viacom Services, in each case while title to such franchise asset or contract is held by Viacom Services, (y) which may be incurred by VII Cable by reason of (i) the breach of any representation and warranty of Viacom Services contained in the Implementation Agreement as if such representations and warranties were made as of the Exchange Date (except to the extent a different date is specified therein in which case such representation and warranty shall be deemed to be made as of such date), or (ii) the breach of any covenant or agreement of Viacom Services contained in the Implementation Agreement (other than with respect to tax matters) or the Bill of Sale, or (iii) the breach at or prior to the Exchange Date of any covenant or agreement of Viacom International contained in the Implementation Agreement (other than with respect to tax matters) or (z) constituting liabilities relating to the Non-Cable Businesses.

      If the Exchange Offer is consummated, VII Cable shall indemnify and hold harmless Viacom Services against any and all losses (w) constituting or arising out of certain liens attaching after the Exchange Date on any non-cable asset while it cannot be transferred to Viacom Services, (x) which may be incurred by Viacom Services by reason of a breach after the Exchange Date of a covenant or agreement of VII Cable contained in the Implementation Agreement (other than with respect to tax matters) or the Bill of Sale, (y) constituting Cable Business liabilities or (z) constituting accounts payable, certain current liabilities or the new borrowings. See "--Terms of the Subscription Agreement--Certain Borrowings."

      The aggregate liability of an indemnifying party pursuant to the Implementation Agreement (together with any liability of such indemnifying party and its affiliates for breaches of other agreements relating to the Transaction, other than with respect to (i) information provided for this Offering Circular - Prospectus, (ii) indemnification of Viacom and its affiliates following the Exchange Date with respect to any liability related to the Commitments to Lend, the Loan or the Loan Proceeds and (iii) indemnification by Viacom Services for liabilities relating to the Non-Cable Business) shall not exceed the Asset Value, and no party shall be entitled to recover consequential damages. Certain claims for indemnification are recoverable only after the losses that would be recoverable under such claims aggregate in excess of 1/2 of 1% of the Asset Value, and then only to the extent of such excess.

CERTAIN OTHER AGREEMENTS

      Prohibited Transactions. The Implementation Agreement prohibits Viacom Services from consummating any transaction in which all or a majority in value of its assets are distributed without fair consideration to its direct or indirect stockholders unless (x) the transferee of such assets or, if such assets represent principally an equity interest in an entity, such entity, assumes Viacom Services' indemnification obligations under the Implementation Agreement and (y) the equity of such transferee or entity has a fair market value immediately following such transaction of at least $1.5 billion.

      Employee Matters. Viacom International has agreed to terminate the employment, prior to the Exchange Date, of each employee not intended to remain as an employee of VII Cable. Many of the continuing employees of VII Cable who are actively employed at the Exchange Date will be paid compensation at the same, or substantially similar, rates as their compensation prior to the Exchange Date, subject generally to terms and conditions substantially similar to those of similarly situated employees of TCI, and no interruption in employment shall be deemed to have occurred by virtue of the Transaction. The Implementation Agreement includes equitable arrangements generally for employee benefits, pension plans, 401(k) plans, sick leave, vacation and welfare plans for continuing employees, and provides that VII Cable will have no liability for severance obligations to non-continuing employees.

      Tax Matters. Pursuant to the Implementation Agreement, Viacom Services has agreed to assume, become liable for, and indemnify and hold harmless VII Cable and its subsidiaries from and against, all tax liability of Viacom and its affiliates for taxable years or portions thereof ending on or prior to the Exchange Date on an after-tax basis, including any tax arising as a result of the failure of the Transaction to qualify for tax-free treatment (except to the extent that TCI and TCI Cable have agreed to indemnify Viacom pursuant to the Tax Indemnity Letter (as defined herein)). VII Cable will pay all taxes of the Cable Business for which Viacom Services does not have an indemnification obligation pursuant to the Implementation Agreement, and VII Cable will be liable for, and shall indemnify and hold harmless Viacom and its affiliates from and against, all such liabilities on an after-tax basis.

      The Implementation Agreement provides that any refunds of taxes or any credit against taxes, to the extent actually used, of VII Cable or any of its subsidiaries with respect to taxable years or portions thereof ending on or prior to the Exchange Date will be for the account of Viacom Services, and any other refunds of taxes or credits against taxes, to the extent actually used, of VII Cable or any of its subsidiaries will be for the account of VII Cable. In either case, the party entitled to such refund or credit will reimburse the other party to the extent of any net tax cost imposed on such other party in connection with the receipt of such refund or credit.

EXPENSES

      Under the Implementation Agreement, except as expressly set forth therein, the fees and expenses (including the fees of any lawyers, accountants, investment bankers or others engaged by a party thereto) incurred in connection with the Implementation Agreement and the transactions contemplated thereby, whether or not the transactions contemplated thereby are consummated, will be paid by the party incurring such expenses.

AMENDMENT

      Subject to applicable law and (in the case of amendments prior to the Exchange Time) to TCI's consent, the Implementation Agreement may be amended or modified only by a writing signed by the party against whom enforcement of any such amendment or modification is being sought. Any party to the Implementation Agreement also may, by written instrument, waive compliance with any term or provision of the Implementation Agreement on the part of such other party thereto.

TERMS OF THE SUBSCRIPTION AGREEMENT

SUBSCRIPTION AND PURCHASE OF STOCK

      On the terms and subject to the conditions set forth in the Subscription Agreement, TCI Cable has subscribed for and has agreed to purchase, and VII Cable has agreed to issue and sell, 100 shares of VII Cable Class B Common Stock in consideration of the payment of the Subscription Payment.

CERTAIN BORROWINGS

      TCI and TCI Cable have agreed to cause to be delivered to Viacom International commitments of commercial banks or other lending institutions or other institutional investors reasonably acceptable to TCI Cable (the "Lenders") to make the Loan to Viacom International on the Expiration Date (the "Commitments to Lend"). TCI and TCI Cable will be responsible for and will pay any and all fees and expenses (including, but not limited to, commitment fees) arising from the Commitments to Lend.

      Pursuant to the Subscription Agreement, not less than ten business days prior to the Anticipated Commencement Date (as defined in the Parents Agreement), there are required to be executed and delivered by the Lenders all agreements and other documentation (i) containing terms and conditions that are reasonably acceptable to TCI Cable, (ii) which do not contain any obligation of Viacom or its affiliates other than Viacom International or, after the Exchange Date, a wholly owned direct or indirect subsidiary of VII Cable and (iii) containing no Inconsistent Terms (collectively, the "Loan Documentation"). TCI Cable will be responsible for and will pay any and all fees and expenses arising from the Loan Documentation.

      Subject to the fulfillment of the conditions precedent to the obligations of TCI and TCI Cable (see "--Terms of the Subscription Agreement--Conditions to the Obligations of TCI and TCI Cable"), the Loan will be made to Viacom International on the Expiration Date prior to the Conveyance of Assets. The Loan Proceeds will be deposited into a cash collateral account maintained by Viacom International at The Bank of New York (the "Cash Collateral Account") in which the Lenders shall be granted a security interest to secure the Loan, the terms of which shall provide that upon notice from Viacom that it will consummate the Exchange Offer and that all Exchange Offer conditions set forth in the Parents Agreement have been satisfied or waived, all funds held in the Cash Collateral Account will be released without condition to Viacom International on the Exchange Date immediately prior to the Conveyance of Assets and the Exchange Time. If the closing of the Subscription Agreement does not occur within ten business days after the Expiration Date, at the option of the Lenders, the Loan will be repaid in full from the Cash Collateral Account. Upon release of the funds in the Cash Collateral Account to Viacom International, the Loan Proceeds will be conveyed to Viacom Services pursuant to the

Conveyance of Assets and VII Cable will retain responsibility for repayment of and will be liable and responsible for the Loan. Following the Exchange Date, none of Viacom, Viacom Services nor their affiliates will have any liability, responsibility or obligation under or in connection with the Commitments to Lend, the Loan Documentation or otherwise for or with respect to the Loan. TCI and TCI Cable have agreed to indemnify and hold harmless Viacom Services and its affiliates from any such liability, responsibility or obligation.

      TCI and TCI Cable have further agreed that in the event the closing under the Subscription Agreement does not occur, they will be responsible for and will pay (or, in the case of fees already paid, reimburse Viacom International for) any and all fees and expenses (including, but not limited to, commitment fees, but not including principal and interest on principal) payable under or in connection with the Commitments to Lend, the Loan Documentation, the Loan or any action by Viacom International pursuant to the Loan or by TCI or TCI Cable pursuant to the provisions of the Commitments to Lend. TCI and TCI Cable will indemnify and hold harmless Viacom International from any and all such fees and expenses. In the event that the Exchange Offer is not consummated as a result of the failure of the condition relating to the treatment of the Transaction for federal income tax purposes, Viacom has agreed to reimburse TCI for 50% of commitment fees payable in connection with the Commitments to Lend, up to a maximum reimbursement obligation of $5 million.

REPRESENTATIONS AND WARRANTIES

      The Subscription Agreement contains various representations and warranties of TCI and TCI Cable relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) corporate existence and power, (ii) corporate and governmental authorization of the Subscription Agreement, the Transaction and issuance of shares of TCI Stock to VII Cable upon exercise by the holders of the VII Cable Preferred Stock of their exchange rights as specified in the terms thereof, (iii) third-party consents, (iv) the binding effect of the Subscription Agreement, (v) the absence of finders' fees with respect to the Subscription Agreement, (vi) the absence of violations of, among other things, certificates of incorporation, bylaws and certain contracts and laws and (vii) that TCI is acquiring the shares of VII Cable Class B Common Stock for investment and not with a present view or intention of distributing or selling the shares of VII Cable Class B Common Stock.

      The Subscription Agreement contains various representations and warranties of Viacom International relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) corporate existence and power, (ii) corporate and governmental authorization of the Subscription Agreement and the Transaction,
(iii) third-party consents, (iv) the binding effect of the Subscription Agreement, (v) the absence of finders' fees with respect to the Subscription Agreement, (vi) the absence of violations of, among other things, certificates of incorporation, bylaws and certain contracts and laws, (vii) that the shares of VII Cable Class B Common Stock, when paid for by and issued to TCI Cable in accordance with the terms of the Subscription Agreement will be duly and validly issued, fully paid and non-assessable and will constitute all of the issued and outstanding shares of VII Cable Class B Common Stock and (viii) that Viacom International has delivered or made available to TCI Cable or RCS Pacific, L.P., a California limited partnership, copies of all material contracts, certain test tank reports and Immigration and Naturalization Service Forms I-9 for all continuing employees.

CONDUCT OF THE BUSINESS PENDING THE EXCHANGE OFFER

      Except for (u) certain actions with respect to the Telecom Partnerships (as defined in the Implementation Agreement), (v) any increase in the Basic Subscriber Rate (as defined in the Implementation Agreement) or any other rate charged Viacom International's subscribers or otherwise contemplated by the Transaction, (w) the incurrence of the Loan, (x) the amendment of Viacom International's Certificate of Incorporation contemplated by the Transaction,
(y) certain changes permitted explicitly by the Subscription

Agreement or (z) compliance with Viacom's obligations under the Parents Agreement or Viacom International's obligations under the Implementation Agreement or any other event or action contemplated by the Transaction, from the date of execution of the Subscription Agreement until the Exchange Date, Viacom International has agreed to conduct the Cable Business only in the ordinary course of business consistent with past practices. Without limiting the generality of the foregoing, Viacom International has agreed not to do any of the following, without the consent of TCI Cable:

          (i) (w) enter into a negotiated settlement with the FCC resolving regulated rate disputes or challenges which negotiated settlement imposes any obligations on VII Cable after the Exchange Date, (x) materially amend or, other than in accordance with its terms, terminate any material contract, or enter into any material contract outside of the ordinary course of business, (y) enter into any programming agreement with any programming service owned or operated by Viacom or its subsidiaries or affiliates, or (z) enter into any programming agreement that would require carriage of programming or is not terminable at any time by VII Cable without any out-of-pocket cost to VII Cable, in each case following the date that is six months after the Exchange Date;

         (ii) enter into any employment agreement providing for a term of employment other than as an employee at will, except as disclosed to TCI Cable (or RCS Pacific, L.P. or InterMedia Partners IV, L.P.) on or prior to July 24, 1995;

        (iii) increase the rate of compensation or bonus payments to any Cable Business-related employee of Viacom International, except in the ordinary course of business and except for bonus payments in conjunction with the Transaction where the cost is borne by Viacom Services or Viacom;

         (iv) sell or dispose of assets relating to the Cable Business (other than certain assets to be transferred to Viacom Services pursuant to the Conveyance of Assets) except for sales or dispositions of assets in the ordinary course of business, provided that such assets (other than certain assets specified in the Implementation Agreement) are replaced with other assets in the ordinary course of business;

          (v) amend the certificate of incorporation or bylaws of Viacom International or any Cable Division Subsidiary;

         (vi) issue or sell any shares of the capital stock of Viacom International or any Cable Division Subsidiary (except for shares of the VII Cable Class A Common Stock which will be issued in the Recapitalization);

        (vii) incur any indebtedness for borrowed money outside the ordinary course of business (other than the Loan); and

       (viii) extend the term of (or fail to exercise a right of termination with respect to) Viacom International's programming agreement with the Science Fiction Channel or Comedy Central.

CERTAIN OTHER AGREEMENTS

      Telecom Partnerships. Viacom International has further agreed, prior to the Exchange Date, to make or cause to be made, when due and payable, all capital contributions required to be made under, and otherwise to comply in all material respects with all material terms and conditions of, the Telecom Partnership Agreements (as defined in the Implementation Agreement). In addition, VII Cable has entered into agreements with each Telecom Partnership covering the lease, license or use by such Telecom Partnership of the plant, property and equipment of Viacom International relating to capital expenditures covered by the definition of Telecom Capital Expenditure Amount (as defined in the Implementation Agreement), to the extent such lease, license or use is not otherwise covered by the Telecom Partnership Agreements. Viacom International has agreed not to sell, transfer or assign its interest in the Telecom Partnerships.

      Approved Capital Expenditure Plan. Viacom International will make or cause to be made the capital expenditures called for by the Approved Capital Expenditure Plan (as defined in the Implementation Agreement) in all material respects except that Viacom International shall not be required to make or cause to be made (i) expenditures which were required by law at the time the Approved Capital Expenditure Plan was approved but are no longer so required, (ii) expenditures which TCI Cable has agreed in writing do not have to be made, (iii) expenditures which it is commercially unreasonable to make because the assumptions used in developing and underlying the Approved Capital Expenditure Plan prove to be incorrect in any material respect and (iv) expenditures which cannot be made for reasons not within Viacom International's control (including, without limitation, unavailability of equipment, lack of access to real property, delays in orders being filled, unavailability of pole attachment agreements and force majeure). In the event clause (iii) above is applicable, Viacom International and TCI Cable will cooperate and negotiate in good faith to amend the Approved Capital Expenditure Plan to preserve the economic benefits originally intended to be afforded by such expenditures.

      Reimbursement of Capital Expenditures. If the Subscription Agreement terminates without the exchange of shares having occurred, TCI Cable will reimburse Viacom International for the amount of additional capital expenditures made after January 20, 1995, as a result of complying with RCS Pacific, L.P.'s or TCI Cable's rebuild standards as determined pursuant to the Approved Capital Expenditure Plan and the Subscription Agreement. TCI Cable will promptly pay to Viacom International the amount of all such expenditures as to which Viacom International has provided to TCI Cable documentation establishing that such expenditures were made, provided that no such payment shall be required earlier than the fifth business day after the date of such termination, and the aggregate amount of such payments shall not exceed $6,215,000 if the Exchange Date occurs on or prior to December 31, 1995 or $11,495,000 if the Exchange Date occurs after December 31, 1995, unless TCI Cable shall have approved the capital expenditures to which such reimbursements in excess of such amount relate. Viacom International shall not be required to make any capital expenditure in order to comply with RCS Pacific, L.P.'s or TCI Cable's rebuild standards if it would not be reimbursed for the incremental cost upon the termination of the Subscription Agreement without the exchange of shares having occurred pursuant to the Exchange Offer.

      Sale of Dayton and Nashville Systems. Viacom International will cooperate with TCI Cable to facilitate the sale or exchange by VII Cable of the Dayton and Nashville Systems on or after the day following the Exchange Date other than to the extent such cooperation involves any out-of-pocket expenditure by Viacom International or could reasonably be expected to delay the Exchange Date.

      1996 Capital Expenditure Plan. Viacom International and TCI Cable have agreed to negotiate a capital expenditure plan for the Cable Business of Viacom International for 1996 (the "1996 Capital Expenditure Plan"). If Viacom International and TCI Cable cannot agree on a 1996 Capital Expenditure Plan by December 31, 1995, the 1996 Capital Expenditure Plan will be prepared by Viacom International and shall provide for quarterly aggregate capital expenditures not in excess of the amount required to be spent pursuant to the capital expenditure plan attached to the Implementation Agreement (the "1995 Plan") plus an amount equal to the percentage growth in the consumer price index for 1995 multiplied by such amount, provided that such amount shall be allocated among different categories of expenditures in a manner consistent with the 1995 Plan with such changes as are consistent with the progress of rebuilds and other projects reflected therein.

      Preferred Stock Exchange. TCI will contribute to VII Cable or otherwise cause VII Cable to have available sufficient shares to enable VII Cable to issue to holders of the VII Cable Preferred Stock, shares of TCI Stock upon exercise by the holders of the VII Cable Preferred Stock of their exchange rights as specified in the terms of the VII Cable Preferred Stock. TCI has agreed to reserve and keep available at all times, out of its authorized and unissued stock, sufficient shares of TCI Stock to satisfy its obligations to VII Cable in connection with such exchange of the VII Cable Preferred Stock. TCI has agreed that any such TCI Stock, when issued, will be registered under the 1933 Act, and all state securities and blue sky laws applicable to such issuance shall have been complied with in respect thereto.

CONDITIONS TO THE OBLIGATIONS OF TCI AND TCI CABLE

      The obligations of TCI and TCI Cable to take the action required to be taken by them with respect to the Loan (see "--Certain Borrowings") shall be subject to the satisfaction of each of the following conditions: (i) any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated without the commencement or threat of any litigation by a governmental authority to restrain the consummation of the Transaction in any material respect; (ii) the number of Consented Subscribers shall be not less than 90% of Estimated Exchange Date Basic Subscribers (as such terms are defined in the Subscription Agreement); (iii) no order, stay, judgment or decree shall have been issued by any court and be in effect restraining or prohibiting the consummation of the Transaction in any material respect; (iv) all conditions to the Exchange Offer (other than the Minimum Condition and the bank borrowing condition) (see "The Exchange Offer--Certain Conditions of the Exchange Offer") shall have been satisfied or waived; (v) no condition of TCI and TCI Cable with respect to the closing of the Subscription Agreement shall have become incapable of satisfaction; and (vi) Viacom International shall have delivered to TCI Cable a certificate in which it certifies that to its knowledge the conditions to the obligations of TCI and TCI Cable with respect to the closing of the Subscription Agreement are reasonably likely to be satisfied.

      The obligations of TCI Cable required to be performed by it at the closing of the Subscription Agreement are subject to the satisfaction, on or prior to the Exchange Date, of the following conditions:

         (i) (a) each representation and warranty of Viacom International contained in the Subscription Agreement and each representation and warranty of Viacom Services contained in the Implementation Agreement shall (x) if qualified by a reference therein to "material adverse effect," be true and correct as of the Expiration Date as though such representation and warranty was made at and as of such date (except to the extent a different date is specified therein, in which case such representation and warranty will be true and correct as of such date), or
      (y) if not so qualified, be true and correct as of the Expiration Date as though such representation and warranty were made at and as of such date (except to the extent a different date is specified therein, in which case such representation and warranty will be true and correct as of such date), with such exceptions that do not, individually or in the aggregate, result in a material adverse effect, and except in the case of both clauses (x) and (y) for changes occurring after July 24, 1995 (A) pursuant to the terms of the Transaction, (B) not prohibited with respect to the operation of the Cable Business pending consummation of the Exchange Offer (see "--Conduct of the Business Pending the Exchange Offer") or (C) consented to by RCS Pacific L.P. prior to July 24, 1995, or by TCI Cable at any time;

         (b) each material covenant and obligation of Viacom International and Viacom Services required by the Subscription Agreement or the Implementation Agreement to be performed by it at or prior to the Expiration Date will have been duly performed and complied with in all material respects as of the Expiration Date;

         (c) VII Cable shall have delivered the stock certificate for 100 shares of VII Cable Class B Common Stock to TCI Cable;

         (d) TCI Cable shall have received a certificate to the effect that the conditions with respect to the representations, warranties and material covenants and obligations of Viacom International and Viacom Services have been satisfied;

         (ii) any applicable waiting period (and any extension thereof) under the HSR Act will have expired or been terminated without the commencement or threat of any litigation by a governmental authority of competent jurisdiction to restrain the consummation of the transactions contemplated by the Subscription Agreement in any material respect;

        (iii) the number of Consented Subscribers shall be not less than 90% of Estimated Exchange Date Basic Subscribers;

         (iv) all consents required to be obtained by Viacom or Viacom International in connection with the transactions contemplated by the Subscription Agreement shall have been obtained and remain in full force and effect, with such exceptions as would not have a material adverse effect;

          (v) no order, stay, judgment or decree shall have been issued by any court and be in effect restraining or prohibiting the consummation of the Transaction in any material respect;

         (vi) certain legal opinions of counsel to Viacom International shall have been delivered to TCI Cable;

        (vii) the Exchange Time shall have occurred; and

       (viii) Viacom International shall have delivered to TCI Cable the resignation of each of its directors and corporate officers, effective as of the closing of the Subscription Agreement.

CONDITIONS TO THE OBLIGATIONS OF VII CABLE

      The obligations of VII Cable to be performed by it at the closing of the Subscription Agreement are subject to the satisfaction, on or prior to the Expiration Date (or in the case of the conditions relating to payment of the Subscription Payment and the consummation of the Exchange Offer, the closing of the Subscription Agreement) of each of the following conditions:

         (i) (a) each representation and warranty of TCI and TCI Cable contained in the Subscription Agreement will be true and correct in all material respects as of the Expiration Date as though such representation and warranty was made at and as of such date (except to the extent that a different date is specified therein, in which case such representation and warranty will be true and correct as of such date);

         (b) each material covenant and obligation of each of TCI and TCI Cable required by the Subscription Agreement to be performed by it on or prior to the Expiration Date will have been duly performed and complied with in all material respects as of the Expiration Date;

         (c) TCI Cable shall have paid the Subscription Payment to VII Cable;

         (d) VII Cable will have received a certificate to the effect that the conditions relating to the representations, warranties and material covenants and obligations of TCI Cable have been satisfied;

        (ii) any applicable waiting period under the HSR Act (and any extension thereof), shall have expired or been terminated without the commencement or threat of any litigation by a governmental authority of competent jurisdiction to restrain the consummation of the transactions contemplated by the Subscription Agreement in any material respect;

        (iii) the number of Consented Subscribers shall not be less than 90% of Estimated Exchange Date Basic Subscribers;

         (iv) a certain legal opinion of counsel to TCI and TCI Cable shall be delivered to VII Cable;

          (v) all consents required to be obtained by TCI and TCI Cable in connection with the transactions contemplated by the Subscription Agreement shall have been obtained and remain in full force and effect, with such exceptions as do not result in a material adverse effect on TCI's and TCI Cable's ability to consummate such transactions;

         (vi) no order, stay, judgment or decree will have been issued by any court and be in effect restraining or prohibiting the consummation of the Transaction in any material respect; and

        (vii) the Exchange Time shall have occurred.

TERMINATION

      The Subscription Agreement shall automatically terminate upon any termination of the Parents Agreement in accordance with its terms. Upon termination of the Subscription Agreement, (i) the Subscription Agreement will become null and void, (ii) such termination will be the sole remedy with respect to any breach of any representation, warranty, covenant or agreement contained therein and (iii) there will be no liability or obligation on the part of TCI, TCI Cable or VII Cable other than under certain provisions of the Subscription Agreement relating to certain breaches of the Subscription Agreement, payment of the fees and expenses relating to the Commitments to Lend, the Loan Documentation, the Loan, confidentiality and the reimbursement of certain capital expenditures.

EXPENSES

      Under the Subscription Agreement, except as expressly set forth therein, the fees and expenses (including the fees of any lawyers, accountants, investment bankers or others engaged by a party thereto) incurred in connection with the Subscription Agreement and the transactions contemplated thereby, whether or not the transactions contemplated thereby are consummated, will be paid by the party incurring such expenses.

AMENDMENT

      Subject to applicable law, the Subscription Agreement may be amended or modified only by a writing signed by the party against whom enforcement of any such amendment or modification is being sought. Any party to the Subscription Agreement also may, by written instrument, waive compliance with any term or provision of the Subscription Agreement on the part of such other party thereto.

SURVIVAL

      The representations and warranties contained in the Subscription Agreement shall terminate and be of no further force on and as of April 30, 1997, except that the representations and warranties relating to finders' fees, the shares of VII Cable Class B Common Stock and the liability of TCI and TCI Cable for fees and expenses arising from the Commitments to Lend shall survive indefinitely.

TERMS OF CERTAIN ANCILLARY AGREEMENTS

      Contemporaneously with the execution of the Parents Agreement, the Implementation Agreement and the Subscription Agreement, Viacom, Viacom International, Viacom Services and certain other Viacom affiliates entered into certain other agreements with TCI, TCI Cable and certain other TCI affiliates, including a letter agreement governing certain ancillary elements of the Transaction (the "Letter Agreement"), a letter providing for indemnification against certain tax liabilities (the "Tax Indemnity Agreement"), and amendments to certain agreements entered into in connection with the settlement of certain litigation among such parties (the "Settlement Agreements") (collectively, the "Ancillary Agreements").

LETTER AGREEMENT

      The Letter Agreement contains a number of provisions clarifying the Parents Agreement, Implementation Agreement and Subscription Agreement. In particular, the Letter Agreement provides that the satisfactory tax treatment condition to closing the Parents Agreement will be fulfilled by receipt of the Ruling Letter (as described below under "Certain Federal Income Tax Consequences"). The Letter Agreement also provides that, in the event any of the cable systems is required, pursuant to a refund order of a local authority, the FCC or a court of competent jurisdiction, to refund to subscribers (a "Refund") any overpayment or excess charge paid during the period between September 1, 1993 and the Exchange Date (the "Applicable Period") for any basic service or related equipment, any other regulated tier of service or related equipment or any other charge for service or equipment, Viacom Services shall be obligated to reimburse VII Cable an amount (the "Refund Amount"), computed on an after-tax basis, equal to (x) the portion of the Refund required to be paid to such subscribers that is attributable to the Applicable Period (after taking into account any available offsets or credits actually realized by VII Cable) to the extent actually paid, including any penalties, interest, forfeiture or other payment ordered by such refund order and any other associated reasonable costs (in each case, to the extent actually paid), net of the present value of any refund, rebate or offset of franchise fees, copyright fees, savings in taxes or other benefits to VII Cable and its affiliates actually realized as a result of such Refund, less (y) an amount equal to the aggregate amount (on a net after-tax basis) of any increases in revenue resulting from any rate increases granted after the Exchange Date with respect to such subscribers, to the extent that VII Cable is permitted to increase rates in order specifically to recoup any amount previously refunded as described under (x) above to the extent that such increases are actually realized by VII Cable net of any accompanying increase in franchise, copyright or other fees actually paid by VII Cable and have not been previously applied under (x) above to reduce the Refund or pursuant to this (y). The Letter Agreement further provides that Viacom Services shall have the right to assume control of the defense of and settlement of any regulatory proceeding relating to rates charged to subscribers during the applicable period which could result in a refund order as to which the Refund Amount could exceed 50% of the Refund.

TAX INDEMNITY LETTER

      The Tax Indemnity Letter provides for indemnification on an after-tax basis by TCI and TCI Cable, jointly and severally, of each member of the Viacom consolidated group of companies in the event that any or all of the Ruling Letter is withdrawn or otherwise not followed by the IRS and the Transaction or any of the component steps of the Transaction gives rise to federal, state or local income or franchise tax liability as a result of any misstatements or omissions of material fact in certain representations made by TCI and TCI Cable with regard to VII Cable and its subsidiaries.

SETTLEMENT AGREEMENTS

      Pursuant to the Settlement Agreements, Viacom and its affiliates and TCI and its affiliates have provisionally agreed to settle and dismiss certain antitrust litigation instituted by Viacom International. This settlement is subject to certain conditions, including the consummation of the Transaction. The Settlement Agreements relate to, among other things, the carriage by Satellite Services, Inc., a TCI affiliate ("SSI"), and VII Cable (after the Exchange Date) of SHOWTIME(R) and THE MOVIE CHANNEL(TM), which are commercial-free premium subscription services owned by Viacom's subsidiary Showtime Networks Inc. ("SNI").

      Pursuant to the Settlement Agreements, SSI and other TCI affiliates are required to continue to carry SHOWTIME and THE MOVIE CHANNEL through (at a minimum) the year 2000 in each of their systems currently carrying each such service and in each of the VII Cable cable systems. SSI is further required to engage in certain marketing relating to SHOWTIME and THE MOVIE CHANNEL. SSI is also provided with certain incentives to increase the number of SHOWTIME and THE MOVIE CHANNEL subscribers.

      The Settlement Agreements were originally entered into in January 1995. They were amended on July 24, 1995 to become effective in accordance with their terms only and immediately upon the consummation of the Stock Issuance.


                DESCRIPTION OF CERTAIN INDEBTEDNESS OF VII CABLE

      Viacom International anticipates that the Loan will be comprised of a combination of term and revolving credit facilities and will be repayable in part on the date of receipt by VII Cable of the Subscription Payment. Certain terms of the Loan are currently under negotiation. Pursuant to the Parents Agreement, TCI and TCI Cable have agreed that the Loan Documentation will not contain any Inconsistent Terms. The execution and delivery of the Loan Documentation and the ability of Viacom International to draw down the Aggregate Loan Amount thereunder on the Expiration Date and transfer such amount as a contribution to Viacom Services are conditions to commencement of the Exchange Offer. See "Arrangements Among Viacom, Viacom International, TCI and TCI Cable- -Terms of the Subscription Agreement--Certain Borrowings."


                     DESCRIPTION OF VII CABLE CAPITAL STOCK

      Set forth below is a general summary of the capital stock of VII Cable in the form effective immediately after the Recapitalization. See "Business of VII Cable--Recapitalization." The following summary does not purport to be a complete description of such capital stock and is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation, the form of which has been filed as an exhibit to the Registration Statement of which this Offering Circular - Prospectus is a part. The definitive Amended and Restated Certificate of Incorporation shall be filed by VII Cable with the Secretary of State of the State of Delaware immediately prior to the Recapitalization.

GENERAL

      Following the Recapitalization, the authorized capital stock of VII Cable
will consist of          shares, of which       shares shall be common stock and
shares shall be preferred stock (the "Preferred Stock").  The shares of common
stock shall be divided into two classes, of which         shares shall be VII
Cable Class A Common Stock, and 100 shares shall be of a class designated as VII
Cable Class B Common Stock.  Of the preferred stock,           shares shall be
of a class designated as "Series A Senior Cumulative Exchangeable Preferred
Stock" and        shares shall be of a class issuable from time to time in
series with such voting rights, if any, designations, powers, preferences and other rights and such qualifications, limitations and restrictions as may be determined by the VII Cable Board.

COMMON STOCK -- GENERAL

      Except as otherwise described below, shares of VII Cable Class A Common Stock and VII Cable Class B Common Stock shall be identical in all respects and shall have equal rights and privileges.

      Holders of VII Cable Class A Common Stock and holders of VII Cable Class B Common Stock shall be entitled to one vote for each share of such stock held on
all matters presented to holders of common stock.   Except as may otherwise be
required by the laws of the State of Delaware, the holders of shares of VII Cable Class A Common Stock and the holders of shares of VII Cable Class B Common Stock shall vote as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of VII Cable.

      The holders of common stock shall be entitled to receive dividends only as and when declared by the Board of Directors of VII Cable out of funds legally available therefor, subject to the rights of any preferred stock then outstanding.

      In the event of a liquidation, dissolution or winding up of VII Cable, after payment or provision for payment of the debts and liabilities of VII Cable and subject to the prior payment in full of the preferential amounts to which any Preferred Stock is entitled, the holders of VII Cable Class A Common Stock and VII Cable Class B Common Stock shall share equally, on a share for share basis, in the assets of VII Cable remaining for distribution to its holders of common stock.

VII CABLE CLASS A COMMON STOCK

      Upon the issuance of shares of VII Cable Class B Common Stock to TCI Cable pursuant to the terms of the Subscription Agreement, each outstanding share of VII Cable Class A Common Stock shall automatically convert into one share of VII Cable Preferred Stock, without any action on the part of the holder thereof. Holders of shares of Viacom Common Stock electing to tender such shares in the Exchange Offer should not expect to take physical delivery of shares of VII Cable Class A Common Stock which they will have the right to receive in exchange for shares of Viacom Common Stock after the consummation of the Stock Issuance. See "Arrangements Among Viacom, Viacom International, TCI and TCI Cable--Terms of the Subscription Agreement." Effective as of such date, the shares of VII Cable Class A Common Stock shall no longer be deemed to be outstanding and all rights with respect to such shares shall thereupon terminate, except the right of the holders thereof to receive the VII Cable Preferred Stock issuable upon such automatic conversion of the VII Cable Class A Common Stock.

VII CABLE CLASS B COMMON STOCK

      Subject to the terms and conditions stated in the Subscription Agreement, all of the authorized shares of VII Cable Class B Common Stock will be issued to TCI Cable immediately following consummation of the Exchange Offer in consideration of the payment of the Subscription Payment. See "Arrangements Among Viacom, Viacom International, TCI and TCI Cable--Terms of the Subscription Agreement."

VII CABLE PREFERRED STOCK

      The shares of VII Cable Class A Common Stock received by Viacom stockholders in exchange for their shares of Viacom Common Stock will automatically convert into shares of VII Cable Preferred Stock upon the issuance to TCI Cable of VII Cable Class B Common Stock pursuant to the Subscription Agreement. Application will be made for quotation of the VII Cable Preferred
Stock on Nasdaq under the symbol "                ."

RANKING

      Each share of VII Cable Preferred Stock will have a par value of $100 (the "Par Value") and will have a liquidation preference equal to the Par Value plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of payment of the liquidation preference (the "Liquidation Preference"), and no more. VII Cable Preferred Stock will rank senior to VII Cable common stock with respect to the payment of dividends and payments of amounts distributable upon dissolution, liquidation or winding up of VII Cable. While any shares of VII Cable Preferred Stock are outstanding, VII Cable may not create, and the VII Cable Board may not authorize, any class or series of Senior Stock without the prior affirmative vote of the holders of at least 66 2/3% of the then outstanding shares of VII Cable Preferred

Stock, voting as a separate class. See "Voting Rights" below. Immediately following the Exchange Date, the only capital stock of VII Cable issued and outstanding will be VII Cable Class B Common Stock and VII Cable Preferred Stock; no shares of Parity Stock or Senior Stock will be authorized, issued or outstanding.

DIVIDENDS

      Payments of Dividends; Method of Payment. Holders of shares of VII Cable Preferred Stock will be entitled to receive, when, as and if declared by the VII Cable Board out of funds legally available therefor, cumulative accrued dividends from the date (the "Issue Date") of initial issuance of the shares of VII Cable Preferred Stock (upon conversion of the VII Cable Class A Common Stock
immediately following the Stock Issuance) at the rate per annum of     % of the
Par Value per share, or $       per share of VII Cable Preferred Stock annually.
The dividend rate was determined by two investment banking firms as the rate that, in the opinion of such firms, will cause the VII Cable Preferred Stock to trade at its initial Liquidation Preference of $100 per share immediately following the Exchange Date. Dividends on VII Cable Preferred Stock will be
payable quarterly in arrears on each                ,                  ,
and                   (or, if any such date is not a business day, on the next
succeeding business day (each a "Dividend Payment Date")), commencing         ,
1996 (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as may be determined by VII Cable Board). Dividends payable on any Dividend Payment Date will be paid to holders of record as they appear on the stock register of VII Cable at the close of business on such record dates (each a "Record Date"), which shall not be more than 60 days or less than 10 days preceding the Dividend Payment Dates corresponding thereto, as shall be fixed by the VII Cable Board. Dividends on shares of VII Cable Preferred Stock will accrue on a daily basis (without interest or compounding) whether or not there are unrestricted funds legally available for the payment of such dividends and whether or not such dividends are earned or declared.

      Whenever a Redemption Date (as defined below) occurs during a dividend period, the VII Cable Board may, at its option, declare accrued dividends to, and pay such dividends on, such Redemption Date, in which case such dividends will be payable on such Redemption Date to the holders of shares of VII Cable Preferred Stock as of a special record date to be designated by the VII Cable Board for such dividend payment.

      Any dividends may be paid, at the election of VII Cable, (i) out of funds legally available therefor, (ii) through the delivery of shares of TCI Stock or
(iii) through any combination of the foregoing forms of consideration elected by VII Cable. If VII Cable elects to pay any dividend payment, in whole or in part, by delivery of shares of TCI Stock, the amount of such dividend payment to be paid per share of VII Cable Preferred Stock in shares of TCI Stock (the "Stock Dividend Amount") will be paid through the delivery to the holders of record of such shares of VII Cable Preferred Stock on the Record Date for such dividend payment of a number of shares of TCI Stock determined by dividing the Stock Dividend Amount by an amount (the "Cash Equivalent Amount") equal to 95% of the Average Market Price (as defined below) per share of TCI Stock (determined as of the Record Date for such dividend payment). No fractional shares of TCI Stock will be delivered to a holder of shares of VII Cable Preferred Stock, but VII Cable shall instead pay a cash adjustment determined as described under "Adjustment for Fractional Shares" below. If the VII Cable Board determines to pay a dividend and VII Cable is prohibited from paying cash dividends pursuant to the Loan or if VII Cable otherwise decides to pay dividends in TCI Stock, TCI Cable has agreed to make available to VII Cable (i) funds in the form of an equity contribution or a subordinated loan or (ii) sufficient shares of TCI Stock, in each case to pay such dividends in cash, TCI Stock or a combination thereof, with respect to any dividend payment.

      The "Average Market Price" per share of TCI Stock on any date of determination means the average of the daily closing sale prices of the TCI Stock on Nasdaq for the ten consecutive dates on which Nasdaq is open for the transaction of business (each a "Trading Date") ending on the third business day preceding the date of determination (appropriately adjusted to take into account the actual occurrence, during the period following the first of such ten consecutive Trading Dates and ending on the business day immediately preceding the date of determination, of any event of a type described under "Exchange at Option of Holder--Exchange Adjustments" below).

      The market price of the TCI Stock may vary from the Average Market Price between the date of determination of such Average Market Price and the subsequent delivery of shares of TCI Stock, in payment of a dividend, to holders of VII Cable Preferred Stock. If such Average Market Price is more than 5.26% higher than the market value of such shares on the Dividend Payment Date and the holder sells such shares of TCI Stock at such lower price, the holder's actual dividend yield for the dividend period in respect of which such dividend was paid would be lower than the stated dividend yield on the VII Cable Preferred Stock. In addition, in connection with any such sale the holder is likely to incur commissions and other transaction costs.

      If VII Cable elects to make any dividend payment, in whole or in part, through the delivery of shares of TCI Stock, it will give notice of such determination (which shall include the number of shares of TCI Stock and cash, if any, to be delivered in respect of each share of VII Cable Preferred Stock) by publication, on the Record Date for such dividend payment, of such election in a daily newspaper of national circulation.

      Certain Limitations. As long as any shares of VII Cable Preferred Stock are outstanding, (i) no dividends shall be paid or declared in cash or otherwise, nor will any other distribution be made, on any stock of VII Cable ranking junior to the VII Cable Preferred Stock as to dividend rights, payments on redemption and payments of amounts distributable upon the dissolution, liquidation or winding up of VII Cable ("Junior Stock") and (ii) no shares of any Junior Stock may be purchased, redeemed, or otherwise acquired by VII Cable or any Subsidiary (as defined below), nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Junior Stock, unless: (a) full dividends on all outstanding shares of VII Cable Preferred Stock and any Parity Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Junior Stock dividend or distribution payment, to the extent such dividends are cumulative; (b) VII Cable has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Parity Stock; and (c) VII Cable is not in default on any of its obligations to redeem any VII Cable Preferred Stock or any Parity Stock. Immediately following the Exchange Date, VII Cable will not have issued or outstanding any Parity Stock and VII Cable's common stock will represent the only Junior Stock of VII Cable.

      As long as any shares of VII Cable Preferred Stock are outstanding, dividends or other distributions may not be declared or paid on the VII Cable Preferred Stock or on any Parity Stock, and VII Cable may not purchase, redeem or otherwise acquire any VII Cable Preferred Stock or Parity Stock, unless either: (a) (i) full dividends on the VII Cable Preferred Stock and any Parity Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such VII Cable Preferred Stock or Parity Stock dividend, distribution, purchase, redemption or other acquisition payment, to the extent such dividends are cumulative; (ii) VII Cable has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Parity Stock; and (iii) VII Cable is not in default on any of its obligations to redeem any VII Cable Preferred Stock or Parity Stock; or (b) with respect to the payment of dividends only, any such dividends are declared and paid pro rata so that the amounts of any dividends declared and paid per share on shares of VII Cable Preferred Stock and shares of any Parity Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per share on shares of VII Cable Preferred Stock and shares of Parity Stock bear to each other.

      Notwithstanding the foregoing, nothing will prevent (i) the payment of dividends on any Junior Stock, Parity Stock or VII Cable Preferred Stock solely in shares of Junior Stock and/or warrants, rights or options exercisable for or convertible into Junior Stock or the redemption, purchase or other acquisition of Junior Stock, Parity Stock or VII Cable Preferred Stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or through the application of the proceeds from the sale of, shares of Junior Stock and/or warrants, rights or options exercisable for or convertible into Junior Stock or
(ii) the conversion, exchange or redemption of Parity Stock or VII Cable Preferred Stock at the option of the holders into shares of any capital stock (other than Senior Stock) in accordance with the terms of the instruments creating such securities (together with a cash adjustment for fractional shares, if any).

      In addition, as long as any shares of VII Cable Preferred Stock are outstanding, VII Cable shall not, nor shall VII Cable permit any of its Subsidiaries to, (i) pay or declare dividends, in cash or otherwise, or make any other distribution on any Subsidiary Equity Interest (as defined blow) or (ii) purchase, redeem, or otherwise acquire any Subsidiary Equity Interest, or set aside any funds for any sinking fund for the purchase or redemption of any Subsidiary Equity Interest, unless: (i) full dividends on all VII Cable Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such Subsidiary Equity Interest dividend or distribution payment and (ii) VII Cable is not in default on any of its obligations to redeem or exchange any shares of VII Cable Preferred Stock pursuant to the terms of the VII Cable Preferred Stock.

      Notwithstanding the foregoing, nothing will prevent (i) the payment of dividends on any Subsidiary Equity Interest of a Subsidiary solely in shares of the same class of Subsidiary Equity Interest ("Parity Subsidiary Equity Interest") of such Subsidiary and/or warrants, rights or options exercisable for or convertible into such Parity Subsidiary Equity Interest or the redemption, purchase or other acquisition of any Subsidiary Equity Interest solely in exchange for (together with a cash adjustment for fractional shares, if any), or through the application of the proceeds from the sale of, shares of any Parity Subsidiary Equity Interest and/or warrants, rights or options exercisable for or convertible into such Parity Subsidiary Equity Interest; (ii) paying dividends or other distributions on any Subsidiary Equity Interest if such dividends are required to be made (there being no right of deferral) pursuant to the terms of any charter document or any partnership, joint venture, stockholder, acquisition or other agreement in effect on the Exchange Date, or (iii) purchasing, redeeming or otherwise acquiring any Subsidiary Equity Interest if required to do so pursuant to the terms of any charter document or any partnership, joint venture, stockholder, acquisition or other agreement in effect on the Exchange Date.

      A "Subsidiary" means (i) a corporation a majority of the capital stock of which, having voting power under ordinary circumstances to elect directors, is at the time, directly or indirectly, owned by VII Cable and (ii) any other entity (other than a corporation) in which VII Cable, directly or indirectly, has the power to elect or direct the election of a majority of the members of the governing body of such entity. A "Subsidiary Equity Interest" means (x) capital stock of Subsidiary (other than a wholly owned Subsidiary) that is a corporation or (y) a partnership or other ownership interest of a Subsidiary that is not a corporation.

      Payment of dividends or other distributions to the holders of VII Cable Preferred Stock shall be subject to the prior preferences and other rights of any future class or series of Senior Stock. See "Ranking" above.

EXCHANGE AT OPTION OF HOLDER

      Exchange Privilege. Each share of VII Cable Preferred Stock will be exchangeable, in whole or in part, at the option of the holder thereof, at any time after the fifth anniversary of the Issue Date, unless previously redeemed, at an exchange rate (the "Exchange Rate"), to be determined by dividing (i) $80.00 by (ii) the weighted average of the sales prices for all trades of TCI Stock as reported on Nasdaq on each of the twenty consecutive Trade Dates ending on the second business day prior to the Exchange Date, including any extension thereof. The Exchange Rate will be subject to adjustment as described under "Exchange Adjustments" below. VII Cable will announce the initial Exchange Rate by 5:00 p.m., New York City time, on the second business day prior to the Exchange Date by issuing a press release to the Dow Jones News Service. Holders of Viacom Common Stock will also be able to obtain the initial Exchange Date, following such press release, from the Information Agent and the Dealer Manager at their respective telephone numbers appearing on the back cover of this Offering Circular--Prospectus.

      The exchange of shares of VII Cable Preferred Stock at the option of the holder for shares of TCI Stock may be effected by delivering (i) the certificates evidencing such holder's shares of VII Cable Preferred Stock, together with written notice of exchange specifying the number of shares of VII Cable Preferred Stock to be exchanged and specifying the name or names (with addresses) in which the certificate or certificates representing the TCI Stock deliverable on such exchange are to be registered, and (ii) a proper assignment of such certificates to VII Cable (or in blank) of the certificates for the shares of VII Cable Preferred Stock surrendered for exchange, to the office or agency to be maintained by VII Cable for that purpose and otherwise in accordance with exchange procedures established by VII Cable. Initially such office will be the principal corporate trust office of the Transfer Agent (as hereinafter defined). Each notice of exchange will be irrevocable and each exchange will be deemed to be effective immediately before the close of business on the date (the "TCI Stock Exchange Date") on which all of the requirements for such exchange have been satisfied. The exchange will be at the Exchange Rate in effect immediately prior to the close of business on the TCI Stock Exchange Date.

      As promptly as practicable after the surrender by a holder of certificates for shares of VII Cable Preferred Stock for exchange, together with any other required documentation, VII Cable shall cause to be delivered at said office or agency to such holder, or on his or her written order, a certificate or certificates for the number of full shares of TCI Stock to which such holder is entitled, together with a cash adjustment for any fractional shares determined as described under "Adjustment for Fractional Shares" below.

      Holders of shares of VII Cable Preferred Stock at the close of business on a Record Date for any payment of declared dividends will be entitled to receive the dividend payable on such shares of VII Cable Preferred Stock on the corresponding Dividend Payment Date notwithstanding the effective exchange of such shares following such Record Date and prior to the corresponding Dividend Payment Date. However, shares of VII Cable Preferred Stock surrendered for exchange after the close of business on a Record Date for any payment of dividends and before the opening of business on the next succeeding Dividend Payment Date must be accompanied by payment in cash of an amount equal to the dividend thereon attributable to the current quarterly dividend period which is to be paid on such Dividend Payment Date (unless such shares of VII Cable Preferred Stock are subject to redemption on a Redemption Date falling between such Record Date and such Dividend Payment Date). A holder of shares of VII Cable Preferred Stock called for redemption on any Dividend Payment Date will (if such holder is the registered holder on the applicable Record Date) receive the dividend on such shares payable on that date and will be able to exchange such shares after the Record Date for such dividend without paying an amount equal to such dividend to VII Cable upon exchange. Except as provided above, upon any exchange of shares of VII Cable Preferred Stock for shares of TCI Stock VII Cable will not make any payment or allowance for unpaid dividends, whether or not in arrears, on exchanged shares of VII Cable Preferred Stock or for previously declared dividends or distributions on the shares of TCI Stock issued upon such exchange.

      If the shares of VII Cable Preferred Stock represented by a certificate surrendered for exchange are exchanged in part only, VII Cable will cause to be issued and delivered to the holder, without charge therefor, a new certificate or certificates representing in the aggregate the number of unexchanged shares.

      The right to exchange shares of VII Cable Preferred Stock called for redemption will terminate immediately before the close of business on the related Redemption Date. See "Redemption" below.

      Exchange Adjustments. The Exchange Rate is subject to adjustment upon the occurrence of certain events involving TCI including, without limitation: (i) the payment by TCI of dividends (and other distributions) on outstanding shares of TCI Stock in shares of TCI Stock; (ii) subdivisions or combinations of TCI Stock; (iii) the issuance by TCI, in reclassification of its outstanding shares of TCI Stock, of any other shares of common stock of TCI; (iv) the issuance by TCI to all holders of TCI Stock of rights, warrants or options entitling holders of such rights, warrants or options (for a period not exceeding forty-five days) to purchase shares of TCI Stock at a price per share less than the Average Market Price (determined as of the record date for such rights, warrants or options); and (v) the payment by TCI of dividends (or other distributions) consisting of capital stock, evidences of its indebtedness or other assets of TCI (other than those dividends, rights, warrants, options and distributions referred to above and excluding cash dividends or distributions other than Extraordinary Cash Distributions (as defined below)) to all holders of outstanding shares of TCI Stock. "Extraordinary Cash Distributions" means, with respect to any consecutive 12-month period, all cash dividends and cash distributions on the outstanding shares of TCI Stock during such period to the extent such dividends or distributions exceed, on a per share of TCI Stock basis, 10% of the average daily closing sale price of the TCI Stock during such period (other than cash dividends or cash distributions for which a prior adjustment to the Exchange Rate was made). VII Cable reserves the right, in lieu of making an adjustment to the Exchange Rate, to distribute to the holders of VII Cable Preferred Stock, or reserve for delivery with shares of TCI Stock upon surrender of shares of VII Cable Preferred Stock in exchange therefor, any dividend or distribution described above. All adjustments to the Exchange Rate will be calculated to the nearest 1/1000th of a share of TCI Stock. No adjustment in the Exchange Rate will be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustment which is not required to be made will be carried forward and taken into account in any subsequent adjustment. In addition to the foregoing adjustments, VII Cable may make increases in the Exchange Rate that are necessary or advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of TCI Stock.

      If an adjustment is required to be made in the Exchange Rate, VII Cable may, in its sole discretion, elect to defer the following until after the occurrence of the event requiring such adjustment: (i) delivering to the holder of any VII Cable Preferred Stock surrendered for exchange the additional shares of TCI Stock deliverable upon such exchange over the shares of TCI Stock deliverable before giving effect to such adjustment and (ii) paying to such holder any amount in cash in lieu of a fractional share of TCI Stock. In addition, no adjustment need be made for rights to purchase shares of TCI Stock or for sales of shares of TCI Stock which in either case are made pursuant to a plan providing for reinvestment of dividends or interest or pursuant to a bona fide employee stock option or stock purchase plan of TCI or any of its direct or indirect wholly owned subsidiaries (including VII Cable).

      Whenever the Exchange Rate is required to be adjusted, VII Cable will forthwith compute such adjusted Exchange Rate and file with the transfer agent(s) for the VII Cable Preferred Stock and the TCI Stock a certificate with respect to such adjustment, and mail a notice to holders of VII Cable Preferred Stock providing information with respect to such adjustment. At least 10 days before the record date or other date set for definitive action, VII Cable will notify holders of VII Cable Preferred Stock of (i) any action which would require an adjustment to the Exchange Rate, (ii) certain mergers or combinations involving TCI or (iii) the dissolution, liquidation or winding up of TCI.

      Adjustment for Consolidation or Merger of TCI. In case of (i) any consolidation or merger to which TCI is a party, (ii) any sale or transfer to another corporation of the property of TCI as an entirety or substantially as an entirety or (iii) any statutory exchange of securities by TCI with another corporation (other than in connection with a merger or acquisition), in each case as a result of which shares of TCI Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of VII Cable Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such transaction will, after consummation of such transaction, be subject to exchange at the option of the holder into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of TCI Stock into which such share of VII Cable Preferred Stock might have been exchanged immediately prior to consummation of such transaction and assuming in each case that such holder of TCI Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share will be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The kind and amount of securities into which shares of VII Cable Preferred Stock will be exchangeable after consummation of such transaction will be subject to adjustment, as nearly as may be practicable, as described under "Exchange Adjustments" above following the date of consummation of such transaction. TCI will agree not to become a party to any such transaction unless the terms thereof are consistent with the foregoing.

REDEMPTION

      Mandatory Redemption. Each share of VII Cable Preferred Stock (if not earlier exchanged or redeemed) will be subject to mandatory redemption by VII Cable on the tenth anniversary of the Issue Date (the "Mandatory Redemption Date"), at a redemption price (the "Mandatory Redemption Price") equal to the Liquidation Preference.

      Optional Redemption. Shares of VII Cable Preferred Stock are not redeemable prior to 15 days after the fifth anniversary of the Issue Date (the "Initial Redemption Date"). At any time and from time to time on or after the Initial Redemption Date and until the Mandatory Redemption Date, VII Cable will have the right to redeem, in whole or in part, the outstanding shares of VII Cable Preferred Stock at the following per share redemption prices, together with accrued but unpaid dividends (whether or not earned or declared) to the date fixed for redemption (each an "Optional Redemption Price," such price and the Mandatory Redemption Price being sometimes referred to collectively herein as a "Redemption Price"), if redeemed during the twelve-month periods beginning on the anniversary of the Issue Date in the years shown below.


           Year                                      Redemption Price
           ----                                      ----------------

           2001.................................

           2002.................................

           2003.................................

           2004 and thereafter..................


      If fewer than all the outstanding shares of VII Cable Preferred Stock are to be redeemed as of any date (an "Optional Redemption Date," such date and the Mandatory Redemption Date being sometimes referred to collectively herein as a "Redemption Date"), the shares of VII Cable Preferred Stock to be redeemed will be selected by VII Cable from outstanding shares of VII Cable Preferred Stock by lot or pro rata (as nearly as may be practicable) or by any other method determined by the VII Cable Board to be equitable.

      Manner of Payment of Redemption Price. VII Cable may effect the redemption of shares of VII Cable Preferred Stock upon the mandatory or optional redemption thereof, at the election of VII Cable, (i) out of funds legally available therefor, (ii) through the delivery of shares of TCI Stock or (iii) through any combination of the foregoing forms of consideration elected by VII Cable. If VII Cable elects to pay, in whole or in part, the Redemption Price in respect of shares of VII Cable Preferred Stock through the delivery of shares of TCI Stock, then VII Cable shall deliver to each holder of shares of VII Cable Preferred Stock to be redeemed on the applicable Redemption Date a number of shares of TCI Stock equal to the amount determined by dividing (i) the aggregate Redemption Price (or designated portion thereof) of such shares of VII Cable Preferred Stock by (ii) the Cash Equivalent Amount (determined as of such
Redemption Date).   The market price of the TCI Stock may vary from the Average
Market Price between the date of determination of such

Average Market Price (for purposes of determining the Cash Equivalent Amount) and the subsequent delivery of shares of TCI Stock, in payment of the Redemption Price, to holders in respect of shares of VII Cable Preferred Stock called for redemption. If such Average Market Price is more than 5.26% higher than the market value of the TCI Stock on the Redemption Date and the holder sells such shares of TCI Stock at such lower price, the holder's actual proceeds from the sale of such shares would be lower that the stated Redemption Price for shares of VII Cable Preferred Stock. In addition, in connection with any such sale the holder is likely to incur commissions and other transaction costs.

      No fractional shares of TCI Stock will be delivered to a holder upon redemption of his shares of VII Cable Preferred Stock, but VII Cable will instead pay a cash adjustment determined as described under "Adjustment for Fractional Shares" below.

      Dividends on shares of VII Cable Preferred Stock selected for redemption will cease to accrue, and the right of the holders of such shares to exercise their right to exchange such shares for TCI Stock will terminate immediately prior to the close of business, on the related Redemption Date.

      Notice of Redemption. VII Cable will provide notice (a "Redemption Notice") of any redemption of shares of VII Cable Preferred Stock to holders of record of VII Cable Preferred Stock to be called for redemption not less than 15 nor more than 60 days prior to the applicable Redemption Date. The Redemption Notice will be provided by mail sent to each holder of record of shares of VII Cable Preferred Stock to be redeemed, at such holder's address as it appears on the stock register of VII Cable; provided, however, that neither failure to give such notice nor any defect therein will affect the validity of the proceeding for the redemption of any shares of VII Cable Preferred Stock to be redeemed except as to the holders to whom VII Cable has failed to give said notice or whose notice was defective.

      Each Redemption Notice sent to a holder will include, without limitation, the following information: (i) the Redemption Date; (ii) if less than all outstanding shares of VII Cable Preferred Stock are to be redeemed, the number of shares held by such holder to be redeemed; (iii) the Redemption Price and the form or forms of consideration that VII Cable has elected to pay and/or deliver upon such redemption and, if more than one form of consideration has been elected by VII Cable, the designated portions of the Redemption Price to be paid in each form of consideration so elected; (iv) if VII Cable has elected to deliver shares of TCI Stock in payment of the Redemption Price (or a designated portion thereof), the method of determining the number of shares of TCI Stock so deliverable; (v) the place or places where certificates for VII Cable Preferred Stock to be redeemed are to be surrendered for payment of the Redemption Price;
(vi) that dividends on the shares of VII Cable Preferred Stock to be redeemed shall cease to accrue on the Redemption Date; and (vii) the then current Exchange Rate and that the exchange privilege will terminate immediately prior to the close of business on the Redemption Date.

      On or after the Redemption Date, each holder of shares of VII Cable Preferred Stock to be redeemed must present and surrender his certificate or certificates for such shares to VII Cable at the place designated in the Redemption Notice and thereupon the Redemption Price of such shares will be paid to or on the order of the person whose name appears on such certificate or certificates as the record owner thereof, and each surrendered certificate will be cancelled. Should fewer than all the shares represented by a certificate be redeemed, a new certificate will be issued representing the unredeemed shares.

      If a Redemption Notice with respect to shares of VII Cable Preferred Stock to be redeemed pursuant to a mandatory or optional redemption has been timely given by VII Cable, and if on or before the applicable Redemption Date VII Cable has deposited with the redemption agent for VII Cable Preferred Stock (or, if there is no redemption agent, shall have set apart so as to be available for such purpose and only such purpose) cash (including cash for any adjustment in lieu of delivering fractional securities) and/or shares of TCI Stock, as applicable, sufficient to pay in full the aggregate Redemption Price for such shares of VII Cable Preferred Stock on such Redemption Date, then effective as of the close of business on such Redemption Date the shares of VII Cable Preferred Stock to be so redeemed will no longer be deemed outstanding (notwithstanding that any certificate therefor may not have been surrendered for cancellation), dividends with respect to the shares so called for redemption shall cease to accrue on the Redemption Date (except that holders of shares of VII Cable Preferred Stock at the close of business on a Record Date for any payment of dividends shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares following such Record Date and prior to such Dividend Payment Date) and all rights with respect to the shares so called for redemption will forthwith after such date cease and terminate, except the right of such holders, upon the surrender of certificates evidencing the shares of VII Cable Preferred Stock so redeemed, to receive the cash and/or TCI Stock, as applicable, payable or deliverable in payment of the Redemption Price and the applicable cash adjustment, if any, in lieu of fractional shares, without interest. Any cash and/or shares of TCI Stock so deposited or set apart and unclaimed at the end of one year from such Redemption Date will be repaid and released to VII Cable, after which the holder or holders of such shares of VII Cable Preferred Stock so called for redemption will look only to VII Cable for delivery of such cash and/or shares of TCI Stock.

      The ability of VII Cable to redeem VII Cable Preferred Stock shall be subject to the prior preferences and rights of any future class or series of Senior Stock. See "Ranking" above.

LIQUIDATION RIGHTS

      In the event of any voluntary or involuntary dissolution, liquidation or winding up of VII Cable, the holders of shares of VII Cable Preferred Stock then outstanding will be entitled to receive, after payment or provision for payment of the debts and other liabilities of VII Cable and payment or provision for payment of any distribution on shares of any Senior Stock, an amount per share equal to the Liquidation Preference, before any distribution of assets is made to the holders of Junior Stock or any other capital stock of VII Cable ranking junior to the VII Cable Preferred Stock upon liquidation, dissolution or winding up. After payment of the Liquidation Preference, holders of shares of VII Cable Preferred Stock will not be entitled to any further participation in any distribution of assets of VII Cable.

      If, upon any dissolution, liquidation or winding up of VII Cable, the assets of VII Cable available for distribution to the holders of the shares of VII Cable Preferred Stock shall be insufficient to pay in full (i) the aggregate Liquidation Preference payable to holders of VII Cable Preferred Stock and (ii) the liquidation preference payable to holders of shares of all outstanding classes and series of Parity Stock (as set forth in the instrument or instruments creating such Parity Stock), the holders of shares of VII Cable Preferred Stock and such Parity Stock shall share ratably in such distribution of assets in proportion to the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of VII Cable Preferred Stock and the holders of outstanding shares of such Parity Stock were paid in full. The sale, lease, transfer or exchange of all or substantially all of the assets of VII Cable, the consolidation or merger of VII Cable with one or more other corporations (whether or not VII Cable is the corporation surviving such consolidation or merger), and the consummation of a statutory binding share exchange involving VII Cable will not be deemed a liquidation, dissolution or winding up of VII Cable.

CONDITIONS TO DELIVERY OF SHARES OF TCI STOCK
FOR DIVIDEND AND REDEMPTION PAYMENTS

      VII Cable's right to elect to make any dividend or redemption payment (or designated portions thereof) through the delivery of shares of TCI Stock will be conditioned upon: (i) the shares of TCI Stock to be so delivered being fully paid and nonassessable and free from any preemptive rights, liens or adverse claims; (ii) the delivery of such shares being exempt from the registration or qualification requirements of the Securities Act and applicable state securities laws or, if no such exemption is available, the delivery of such shares having been duly registered or qualified under the Securities Act and applicable state securities laws; and (iii) the shares of TCI Stock to be so delivered being listed, and upon delivery being eligible for trading, on Nasdaq or on a national securities exchange. If such conditions have not been satisfied prior to or on the date of any such dividend or redemption payment, such payment shall be made solely in cash.

ADJUSTMENT FOR FRACTIONAL SHARES

      No fractional shares or scrip representing fractional shares of TCI Stock will be delivered upon the redemption or exchange of any shares of VII Cable Preferred Stock or in connection with any dividend payment. Whether or not a fractional share would be delivered to a holder of VII Cable Preferred Stock shall be based upon (i), in the case of an exchange, on the total number of shares of VII Cable Preferred Stock such holder is at the time exchanging into TCI Stock and the total number of shares of TCI Stock otherwise deliverable upon such exchange and (ii), in the case of the payment, in whole or in part, of a dividend or redemption payment through the delivery of shares of TCI Stock, on the total number of shares of VII Cable Preferred Stock at the time held by such holder and the total number of shares of TCI Stock otherwise deliverable in respect thereof. In lieu of the issuance of a fraction of a share of TCI Stock or scrip, VII Cable shall pay instead an amount in cash by its check equal to the same fraction of (i), in the case of an exchange, the Average Market Price (determined as of the TCI Stock Exchange Date) and (ii), in the case of a dividend or redemption payment, the Cash Equivalent Amount (determined as of the record date of such dividend or the date of such redemption payment).

VOTING RIGHTS

      The holders of shares of VII Cable Preferred Stock will have no voting rights, except as otherwise required by law and except as set forth below. When and if the holders of VII Cable Preferred Stock are entitled to vote, each holder will be entitled to one vote per share.

      If at any time accrued dividends payable on the shares of VII Cable Preferred Stock are in arrears and unpaid in an aggregate amount equal to or exceeding the aggregate amount of dividends payable thereon for six quarterly dividend periods, the holders of the shares of VII Cable Preferred Stock, voting separately as a class (with the holders of all other shares of Parity Stock upon which like voting rights have been conferred and are exercisable), will have the right to vote for the election of two directors (the "Preferred Stock Directors") to the VII Cable Board, such directors to be in addition to the number of directors constituting the VII Cable Board immediately prior to the accrual of such right. Such right of the holders of shares of VII Cable Preferred Stock to vote for the election of two Preferred Stock Directors will continue until all dividends in arrears on the shares of VII Cable Preferred Stock have been paid in full. The term of office of each Preferred Stock Director shall terminate on the earlier of (i) the next annual meeting of stockholders of VII Cable at which a successor shall have been elected and qualified (irrespective of whether the VII Cable Board is divided into staggered classes) or (ii) the termination of the right of the holders of shares of VII Cable Preferred Stock (and any such other shares of Parity Stock and Senior Stock) to vote for Preferred Stock Directors.

      For as long as any shares of VII Cable Preferred Stock remain outstanding, the affirmative vote of the holders of at least 66 2/3% of such outstanding shares (voting separately as a class) will be necessary: (i) before VII Cable may amend, alter or repeal any of the provisions of VII Cable's Restated Certificate of Incorporation which would adversely affect the powers, preferences or rights of the holders of the shares of VII Cable Preferred Stock then outstanding; provided, however, that (x) any such amendment, alteration or repeal that would authorize, create or increase the authorized amount of any Junior Stock or Parity Stock and (y) any such amendment that would increase the number of authorized shares of Preferred Stock (other than VII Cable Preferred Stock) or that would decrease (but not below the number of authorized shares then outstanding) the number of authorized shares of Preferred Stock (other than VII Cable Preferred Stock), will be deemed not to adversely affect such powers, preferences or rights and shall not be subject to approval by the holders of shares of VII Cable Preferred Stock; (ii) before VII Cable or the VII Cable Board may create or issue any class or series of Senior Stock; or (iii) before VII Cable may effect any reclassification of VII Cable Preferred Stock (other than a reclassification that solely seeks to change the designation of the VII Cable Preferred Stock and does not adversely affect the powers, preferences or rights of the holders of shares of VII Cable Preferred Stock outstanding immediately prior to such reclassification). No vote of the holders of VII Cable Preferred Stock in respect of an amendment, alteration or repeal of any provision of VII Cable's Restated Certificate of Incorporation or the creation or issue of any class or series of Senior Stock will be required if, at or prior to the time when such amendment, alteration or repeal or creation or issue is to take effect, as the case may be, provision is made for the redemption of all shares of VII Cable Preferred Stock at the time outstanding (except that no such provision may be made prior to the Initial Redemption Date); provided, however,
                                                             --------  -------
notwithstanding the foregoing, in the event that VII Cable does not pay the Redemption Price to holders of VII Cable Preferred Stock on the applicable Redemption Date, such holders will be entitled to vote in respect of the matters described above on which such holders would have been entitled to so vote but for the provision for redemption which was made and any vote taken in respect of such matters shall be void.

      Except as required by law, the holders of VII Cable Preferred Stock will not be entitled to vote on any merger or consolidation involving VII Cable or a sale of all or substantially all of the assets of VII Cable.

CERTAIN COVENANTS

      Transactions with Affiliates. As long as any shares of VII Cable Preferred Stock are outstanding, VII Cable will not, and will not permit any Subsidiary to, enter into any transaction with an Affiliate unless such transaction is on terms that are no less favorable to VII Cable or such Subsidiary than those that would have been obtained in a comparable transaction with a person that is not an Affiliate; provided, however, that transactions between VII Cable and its Subsidiaries or among such Subsidiaries shall not be subject to this covenant. An "Affiliate" of VII Cable or any Subsidiary is defined as any person or entity that directly or indirectly controls, is controlled by, or is under common control with VII Cable or such Subsidiary.

      SEC Reports. As long as any shares of VII Cable Preferred Stock are outstanding, VII Cable shall timely file with the Commission copies of the annual reports, quarterly reports and other reports, information and documents which VII Cable is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act and, within 15 days after such filing is required to be made with the Commission, mail copies of such reports, information or other documents to the holders of the VII Cable Preferred Stock. If at any time while shares of VII Cable Preferred Stock are outstanding VII Cable is not required to, and does not, have, any class of securities registered under the Exchange Act, then VII Cable shall prepare comparable reports, information and documents and mail the same to holders of the VII Cable Preferred Stock within 15 days after the date it would have been required to file such reports, information or documents with the Commission if it had continued to have securities registered under the Exchange Act.

TRANSFER AGENT AND REGISTRAR

          (the "Transfer Agent") will act as paying, exchange and redemption agent and registrar for the shares of VII Cable Preferred Stock.

MISCELLANEOUS

      Upon issuance, the shares of VII Cable Preferred Stock will be fully paid and nonassessable. Holders of shares of VII Cable Preferred Stock will have no preemptive rights. TCI has agreed to at all times reserve and keep available out of its authorized and unissued TCI Stock, solely for issuance upon the exchange of shares of VII Cable Preferred Stock, such number of shares of TCI Stock as will from time to time be deliverable upon the exchange of all shares of VII Cable Preferred Stock then outstanding (assuming for this purpose that all of the shares of VII Cable Preferred Stock are held by one person). Shares of VII Cable Preferred Stock redeemed by VII Cable will be retired and resume the status of authorized and unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series of Preferred Stock by the VII Cable Board.

                     COMPARISON OF RIGHTS OF STOCKHOLDERS
                            OF VIACOM AND VII CABLE

      The following is a summary of material differences between the rights of holders of Viacom Common Stock and the rights of holders of VII Cable Class A Common Stock and VII Cable Preferred Stock (after giving effect to the Recapitalization). Because each of Viacom and VII Cable is organized under the laws of Delaware, such differences arise principally from provisions of the charter of each of Viacom and VII Cable. Assuming that the Stock Issuance occurs in accordance with the terms and conditions of the Subscription Agreement, shares of VII Cable Class A Common Stock issued to holders of shares of Viacom Common Stock whose shares are accepted for exchange will automatically convert into shares of VII Cable Preferred Stock on the Exchange Date immediately after the consummation of the Stock Issuance. Accordingly, holders of shares of Viacom Common Stock tendering such shares in the Exchange Offer should expect to receive shares of VII Cable Preferred Stock in exchange after the consummation of the Stock Issuance.

      The following summaries do not purport to be complete statements of the rights of Viacom stockholders under Viacom's Restated Certificate of Incorporation as compared with the rights of VII Cable stockholders under VII Cable's Restated Certificate of Incorporation and By-laws or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equal or more significant differences do not exist. These summaries are qualified in their entirety by reference to the Delaware General Corporation Law ("DGCL") and governing corporate instruments of Viacom and VII Cable, to which stockholders are referred. The terms of VII Cable's capital stock are described in greater detail under "Description of VII Cable Capital Stock."

VOTING RIGHTS

      Viacom Common Stock. Except as otherwise expressly provided below, all issued and outstanding shares of Viacom Class A Common Stock and Viacom Class B Common Stock are identical and entitle the holders to the same rights and privileges. With respect to all matters upon which stockholders are entitled to vote, holders of outstanding shares of Viacom Class A Common Stock vote together with the holders of any other outstanding shares of capital stock of Viacom entitled to vote, without regard to class, and every holder of outstanding shares of Viacom Class A Common Stock is entitled to cast one vote in person or by proxy for each share of Viacom Class A Common Stock outstanding in such stockholder's name. Except as otherwise required by the DGCL, the holders of outstanding shares of Viacom Class B Common Stock are not entitled to any votes upon any questions presented to stockholders of Viacom.

      VII Cable Class A Common Stock. VII Cable Class A Common Stock entitles holders thereof to one vote for each share on each matter upon which stockholders have the right to vote.

      VII Cable Preferred Stock. VII Cable Preferred Stock does not entitle its holders to voting rights with respect to general corporate matters, except as provided by law and except (i) if dividends on the VII Cable Preferred Stock are in arrears and unpaid for at least six quarterly dividend periods, in which case the number of directors constituting the VII Cable Board will, without further action, be increased by two to permit the holders of the shares of VII Cable Preferred Stock, voting separately as a class (with the holders of all other shares of Parity Stock upon which like voting rights have been conferred and are exercisable), to elect by a plurality vote two directors, until such time as all dividends in arrears on the VII Cable Preferred Stock are paid in full or (ii) if VII Cable seeks to (a) amend, alter or repeal (by merger or otherwise) any provision of the Amended and Restated Certificate of Incorporation so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the VII Cable Preferred Stock, (b) create or issue any class or series of Senior Stock or (c) effect any reclassification of the VII Cable Preferred Stock (other than a reclassification that solely seeks to change the designation of the VII Cable Preferred Stock and does not adversely affect the powers, preferences or rights of the holders of shares or VII Cable Preferred Stock outstanding immediately prior to such reclassification), in each of which events specified in this clause (ii) the affirmative vote or consent of at least 66 2/3% of the shares of VII Cable Preferred Stock then outstanding, voting or consenting, as the case may be, separately as one class, would be required.


DIVIDENDS

      Viacom Common Stock. Viacom has not declared cash dividends on its common equity and has no present intention of so doing.

      VII Cable Class A Common Stock. The VII Cable Class A Common Stock is not expected to be outstanding for any significant period of time, if at all, after the consummation of the Stock Issuance. Accordingly, it is not anticipated that any dividends will be declared or paid with respect to such stock.

      VII Cable Preferred Stock. Holders of VII Cable Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on the Preferred Stock at a rate per
annum equal to    % of the Initial Liquidation Preference of $100 per share of
VII Cable Preferred Stock, payable quarterly, and no more. All dividends will be fully cumulative whether or not earned or declared and shall accrue on a daily basis from the date of issuance of the VII Cable Preferred Stock and will
be payable quarterly in arrears on                     ,                    ,
and                   of each year to holders of record as they appear on the
stock transfer books of VII Cable on such record dates, not more than 60 days nor less than 10 days preceding the payment dates for such dividends, as are fixed by the VII Cable Board.

      All dividends may be paid, at VII Cable's option, in cash or in TCI Stock, or in a combination of the foregoing forms of consideration. See "Description of VII Cable Capital Stock--VII Cable Preferred Stock--Dividends."


LIQUIDATION PREFERENCE

      None of the holders of Viacom Common Stock or VII Cable Class A Common Stock are entitled to be paid any liquidation preference.

      Upon any voluntary or involuntary liquidation, dissolution or winding-up of VII Cable, holders of VII Cable Preferred Stock will be entitled to be paid, out of the assets of VII Cable available for distribution, $100.00 per share, plus an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up, and no more, before any payment shall be made or any assets distributed to the holders of any class or series of Junior Stock, including, without limitation, any class or series of common stock of VII Cable. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of VII Cable, the amounts payable with respect to the VII Cable Preferred Stock and all other Parity Stock are not paid in full, the holders of the VII Cable Preferred Stock and the Parity Stock will share equally and ratably in any distribution of assets of VII Cable in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. See "Description of VII Cable Capital Stock--VII Cable Preferred Stock--Liquidation Preference."


                   RELATIONSHIP BETWEEN VIACOM AND VII CABLE

      Viacom has provided VII Cable with certain administrative services, including risk management, legal, financial and other corporate functions for which an expense has been allocated in VII Cable's financial statements. In addition, VII Cable, through the normal course of business, is involved in transactions with Viacom and its affiliated companies. VII Cable has affiliation arrangements to distribute television program services of companies owned by or affiliated with Viacom, including Showtime, MTV, Nickelodeon, VH1, Comedy Central, USA Network, The Sci-Fi Channel, The Movie Channel, Flix and Lifetime (in which Viacom had an equity participation until April 1, 1994). These affiliation arrangements require VII Cable to pay license fees based upon the number of subscribers receiving the programming. Aggregate license fees incurred under such affiliation arrangements with Viacom affiliates were $28.6 million in 1994, $23.8 million in 1993 and $24.6 million in 1992.
See Note 6 of the Notes to Combined Financial Statements of VII Cable.


        RELATIONSHIP BETWEEN VII CABLE AND TCI AFTER THE EXCHANGE OFFER

OWNERSHIP OF CLASS B COMMON STOCK

      Immediately following the Stock Issuance, TCI Cable will own 100 shares of VII Cable Class B Common Stock, which at that time, will represent 100% of the outstanding common equity securities of VII Cable. Consequently, TCI Cable will have significant influence over the policies and affairs of VII Cable and, subject only to the rights of holders of VII Cable Preferred Stock set forth in VII Cable's Restated Certificate of Incorporation, will have the power to control all matters (including the election of directors) requiring the approval of stockholders of VII Cable. See "RISK FACTORS--Controlling Stockholder" and "DESCRIPTION OF VII CABLE CAPITAL STOCK--VII Cable Preferred Stock--Voting Rights."

SERVICES AGREEMENT

      Upon consummation of the Stock Issuance, TCI and TCI Cable will provide certain facilities, services and personnel to VII Cable. The scope of the facilities, personnel and services to VII Cable and the respective charges payable in respect thereof are set forth in a services agreement to be entered into among TCI, TCI Cable and VII Cable (the "Services Agreement"). Pursuant to the Services Agreement, TCI will provide to VII Cable administrative and operational services necessary for the conduct of its business, including, but not limited to, such services as are generally performed by TCI's accounting, finance, corporate, legal and tax departments. In addition, TCI and TCI Cable will make available to VII Cable such general overall management services and strategic planning services as TCI, TCI Cable and VII Cable shall agree, and shall provide VII Cable with such access to and assistance from TCI Cable's engineering and construction groups and TCI's programming and technology/venture personnel as VII Cable may from time to time request.

      The Services Agreement will also provide that TCI, for so long as TCI continues to beneficially own shares of VII Cable Common Stock representing at least a majority in voting power of the outstanding shares of capital stock of VII Cable entitled to vote generally in the election of directors, will continue to provide in the same manner, and on the same basis as generally provided from time to time to other participating TCI subsidiaries, benefits and administrative services to VII Cable's employees. In this regard, VII Cable will be allocated that portion of TCI's compensation expense attributable to benefits extended to employees of VII Cable.

      Pursuant to the Services Agreement, VII Cable will from time to time reimburse TCI and TCI Cable for all direct expenses incurred by them in providing such services and a pro rata share of all indirect expenses incurred by them in connection with the rendering of such services, including a pro rata share of the salary and other compensation of TCI and TCI Cable employees performing services for VII Cable and general overhead expenses. The obligations of TCI and TCI Cable to provide services under the Services Agreement (other than TCI's obligation to allow the Company's employees to participate in TCI's employee benefit plans) will continue in effect until terminated by any party to the Services Agreement at any time on not less than 60 days' notice.

PROGRAMMING

      SSI, an indirect wholly owned subsidiary of TCI Cable, purchases programming services from program suppliers and then makes such services available to TCI Cable's subsidiaries and certain of its affiliates at SSI's cost and, in some circumstances, an administrative fee. Following the Stock Issuance, it is anticipated that the cable systems owned and operated by VII Cable will purchase programming from SSI at SSI's cost.


                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of the material United States federal income tax consequences relating to the Transaction and the ownership and disposition of VII Cable Preferred Stock. The discussion contained in this Offering Circular -- Prospectus is based on the law in effect as of the date of this Offering Circular--Prospectus. Viacom stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Transaction.

THE TRANSACTION

      On                , 199 , Viacom received a Ruling Letter from the IRS to
the effect that, for federal tax purposes, the Transaction will qualify as a tax-free distribution to Viacom's stockholders under Sections 355 and 368 of the Code (except with respect to cash received in lieu of fractional shares) and, in general, is tax-free to Viacom. The Ruling Letter, while generally binding on the IRS, is subject to certain factual representations and assumptions. If any such factual representations or assumptions are incorrect or untrue in any material respect, Viacom will not be able to rely on the Ruling Letter. Viacom is not aware of any facts or circumstances which would cause any such representations or assumptions to be incorrect or untrue in any material respect. Nevertheless, if the Transaction is subsequently held to be taxable, both Viacom and its stockholders could be subject to tax on the Transaction (subject to the obligation of TCI and TCI Cable to indemnify Viacom under certain circumstances pursuant to the Tax Indemnity Letter), which tax could be material.

OWNERSHIP AND DISPOSITION OF VII CABLE PREFERRED STOCK

      Dividends. Dividends paid on the VII Cable Preferred Stock out of VII Cable's current or accumulated earnings and profits (if any) will be taxable as ordinary income and should qualify for the 70% intercorporate dividends-received deduction subject to the minimum holding period (generally at least 46 days) and other applicable requirements. The amount of any such dividends will be the amount of cash distributed or, in the case of dividends paid in shares of TCI Stock, the fair market value of such TCI Stock on the date it is distributed. Dividends in excess of VII Cable's current and accumulated earnings and profits will be taxed first as a tax-free return of capital to the extent of the holder's basis in its VII Cable Preferred Stock, and thereafter as capital gain from the sale or exchange of the VII Cable Preferred Stock. Such gain will be long-term or short-term capital gain depending on the holder's holding period for the VII Cable Preferred Stock.

      Constructive Dividends. Under Section 305 of the Code and related Treasury Regulations, if the redemption price of redeemable preferred stock exceeds its issue price, and such redemption premium is not considered reasonable, such premium may in certain circumstances be taxable as a constructive dividend taken into account by the holder each year generally in the same manner as original issue discount would be taken into account were the preferred stock treated as a debt instrument for federal income tax purposes. Any such constructive dividends would be subject to the same rules applicable to the stated quarterly dividends, as described above. In the case where preferred stock is subject to mandatory redemption or is puttable by the holder to the issuer, a premium payable on such redemption or put will be considered reasonable only if such premium does not exceed 0.25% of the redemption price multiplied by the number of complete years to maturity or the time at which the stock is assumed to be put, as the case may be (in either case, the "de minimis amount").

      For purposes of these provisions, the issue price of the VII Cable Preferred Stock should be its fair market value at the time of issuance. If this amount is less than the mandatory redemption price by at least the de minimis amount, the foregoing constructive dividend rules will be applicable with respect to such premium. In addition, the VII Cable Preferred Stock will also be considered puttable because of the holder's ability to exchange such shares for TCI Stock. As a result, it is possible that the holder could be required to take into account as a constructive dividend any additional redemption premium resulting from such put right. Because the premium payable as a result of such an exchange for TCI Stock will depend on the fair market value of the TCI Stock received, the amount of any such premium is unclear. Moreover, it is also unclear how any such constructive dividends as a result of any such premium should be taken into account where the amount of such premium could vary over time.

      Sale or Exchange. Except as discussed below with respect to "section 306 stock", a holder will generally recognize gain or loss upon a sale or exchange of VII Cable Preferred Stock measured by the difference (if any) between the amount realized upon such sale or exchange and the holder's tax basis in the VII Cable Preferred Stock. An exchange of VII Cable Preferred Stock for TCI Stock will be treated as such a taxable exchange, and the amount realized upon such exchange will equal the fair market value of such TCI Stock. Any such gain or loss recognized upon a sale or exchange will be long-term or short-term capital gain or loss depending on the holder's holding period for the VII Cable Preferred Stock so sold or exchanged.

      Under certain circumstances, a stockholder that receives "section 306 stock" within the meaning of Section 306(c) of the Code is required to recognize as ordinary income, in the case of a taxable disposition of such stock, or as dividend income, in the case of a redemption of such stock, all or a portion of the proceeds received by such stockholder from such disposition or redemption, without regard to the stockholder's tax basis in its shares, and may not recognize any loss therefrom. The VII Cable Preferred Stock received by tendering holders is likely to be considered "section 306 stock" if, immediately prior to the consummation of the Transaction, the receipt by such holder of cash (in an amount equal to the fair market value of such VII Cable Preferred Stock) in a redemption of the number of such holder's shares of Viacom Common Stock exchanged in the Exchange Offer would have been treated as a dividend under
Section 302 of the Code. Under the circumstances, a redemption for cash generally would not have been treated as a dividend with respect to a holder under Section 302 if the redemption (i) results in a "complete termination" of the holder's interest in Viacom, (ii) is "substantially disproportionate" with respect to such holder, or (iii) is "not essentially equivalent" to a dividend with respect to such holder. The determination of whether these tests will be met will depend on the facts and circumstances in each case, including the proportion of the Viacom Common Stock exchanged by such holder in the Exchange Offer, and the constructive stock ownership of such holder in Viacom under
Section 318 of the Code. An exception to the disposition and redemption rules described in the first sentence of this paragraph is provided for a disposition or redemption in complete termination of the stockholder's interest (subject to certain ownership attribution rules); however, it is not clear whether such exception would apply if the stockholder continued to own (directly or through attribution) any stock of Viacom. Holders should consult their tax advisors regarding the consequences of the acquisition and ownership of the VII Cable Preferred Stock under Section 306 of the Code.

      Adjustments to Exchange Ratio. In general, any adjustments to the exchange ratio for the exchange of VII Cable Preferred Stock into TCI Stock should not be taxable to the holders thereof. However, adjustments to the exchange ratio to take into account distributions of indebtedness, cash or other property with respect to the TCI Stock will be taxable to the holder of the VII Cable Preferred Stock. Such an adjustment will be treated as a constructive dividend and will be taxable in the manner described above.

BACKUP WITHHOLDING

      A holder of VII Cable Preferred Stock may, under certain circumstances, be subject to backup withholding at the rate of 31% with respect to dividends or the proceeds of sale, exchange or redemption of such shares unless such holder
(i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be creditable against the holder's federal income tax liability. A holder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS.

      THE SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS BASED ON THE CODE, THE REGULATIONS PROMULGATED THEREUNDER BY THE UNITED STATES TREASURY DEPARTMENT AND THE INTERPRETATIONS OF THE CODE AND REGULATIONS BY THE COURTS AND THE IRS, ALL AS THEY EXIST AS OF THE DATE OF THIS OFFERING CIRCULAR -
- PROSPECTUS. THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND DOES NOT DISCUSS ALL TAX CONSIDERATIONS THAT MAY BE RELEVANT TO VIACOM STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, NOR DOES IT ADDRESS THE CONSEQUENCES TO CERTAIN VIACOM STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE UNITED STATES FEDERAL INCOME TAX LAWS (SUCH AS TAX-EXEMPT ENTITIES, NON-RESIDENT ALIEN INDIVIDUALS AND FOREIGN CORPORATIONS). IN ADDITION, THIS SUMMARY DOES NOT ADDRESS THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO VIACOM STOCKHOLDERS WHO DO NOT HOLD THEIR VIACOM COMMON STOCK AS A CAPITAL ASSET. THIS SUMMARY DOES NOT ADDRESS ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES. VIACOM STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTION AND THE OWNERSHIP AND DISPOSITION OF VII CABLE PREFERRED STOCK, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS AND ANY CHANGES IN FEDERAL TAX LAWS THAT OCCUR AFTER THE DATE OF THIS OFFERING CIRCULAR-- PROSPECTUS.

      For a description of an agreement pursuant to which Viacom and Viacom International have provided for certain tax sharing and other tax-related matters, see "Arrangements among Viacom, Viacom International, TCI and TCI Sub-- Terms of Certain Ancillary Agreements--Tax Indemnity Letter."


                                 LEGAL MATTERS

      The validity of the shares of VII Cable Class A Common Stock and the shares of VII Cable Preferred Stock will be passed upon by Shearman & Sterling.


                                    EXPERTS

      The combined financial statements of VII Cable as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The (i) consolidated financial statements of Viacom incorporated in this Offering Circular --Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1994 and (ii) consolidated financial statements of Paramount Communications Inc. ("Paramount") as of March 31, 1994 and for the eleven months ended March 31, 1994 incorporated by reference from the Current Report on Form 8-K of Viacom filed on April 14, 1995 (the "Viacom Form 8-K") have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Paramount at April 30, 1993 and at October 31, 1992, and for the six-month period ended April 30, 1993, and for each of the two years in the period ended October 31, 1992 incorporated by reference in this Offering Circular - Prospectus from the Viacom Form 8-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements and schedules of Blockbuster Entertainment Corporation and subsidiaries as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993 incorporated by reference in this Offering Circular - Prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                   VII CABLE


                     INDEX TO COMBINED FINANCIAL STATEMENTS

Report of Independent Accountants...................................................................    F-2
Audited Combined Financial Statements:
 Combined Statements of Operations for the years ended December 31, 1992, 1993 and 1994.............    F-3
 Combined Balance Sheets as of December 31, 1993 and 1994...........................................    F-4
 Combined Statements of Cash Flows for the years ended December 31, 1992, 1993 and 1994.............    F-5
 Notes to Combined Financial Statements.............................................................    F-6
Unaudited Interim Combined Financial Statements:
 Combined Statements of Operations for the three months and nine months ended
   September 30, 1994 and 1995......................................................................   F-15
 Combined Balance Sheets as of December 31, 1994 and September 30, 1995.............................   F-16
 Combined Statements of Cash Flows for the nine months ended September 30, 1994 and 1995............   F-17
 Notes to Combined Financial Statements.............................................................   F-18

                       REPORT OF INDEPENDENT ACCOUNTANTS


September 11, 1995

To the Board of Directors and
Stockholders of Viacom International Inc.

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, and of cash flows present fairly, in all material respects, the financial position of Viacom International Inc. (as defined in Note 1 to the financial statements) at December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Viacom International Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in the notes to the combined financial statements, effective January 1, 1993, Viacom International Inc. adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Effective January 1, 1994, Viacom International Inc. adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities".


PRICE WATERHOUSE LLP


150 Almaden Boulevard
San Jose, CA  95113

                                   VII CABLE

                       COMBINED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)



                                                                 YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                               1994       1993       1992
                                                               ----       ----       ----

Revenues...................................................   $404,499   $414,786   $410,129

Expenses:
    Operating..............................................    170,779    156,270    152,764
    Selling, general and administrative....................     99,935    101,347     92,629
    Depreciation and amortization..........................     76,343     73,354     67,218
                                                              --------   --------   --------
       Total expenses......................................    347,057    330,971    312,611
                                                               --------   --------   --------

Earnings from operations...................................     57,442     83,815     97,518

Other income (expense):
    Interest expense.......................................    (38,050)   (33,417)   (49,768)
    Other items, net.......................................      6,982     77,736      5,361
                                                              --------   --------   --------
Earnings from operations before income taxes...............     26,374    128,134     53,111

    Provision for income taxes.............................    (17,680)   (45,276)   (28,077)
    Equity in earnings of affiliated companies, net of tax.        452        997        759
                                                              --------   --------   --------

Net earnings before cumulative effect of change in
    accounting principle...................................      9,146     83,855     25,793
    Cumulative effect of change in accounting principle....         --     13,536         --
                                                              --------   --------   --------

Net earnings...............................................   $  9,146   $ 97,391   $ 25,793
                                                              ========   ========   ========



                  See notes to combined financial statements.

                                   VII CABLE

                            COMBINED BALANCE SHEETS

                            (DOLLARS IN THOUSANDS)

                                                                         DECEMBER 31,
                                                                     -------------------
                                                                       1994        1993
                                                                       ----        ----
ASSETS
Current assets:
 Cash.............................................................   $    3,011   $  1,852
 Receivables, less allowances of $1,251 (1994) and $1,791 (1993)..       12,655      8,422
 Marketable securities available-for-sale.........................       24,730         99
 Other current assets.............................................        3,065      2,116
                                                                     ----------   --------
   Total current assets...........................................       43,461     12,489
                                                                     ----------   --------

Property and equipment:
 Land.............................................................        5,447      5,348
 Buildings........................................................       19,479     17,657
 Distribution systems.............................................      472,938    418,142
 Equipment and other..............................................      147,680    124,119
                                                                     ----------   --------
                                                                        645,544    565,266
 Less accumulated depreciation....................................      280,511    239,186
                                                                     ----------   --------
   Net property and equipment.....................................      365,033    326,080
                                                                     ----------   --------

Intangibles, at amortized cost....................................      578,072    593,749
Other assets......................................................       53,868     33,930
                                                                     ----------   --------
                                                                     $1,040,434   $966,248
                                                                     ==========   ========

LIABILITIES AND VIACOM EQUITY INVESTMENT
Current liabilities:
  Accounts payable and accrued expenses...........................   $   57,598   $ 64,686
  Accrued compensation............................................       10,154      7,440
  Deferred taxes..................................................       19,904      6,357
  Other current liabilities.......................................        1,112        205
                                                                     ----------   --------
   Total current liabilities......................................       88,768     78,688
                                                                     ----------   --------

Deferred taxes....................................................       59,750     55,020
Long-term debt....................................................       57,000     57,000
Other liabilities.................................................       10,976     10,009

Commitments and contingencies (Note 8)

Viacom equity investment..........................................      823,940    765,531
                                                                     ----------   --------
                                                                     $1,040,434   $966,248
                                                                     ==========   ========

                  See notes to combined financial statements.

                                   VII CABLE

                       COMBINED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)



                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                 1994        1993       1992
                                                                 ----        ----       -----
Operating activities:
  Net earnings..............................................  $   9,146   $  97,391   $ 25,793
Adjustments to reconcile net earnings to net cash flow
   from operating activities:
   Depreciation and amortization............................     76,343      73,354     67,218
   Gain on sale of Viacom Cablevision of Wisconsin, Inc.....         --     (55,007)        --
   Gain on sale of investment held at cost..................         --     (17,437)        --
   Cumulative effect of change in accounting principle......         --     (13,536)        --
   Decrease (increase) in receivables.......................     (4,315)     (3,005)     2,376
   Increase (decrease) in accounts payable and
   accrued expenses.........................................     (1,085)     14,895     (2,780)
   Utilization of investment tax credit.....................         --          --     13,141
   Other, net...............................................     (2,197)      2,134    (11,098)
                                                              ---------   ---------   --------
  Net cash flow from operating activities...................     77,892      98,789     94,650
                                                              ---------   ---------   --------

Investing activities:
  Capital expenditures......................................    (99,198)    (79,341)   (54,778)
  Proceeds from dispositions................................      1,430     112,569         --
  Investments in and advances to affiliated companies.......    (12,765)         --       (248)
  Other, net................................................       (315)        158        (17)
                                                              ---------   ---------   --------
  Net cash flow from investing activities...................   (110,848)     33,386    (55,043)
                                                              ---------   ---------   --------

Financing activities:
  Net distributions from (to) Viacom Inc....................     34,115     (85,789)   (39,579)
  Principal repayment of long-term debt.....................         --     (49,018)       (18)
                                                              ---------   ---------   --------
  Net cash flow from financing activities...................     34,115    (134,807)   (39,597)
                                                              ---------   ---------   --------

Net increase (decrease) in cash.............................      1,159      (2,632)        10
Cash at beginning of period.................................      1,852       4,484      4,474
                                                              ---------   ---------   --------
Cash at end of period.......................................  $   3,011   $   1,852   $  4,484
                                                              =========   =========   ========

                  See notes to combined financial statements.

                                   VII CABLE


                    NOTES TO COMBINED FINANCIAL STATEMENTS
                            (Dollars in thousands)



NOTE 1 - BASIS OF PRESENTATION

On July 24, 1995, Viacom Inc. ("Viacom"), Viacom International Inc. (after giving effect to the First Distribution as defined below, "VII Cable"), a wholly owned subsidiary of Viacom, and Viacom International Services Inc. ("New VII"), a wholly owned subsidiary of VII Cable, entered into certain agreements (the "Transaction Agreements") with Tele-Communications, Inc. ("TCI") and a subsidiary of TCI ("TCI Sub"), providing for, among other things, the conveyance of Viacom International Inc.'s non-cable assets and liabilities to New VII, the distribution of all of the common stock of New VII to Viacom (the "First Distribution"), the Exchange Offer (as defined below) and the issuance to TCI Sub of all of the Class B Common Stock of VII Cable. Viacom will commence an exchange offer (the "Exchange Offer") pursuant to which Viacom stockholders may exchange shares of Viacom Class A or Class B Common Stock for shares of VII Cable Class A Common Stock.

Prior to the consummation of the Exchange Offer, Viacom International Inc. will enter into a $1.7 billion credit agreement. Proceeds from such credit agreement will be transferred by Viacom International Inc. to New VII as part of the First Distribution. Viacom also entered into a definitive agreement with TCI under which TCI Sub, through a capital contribution of $350 million in cash, will purchase all of the shares of Class B Common Stock of VII Cable immediately following the consummation of the Exchange Offer. At that time, the shares of Class A Common Stock of VII Cable will convert into shares of cumulative redeemable exchangeable preferred stock (the "Preferred Stock"). The Preferred Stock will be exchangeable after the fifth anniversary of issuance at the holders' option for TCI Class A Common Stock.

National Amusements, Inc. ("NAI"), which owns approximately 26% of Viacom Inc. Class A and Class B Common Stock on a combined basis, will not participate in the Exchange Offer. The Exchange Offer and related transactions are subject to several conditions, including regulatory approvals, receipt of a tax ruling and consummation of the Exchange Offer.

The accompanying financial statements and related notes reflect the carve-out historical results of operations and financial position of the cable television business of Viacom. These financial statements are not necessarily indicative of results that would have occurred if VII Cable had been a separate stand-alone entity during the periods presented or of future results of VII Cable.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The combined financial statements include the accounts of VII Cable and all investments of more than 50% in subsidiaries. All significant intercompany transactions with combined entities have been eliminated. Investments in affiliated companies over which VII Cable has significant influence or ownership of more than 20% but less than or equal to 50% are accounted for under the equity method. Investments of 20% or less are accounted for under the cost method.

                                   VII CABLE

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                            (Dollars in thousands)

Property and Equipment

Property and equipment, including construction in progress, is stated at cost. Inventory, which consists primarily of construction material, is recorded at the lower of weighted average cost or market. Construction in progress and inventory are included in "Equipment and other." VII Cable capitalizes interest costs associated with certain qualifying assets. The total amount of interest costs capitalized was $839 (1994), $372 (1993) and $502 (1992). Repairs and
maintenance are charged to operations, and renewals and additions are capitalized. Upon the normal retirement of distribution system components, the cost is charged to accumulated depreciation with no effect on net earnings. For all other retirements, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized.

Depreciation expense is computed principally on a straight-line method over estimated useful lives of 9-15 years for distribution systems, 4-10 years for machinery and equipment and 28-30 years for buildings. Depreciation expense was $57,826 (1994), $54,754 (1993) and $49,107 (1992).

Intangibles

Intangible assets primarily consist of the cost of acquired businesses in excess of the fair value of tangible assets and liabilities acquired attributable to the NAI leveraged buyout of Viacom International Inc. in June 1987. Such assets are amortized on a straight-line method over estimated useful lives of up to 40 years. In addition, VII Cable has franchise rights to operate cable television systems in various towns and political subdivisions within its service areas. The cost of successful franchise applications are capitalized and amortized over the life of the related franchise agreement. Franchise lives generally range from 10 to 25 years with various dates of expiration. VII Cable evaluates the realizability of intangibles on an ongoing basis in light of changes in business conditions, events or circumstances that may indicate the potential impairment of intangible assets. Accumulated amortization of intangible assets at December 31 was $138,739 (1994) and $120,222 (1993).

Revenue Recognition

Subscriber fees are recognized in the period the service is provided.

Provision for Doubtful Accounts

The provision for doubtful accounts charged to expense was $6,428 (1994), $7,250
(1993) and $6,178 (1992).

Financial Instruments

VII Cable's carrying value of financial instruments approximates fair value. The most significant financial instruments are debt and marketable securities available-for-sale.

During the first quarter of 1994, VII Cable adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Under SFAS 115, investments classified as available-for-sale are carried at fair value and unrealized holding gains and losses during the period are recorded as a component of equity. The cumulative effect of the change in accounting principle is recorded, net of tax, as a component of equity. Prior to the adoption of SFAS 115, marketable equity securities held by VII Cable were reported at the lower of cost or market. During February 1995, VII Cable sold its marketable securities available-for-sale, resulting in a pre-tax gain of $27 million.

                                   VII CABLE

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                            (Dollars in thousands)

NOTE 3 - EQUITY IN EARNINGS OF AFFILIATED COMPANIES

Equity in earnings of affiliated companies is primarily comprised of VII Cable's general partnership interests in Northwest Cable Advertising (50% owned), Bay Cable Advertising (33 1/3% owned), TCG San Francisco ("TCGSF") (23% owned), TCG Seattle ("TCGS") (22% owned) and Prime Sports Northwest Network ("Prime Sports") (40% owned).

The principal business of Northwest Cable Advertising and Bay Cable Advertising (the "Advertising Affiliates") is the sale of advertising on cable television systems owned by VII Cable, its general partners and other cable television operators. In exchange for providing advertising airtime, the Advertising Affiliates pay VII Cable affiliate fees, calculated in accordance with affiliation agreements. Revenues from Advertising Affiliates were $6,302 (1994), $5,225 (1993) and $4,343 (1992). Affiliate fees receivable were $1,293 and $1,033 at December 31, 1994 and 1993, respectively.

TCGSF and TCGS were formed on January 1, 1994 for the purpose of investing in and operating communication facilities. Both TCGSF and TCGS lease communication network facilities from VII Cable, which are financed and constructed by VII Cable.

The principal business of Prime Sports is to provide a television sports programming service in the northwest United States. In exchange for programming, Prime Sports receives subscriber revenue from cable television operators including its general partners. VII Cable incurred affiliate subscriber fees of $1,962 (1994), $1,849 (1993) and $1,795 (1992). During January 1995, VII Cable
entered into an agreement to sell its 40% partnership interest in Prime Sports to a subsidiary of Liberty Media Corporation ("Liberty"), an affiliate of TCI, for sales proceeds of approximately $9 million. Prime Sports is a partnership between VII Cable and Liberty. Net assets of Prime Sports were approximately $3 million at December 31, 1994.

                                   VII CABLE

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                            (Dollars in thousands)

Summarized aggregated financial information for the affiliated companies discussed above is as follows:

                                            YEAR ENDED DECEMBER 31,
                                     ------------------------------------
                                      1994          1993           1992
                                     -------       -------        -------
Results of operations:
Revenues.......................      $49,142       $36,618        $31,878
Earnings from operations.......       13,381        15,427         13,059
Net earnings...................           34         4,842          3,484

                                       DECEMBER 31,
                                  ----------------------
                                    1994           1993
                                  -------        -------
Financial position:
Current assets................    $34,879        $14,051
Noncurrent assets.............     54,118          7,764
Current liabilities...........     12,262          5,930
Noncurrent liabilities........     13,219             --
Partners' equity..............     61,464         15,885

NOTE 4 - LONG-TERM DEBT

During 1994, Viacom International Inc. and certain of its subsidiaries (the "Subsidiary Borrowers") entered into a $311 million credit agreement (the "Credit Agreement"), of which $57 million was entered into by Viacom Cablevision of Dayton Inc. ("Dayton"), which is included in the combined financial statements for VII Cable.

The Credit Agreement is an 8-year term loan maturing on July 1, 2002. Dayton is required to pay interest on the borrowings based upon Citibank, N.A.'s base rate or the London Interbank Offered Rate ("LIBOR") and is affected by Viacom's credit rating. At December 31, 1994 and 1993, LIBOR (upon which the subsidiary borrowing rate was based) was 6.25% and 3.3125%, respectively. Viacom guarantees obligations under the Credit Agreement.

The Credit Agreement contains certain covenants which, among other things, require that the Subsidiary Borrowers maintain certain financial ratios and impose on the Subsidiary Borrowers certain limitations on substantial asset sales and mergers with any other company in which an affiliate of Viacom is not the surviving entity. The Credit Agreement contains certain customary events of default and provides that it is an event of default if NAI fails to own at least 51% of the outstanding voting stock of Viacom. The Company is in compliance with all debt covenants.

In the event that Dayton ceases to be a wholly owned subsidiary of Viacom or VII Cable, the $57 million of borrowings shall be due and payable on the date on which Dayton ceases to be such a wholly owned subsidiary. As a result of the transactions described in Note 1, New VII will assume Dayton's obligation under the Credit Agreement.

                                   VII CABLE

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                            (Dollars in thousands)

Under a prior credit agreement with Viacom, $49 million of debt was entered into by Viacom Cablevision of Wisconsin, Inc. This amount was repaid in connection with the sale of this cable system on January 1, 1993.

NOTE 5 - VIACOM EQUITY INVESTMENT

An analysis of the Viacom equity investment activity is as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                       -------------------------------------
                                                         1994          1993          1992
                                                       --------      ---------     ---------
Balance as of the beginning of
  the period....................................       $765,531      $753,929      $767,715
Net earnings....................................          9,146        97,391        25,793
Net distributions from (to) Viacom..............         34,115       (85,789)      (39,579)
Unrealized holding gains on marketable
  securities available-for-sale, net of tax.....         15,148            --            --
                                                       --------      --------      --------
Balance as of the end of the period.............       $823,940      $765,531      $753,929
                                                       ========      ========      ========

Viacom funds the working capital requirements of its businesses based upon a centralized cash management system. Viacom equity investment includes accumulated equity as well as any payables and receivables due to from Viacom resulting from cash transfers.

NOTE 6 - RELATED PARTY TRANSACTIONS

Viacom provides VII Cable with certain general services, including insurance, legal, financial and other corporate functions. Charges for these services have been made based on the average of certain specified ratios of revenues, earnings from operations and net assets. Management believes that the methodologies used to allocate these charges are reasonable. The charges for such services were $14,007 (1994), $18,068 (1993) and $19,486 (1992).

In addition to the interest expense recorded by VII Cable on the borrowings under the credit agreements described in Note 4, Viacom allocated interest expense of $35,681 (1994), $31,191 (1993) and $44,646 (1992) related to the
Viacom corporate debt. The additional interest is allocated based on a percentage of VII Cable's average net assets to Viacom's average net assets.

VII Cable, through the normal course of business, is involved in transactions with companies owned by or affiliated with Viacom. VII Cable has agreements to distribute television programs of such companies, including Showtime Networks Inc., MTV Networks, Comedy Central, USA Networks and Lifetime (prior to its sale by Viacom on April 1, 1994). The agreements require VII Cable to pay license fees based upon the number of customers receiving the service. Affiliate license fees incurred under these agreements were $28,582 (1994), $23,785 (1993) and $24,565 (1992). In addition, cooperative advertising expenses charged to affiliated companies

                                   VII CABLE

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                            (Dollars in thousands)

were $1,181 (1994), $597 (1993) and $559 (1992). Related party accounts receivable were $562 and $320 at December 31, 1994 and 1993, respectively. Related party accounts payable were $3,636 and $2,838 at December 31, 1994 and 1993, respectively.

NOTE 7 - INCOME TAXES

Viacom International Inc. has been included in consolidated federal, state and local income tax returns filed by Viacom. However, the tax expense reflected in the Combined Statement of Operations and tax liabilities reflected in the Combined Balance Sheets have been prepared on a separate return basis as though VII Cable had filed stand-alone income tax returns. The current income tax liabilities for the periods presented have been satisfied by Viacom. These amounts have been reflected in Viacom equity investment in the Combined Balance Sheet. In connection with the transactions described in Note 1, Viacom has agreed to indemnify VII Cable against income tax assessments, if any, arising from federal or state tax audits for periods in which VII Cable was a member of Viacom's consolidated tax group.

During the first quarter of 1993, VII Cable adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") on a prospective basis and recognized an increase to earnings of $13,536 in 1993 as the cumulative effect of a change in accounting principle. SFAS 109 mandates the liability method for computing deferred income taxes.

Earnings accounted for under the equity method of accounting are shown net of tax on the Combined Statement of Operations.

Components of the provision (benefit) for income taxes are as follows:

                                        FOR THE YEAR ENDED DECEMBER 31,
                                    ----------------------------------------
                                      1994           1993            1992
                                    ---------      ---------      ----------
Federal:
   Current......................      $ 6,018        $31,381        $27,649
   Deferred.....................        8,534          8,366         (3,460)
State and local:
   Current......................        2,868          4,975          4,236
   Deferred.....................          260            554           (348)
                                      -------        -------        -------
Provision for income taxes on
earnings from operations........       17,680         45,276         28,077
Provision for income taxes on
   earnings of affiliated
   companies....................          301            664            506
                                      -------        -------        -------
   Total provision for
      income taxes..............      $17,981        $45,940        $28,583
                                      =======        =======        =======

                                   VII CABLE

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                            (Dollars in thousands)

A reconciliation of the U.S. Federal statutory tax rate to VII Cable's effective tax rate on earnings from operations before income taxes is as follows:

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------
                                                             1994           1993           1992
                                                          ----------     ----------     ----------
Statutory U.S. tax rate...............................         35.0%          35.0%          34.0%
Amortization of goodwill..............................         23.3            4.8           10.7
State and local taxes, net of federal tax benefit.....          8.1            3.0            4.7
Basis differential on assets sold.....................           --           (8.7)            --
Effect of change in tax rate..........................           --            1.1             --
Property and equipment basis difference...............           --             --            3.2
Other.................................................           .6             .1             .3
                                                               ----           ----           ----
   Effective tax rate.................................         67.0%          35.3%          52.9%
                                                               ====           ====           ====

The following is a summary of the deferred tax accounts in accordance with SFAS 109 for the years ended December 31, 1994 and 1993:

                                                       YEAR ENDED DECEMBER 31,
                                                     ----------------------------
                                                         1994            1993
                                                     ------------     -----------
Current deferred tax (assets) liabilities:
  Property taxes.................................        $10,576         $ 7,283
  Marketable securities available-for-sale.......          9,483              --
  Other..........................................           (155)           (926)
                                                         -------         -------
  Net current deferred tax liabilities...........         19,904           6,357
                                                         -------         -------
Noncurrent deferred tax (assets) liabilities:
  Fixed asset basis differences..................         59,902          60,848
  Investment tax credits.........................             --          (5,735)
  Other..........................................           (152)            (93)
                                                         -------         -------
Net noncurrent deferred tax liabilities..........         59,750          55,020
                                                         -------         -------
Deferred tax liabilities.........................        $79,654         $61,377
                                                         =======         =======

The following table identifies the deferred tax items which were part of VII Cable's tax provision (benefit) under previously applicable accounting principles for the year ended December 31, 1992:

      Depreciation.........................      $ 1,430
      Property taxes.......................        1,967
      Deferred revenue.....................       (6,800)
      Other, net...........................         (405)
                                                 -------
        Total deferred tax benefit.........      $(3,808)
                                                 =======

                                   VII CABLE

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                            (Dollars in thousands)

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Minimum annual rental commitments at December 31, 1994 under noncancellable operating leases for office space and equipment are as follows:

      1995.......................................    $ 4,402
      1996.......................................      3,856
      1997.......................................      3,013
      1998.......................................      2,660
      1999.......................................      2,222
      Thereafter.................................      2,948
                                                     -------
      Total minimum lease payments...............    $19,101
                                                     =======

Rent expense was $7,670 (1994), $7,299 (1993) and $7,548 (1992).

On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act"). In 1993, 1994 and 1995 the Federal Communication Commission (the "FCC") issued and subsequently clarified regulations implementing the rate regulation provisions of the Cable Act. As a result of the Cable Act, VII Cable's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are set utilizing either FCC benchmarks and increase formulas, or cost of service methodologies; equipment and installation charges are based on actual costs.

VII Cable believes that it has complied in all material respects with the provisions of the Cable Act. However, VII Cable's rates for Regulated Services are subject to review by appropriate local franchise authorities or, if a complaint is filed, the FCC. If as a result of such review a cable television system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund a portion of the excess rates received. Management believes the amount of refund, if any, would not have a material effect on VII Cable's combined financial position or results of operations.

During July 1991, VII Cable received reassessments from ten California counties of its real and personal property, related to the June 1987 acquisition by NAI, which could result in substantially higher California property tax liabilities. VII Cable is appealing the reassessments. At December 31, 1994 and 1993, VII Cable had paid $36,581 and $29,049, respectively, of real and personal property taxes which have been recorded as an excess property tax receivable included in "Other Assets."

VII Cable is involved in various claims and lawsuits arising in the ordinary course of business, none of which, in the opinion of management, will have a material adverse effect on VII Cable's financial position or results of operations.

In the ordinary course of business, VII Cable enters into long-term affiliation agreements with programming services which require that VII Cable continues to carry and pay for programming and meet certain performance requirements.

                                   VII CABLE

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                            (Dollars in thousands)

NOTE 9 - PENSION PLANS AND OTHER EMPLOYEE BENEFITS

Viacom has a noncontributory pension plan covering substantially all of its employees, including the employees of VII Cable. Retirement benefits are based principally on years of service and salary. Viacom has allocated charges for pension expense of $1,574 (1994), $1,392 (l993) and $1,150 (1992). Information
on the amount of actuarial present value of benefit obligations, fair value of plan assets and pension costs is not provided as such information is not maintained separately for employees of VII Cable. Further, the obligation for pension benefits earned prior to the consummation of the Exchange Offer will be retained by Viacom. All employees of VII Cable will be fully vested upon the Exchange Offer.

Viacom also provides other employee benefits to VII Cable's employees, including certain medical and dental insurance costs and contributions to a 401(K) savings plan, at an allocated cost of $4,364 (1994), $4,387 (1993) and $5,140 (1992). In addition, certain executives of VII Cable participate in non-compensatory stock option plans of Viacom.

NOTE 10 - OTHER ITEMS, NET

As part of the settlement of the antitrust lawsuit filed by Viacom against Time Warner, Viacom sold all the stock of Viacom Cablevision of Wisconsin, Inc. to Warner Communications Inc. ("Warner"). This transaction was effective on January 1, 1993. As consideration for the stock, Warner paid the sum of $46 million plus repayment of debt under the then current Viacom credit agreement in the amount of $49 million, resulting in a pre-tax gain of approximately $55.0 million reflected in "Other items, net." Also reflected in this line item is the net gain of $17.4 million on the sale of a portion of an investment held at cost in 1993.

                                   VII CABLE

                       COMBINED STATEMENTS OF OPERATIONS

                       (UNAUDITED; DOLLARS IN THOUSANDS)

                                                           THREE MONTHS ENDED              NINE MONTHS ENDED
                                                              SEPTEMBER 30,                  SEPTEMBER 30,
                                                         -----------------------        ------------------------
                                                           1995           1994            1995            1994
                                                         --------       --------        --------        --------
Revenues...........................................      $112,990       $100,117        $328,564        $303,595
Expenses:
  Operating........................................        47,960         43,189         142,109         127,217
  Selling, general and administrative..............        23,333         24,314          65,608          76,050
  Depreciation and amortization....................        20,591         19,219          61,040          57,643
                                                         --------       --------        --------        --------
    Total expenses.................................        91,884         86,722         268,757         260,910
                                                         --------       --------        --------        --------
Earnings from operations...........................        21,106         13,395          59,807          42,685
Other income (expense):
  Interest expense.................................       (12,996)        (9,080)        (37,928)        (27,951)
  Other items, net.................................         1,702          1,506          32,234           5,441
                                                         --------       --------        --------        --------
Earnings from operations before income taxes.......         9,812          5,821          54,113          20,175
  Provision for income taxes.......................        (5,449)        (3,862)        (25,902)        (13,517)
  Equity in earnings (loss) of affiliated
   companies, net of tax...........................          (120)           (35)           (357)             49
                                                         --------       --------        --------        --------
Net earnings.......................................      $  4,243       $  1,924        $ 27,854        $  6,707
                                                         ========       ========        ========        ========

                  See notes to combined financial statements.

                                   VII CABLE

                            COMBINED BALANCE SHEETS

                       (UNAUDITED; DOLLARS IN THOUSANDS)

                                                                              SEPTEMBER 30,     DECEMBER 31,
                                                                              -------------     ------------
ASSETS                                                                            1995             1994
                                                                                  ----             ----
Current Assets:
   Cash..................................................................      $    2,275       $    3,011
   Receivables, less allowances of $1,714 (1995) and $1,251 (1994).......          13,545           12,655
   Marketable securities available-for-sale..............................              --           24,730
   Other current assets..................................................           4,362            3,065
                                                                               ----------       ----------
       Total current assets..............................................          20,182           43,461
                                                                               ----------       ----------
Property and equipment:
   Land..................................................................           5,447            5,447
   Buildings.............................................................          19,977           19,479
   Distribution systems..................................................         526,917          472,938
   Equipment and other...................................................         173,153          147,680
                                                                               ----------       ----------
                                                                                  725,494          645,544
   Less accumulated depreciation.........................................         321,849          280,511
                                                                               ----------       ----------
       Net property and equipment........................................         403,645          365,033
                                                                               ----------       ----------
Intangibles, at amortized cost...........................................         565,658          578,072
Other assets.............................................................          64,409           53,868
                                                                               ----------       ----------
                                                                               $1,053,894       $1,040,434
                                                                               ==========       ==========
LIABILITIES AND VIACOM EQUITY INVESTMENT
Current liabilities:
   Accounts payable and accrued expenses.................................      $   58,517       $   57,598
   Accrued compensation..................................................          11,489           10,154
   Deferred taxes........................................................          12,238           19,904
   Other current liabilities.............................................             659            1,112
                                                                               ----------       ----------
       Total current liabilities.........................................          82,903           88,768
                                                                               ----------       ----------
Deferred taxes...........................................................          60,843           59,750
Long-term debt...........................................................          57,000           57,000
Other liabilities........................................................          10,428           10,976

Commitments and contingencies (Note 5)
Viacom equity investment.................................................         842,720          823,940
                                                                               ----------       ----------
                                                                               $1,053,894       $1,040,434
                                                                               ==========       ==========

                  See notes to combined financial statements.

                                   VII CABLE

                       COMBINED STATEMENTS OF CASH FLOWS

                       (UNAUDITED; DOLLARS IN THOUSANDS)

                                                                                           NINE MONTHS ENDED
                                                                                             SEPTEMBER 30,
                                                                                        ------------------------
                                                                                          1995            1994
                                                                                        --------        --------
Operating activities:
 Net earnings...................................................................        $ 27,854        $  6,707
 Adjustments to reconcile net earnings to net cash flow from operating activities:
   Depreciation and amortization................................................          61,040          57,643
   Gain on sale of marketable securities available-for-sale.....................         (26,902)             --
   Decrease (increase) in receivables...........................................            (890)          1,107
   Increase (decrease) in accounts payable and accrued
     expenses...................................................................           1,801          (1,932)
   Other, net...................................................................          (5,013)         (6,638)
                                                                                        --------        --------
Net cash flow from operating activities.........................................          57,890          56,887
                                                                                        --------        --------
Investing activities:
   Capital expenditures.........................................................         (85,824)        (78,129)
   Proceeds from dispositions...................................................          27,001           1,430
   Investments in and advances to affiliated companies..........................          (5,166)        (10,701)
   Other, net...................................................................            (711)           (845)
                                                                                        --------        --------
   Net cash flow from investing activities......................................         (64,700)        (88,245)
                                                                                        --------        --------
Financing activities:
   Net distributions from Viacom Inc............................................           6,074          31,624
                                                                                        --------        --------
   Net cash flow from financing activities......................................           6,074          31,624
                                                                                        --------        --------
Net increase (decrease) in cash.................................................            (736)            266
Cash at beginning of period.....................................................           3,011           1,852
                                                                                        --------        --------
Cash at end of period...........................................................        $  2,275        $  2,118
                                                                                        ========        ========

                  See notes to combined financial statements.

                                   VII CABLE

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                       (Unaudited; Dollars in thousands)


NOTE 1 - BASIS OF PRESENTATION

On July 24,1995, Viacom Inc. ("Viacom"), Viacom International Inc. (after giving effect to the First Distribution as defined below, "VII Cable"), a wholly owned subsidiary of Viacom, and Viacom International Services Inc. ("New VII"), a wholly owned subsidiary of VII Cable, entered into certain agreements (the "Transaction Agreements") with Tele-Communications, Inc. ("TCI") and a subsidiary of TCI ("TCI Sub"), providing for, among other things, the conveyance of Viacom International Inc.'s non-cable assets and liabilities to New VII, the distribution of all of the common stock of New VII to Viacom (the "First Distribution"), the Exchange Offer (as defined below) and the issuance to TCI Sub of all of the Class B Common Stock of VII Cable. Viacom will commence an exchange offer (the "Exchange Offer") pursuant to which Viacom stockholders may exchange shares of Viacom Class A or Class B Common Stock for shares of VII Cable Class A Common Stock.

Prior to the consummation of the Exchange Offer, Viacom International Inc. will enter into a $1.7 billion credit agreement. Proceeds from such credit agreement will be transferred by Viacom International Inc. to New VII as part of the First Distribution. Viacom also entered into a definitive agreement with TCI under which TCI Sub, through a capital contribution of $350 million in cash, will purchase all of the shares of Class B Common Stock of VII Cable immediately following the consummation of the Exchange Offer. At that time, the shares of Class A Common Stock of VII Cable will convert into shares of cumulative redeemable exchangeable preferred stock (the "Preferred Stock"). The Preferred Stock will be exchangeable after the fifth anniversary of issuance at the holders' option for TCI Class A Common Stock.

National Amusements, Inc., ("NAI") which owns approximately 25% of Viacom Inc. Class A and Class B Common Stock on a combined basis as of September 30. 1995, will not participate in the Exchange Offer. The Exchange Offer and related transactions are subject to several conditions, including regulatory approvals, receipt of a tax ruling and consummation of the Exchange Offer.

The accompanying combined financial statements and related notes reflect the carve-out historical results of operations and financial position of the cable television business of Viacom. These combined financial statements are not necessarily indicative of results that would have occurred if VII Cable had been a separate stand-alone entity during the periods presented or of future results of VII Cable.

NOTE 2 - VIACOM EQUITY INVESTMENT

An analysis of the Viacom equity investment activity is as follows:

Balance as of December 31, 1994....................................... $823,940
Net earnings..........................................................   27,854
Unrealized holding gains on marketable securities available-for-sale..  (15,148)
Net distribution from Viacom..........................................    6,074
                                                                       --------
Balance as of September 30, 1995...................................... $842,720
                                                                       ========

Viacom funds the working capital requirements of its businesses based upon a centralized cash management system. Viacom equity investment includes accumulated equity as well as any payables and receivables due to/from Viacom resulting from cash transfers.

NOTE 3 - LONG-TERM DEBT

During 1994, Viacom International Inc. and certain of its subsidiaries (the "Subsidiary Borrowers") entered into a $311 million credit agreement (the "Credit Agreement"), of which $57 million was entered into by Viacom Cablevision of Dayton Inc. ("Dayton"), which is included in the combined financial statements for VII Cable. In the event that Dayton ceases to be a wholly owned subsidiary of Viacom or VII Cable, the $57 million of borrowings shall be due and payable on the date on which Dayton ceases to be such a wholly owned subsidiary. As a result of the transactions described in Note 1, New VII will assume Dayton's obligation under the credit agreement.

                                   VII CABLE

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                       (Unaudited; Dollars in thousands)

NOTE 4 - RELATED PARTY TRANSACTIONS

Viacom provides VII Cable with certain general services, including insurance, legal, financial and other corporate functions. Charges for these services have been made based on the average of certain specified ratios of revenues, earnings from operations and net assets. Management believes that the methodologies used to allocate these charges are reasonable. The charges for such services were $5,996 (1995) and $11,992 (1994).

In addition to the interest expense recorded by VII Cable on borrowings under the credit agreement described in Note 3, Viacom has allocated interest expense of $36,322 (1995) and $26,299 (1994) related to Viacom corporate debt to VII Cable on the basis of a percentage of VII Cable's average net assets to Viacom's average net assets.

VII Cable, through the normal course of business, is involved in transactions with companies owned by or affiliated with Viacom. VII Cable has agreements to distribute television programs of such companies, including Showtime Networks Inc., MTV Networks, Comedy Central, USA Networks and Lifetime (prior to its sale by Viacom on April 1, 1994). The agreements require VII Cable to pay license fees based upon the number of customers receiving the service. Affiliate license fees incurred under these agreements were $25,401 (1995) and $22,757
(1994). In addition, cooperative advertising expenses charged to affiliated companies were $779 (1995) and $806 (1994). Related party accounts receivable were $366 and $562 at September 30, 1995 and December 31, 1994, respectively. Related party accounts payable were $4,927 and $3,636 at September 30, 1995 and December 31, 1994, respectively.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act"). In 1993, 1994 and 1995 the Federal Communication Commission (the "FCC") issued and subsequently clarified regulations implementing the rate regulation provisions of the Cable Act. As a result of the Cable Act, VII Cable's basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are set utilizing either FCC benchmarks and increase formulas, or cost of service methodologies; equipment and installation charges are based on actual costs.

VII Cable believes that it has complied in all material respects with the provisions of the Cable Act. However, VII Cable's rates for Regulated Services are subject to review by appropriate local franchise authorities or, if a complaint is filed, the FCC. If as a result of such review a cable television system can not substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund a portion of the excess rates received. Management believes the amount of refund, if any, would not have a material effect on VII Cable's combined financial position or results of operations.

During July 1991, VII Cable received reassessments from ten California counties of its real and personal property, related to the June 1987 acquisition by NAI, which could result in substantially higher California property tax liabilities. VII Cable is appealing the reassessments. At September 30, 1995 and December 31, 1994, VII Cable had paid $43,249 and $36,581, respectively, of real and personal property taxes which have been recorded as an excess property tax receivable included in "Other Assets."

VII Cable is involved in various claims and lawsuits arising in the ordinary course of business, none of which, in the opinion of management, will have a material adverse effect on VII Cable's financial position or results of operations.

In the ordinary course of business, VII Cable enters into long-term affiliation agreements with programming services which require that VII Cable continues to carry and pay for programming and meet certain performance requirements.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for shares of Viacom Common Stock and any other required documents should be sent or delivered by each stockholder of Viacom or his or her broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of the addresses set forth below:


                            [NAME OF EXCHANGE AGENT]



 By Mail:        Facsimile Transmission:        By Hand or Overnight Courier:



                           Confirmation of Facsimile
                               Transmission ONLY:


     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offering Circular -Prospectus, the Letter of Transmittal and other Exchange Offer material may be obtained from the Information Agent or the Dealer Manager as set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.


                The Information Agent for the Exchange Offer is:

                                   GEORGESON
                                 & COMPANY INC.

                               Wall Street Plaza
                              New York, NY  10005
                Banks and Brokers Call Collect:  (212) 440-9800
                   All Others Call Toll-Free:  (800) 223-2064


                 The Dealer Manager for the Exchange Offer is:

                        WASSERSTEIN PERELLA & CO., INC.

                              31 West 52nd Street
                              New York, NY  10019
                         (212) 969-2700 (call collect)

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify such persons against expenses (including attorneys' fees) in actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court shall deem proper. To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section 145 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 145 also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.

     Article VI of Viacom International's Certificate of Incorporation provides for indemnification of the directors, officers, employees and agents of Viacom International, to the full extent currently permitted by the DGCL.

     In addition, Viacom International's Certificate of Incorporation, as permitted by Section 102(b) of the DGCL, limits directors' liability to Viacom International and its stockholders by eliminating liability in damages for breach of fiduciary duty. Article VII of Viacom International's Certificate of Incorporation provides that neither Viacom International nor its stockholders may recover damages from Viacom International's directors for breach of their fiduciary duties in the performance of their duties as directors of Viacom International. As limited by Section 102(b), this provision cannot, however, have the effect of indemnifying any director of Viacom International in the case of liability (i) for a breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transactions for which the director derived an improper personal benefit.

     Viacom International has in effect liability insurance policies covering certain claims against any of its respective officers or directors by reason of certain breaches of duty, neglect, error, misstatement, omission or other act committed by such person in his capacity as officer or director.

     VII Cable will enter into indemnification agreements with each person who will serve as a director of VII Cable immediately following the Stock Issuance. The indemnification agreements will generally provide (i) for the prompt indemnification to the fullest extent permitted by law against (a) any and all expenses including attorneys' fees and all other costs paid or incurred in connection with investigating, preparing to defend, defending or otherwise participating in any threatened, pending or completed action, suit or proceeding related to the fact that such indemnitee is or was a director, officer, employee, agent or fiduciary of VII Cable or is or was serving at VII Cable's request as a director, officer, employee, agent or fiduciary of another entity, or by reason of anything done or not done by such indemnitee in any such capacity and (b) any and all judgments, fines, penalties and amounts paid in settlement of any claim, unless the "Reviewing Party" (defined as one or more members of the VII Cable Board or appointee(s) of the VII Cable Board who are not parties to the particular claim, or independent legal counsel) determines that such indemnification is not permitted under applicable law and (ii) for the prompt advancement of expenses to an indemnitee as well as the reimbursement by such indemnitee of such advancement to VII Cable if the Reviewing Party determines that the indemnitee is not entitled to such indemnification under applicable law. In addition, the indemnification agreements will provide (i) a mechanism through which an indemnitee may seek court relief in the event the Reviewing Party determines that the indemnitee would not be permitted to be indemnified under applicable law (and would therefore not be entitled to indemnification or expense advancement under the indemnification agreement) and (ii) indemnification against all expenses (including attorneys' fees), and the advancement thereof, if requested, incurred by the indemnitee in any action brought by the indemnitee to enforce an indemnity claim or to collect an advancement of expenses or to recover under a directors' and officers' liability insurance policy, regardless of whether such action is ultimately successful or not. Furthermore, the indemnification agreements will provide that after there has been a "change in control" in VII Cable (as defined in the indemnification agreements), other than a change in control approved by a majority of directors who were directors prior to such change, then, with respect to all determinations regarding rights to indemnification and the advancement of expenses, VII Cable will seek legal advice as to the right of the indemnitee to indemnification under applicable law only from independent legal counsel selected by the indemnitee and approved by VII Cable.

     The indemnification agreements will impose upon VII Cable the burden of proving that an indemnitee is not entitled to indemnification in any particular case and negate certain presumptions that may otherwise be drawn against an indemnitee seeking indemnification in connection with the termination of actions in certain circumstances. Indemnitees' rights under the indemnification agreements are not exclusive of any other rights they may have under Delaware law, the VII Cable Bylaws or otherwise. Although not requiring the maintenance of directors' and officers' liability insurance, the indemnification agreements require that indemnitees be provided with the maximum coverage available for any VII Cable director or officer if there is such a policy.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)     Exhibits.
4.3(a)  -  Certificate of Incorporation of Viacom International Inc.
4.3(b)  -  By-Laws of Viacom International Inc.
4.3(c)  -  Form of Restated Certificate of Incorporation of VII Cable*
4.4(a)  -  Form of Certificate of VII Cable Class A Common Stock*
4.4(b)  -  Form of Certificate of VII Cable Preferred Stock*
5       -  Opinion of Shearman & Sterling as to the validity of the VII Cable
           Class A Common Stock and VII Cable Preferred Stock*
10.1    -  Parents Agreement
10.2    -  Implementation Agreement
10.3    -  Subscription Agreement
12      -  Computation of Ratio of Earnings to Fixed Charges and Combined Fixed
           Charges and Preferred Stock Dividends
21      -  List of Subsidiaries of the Registrant
23.1    -  Consent of Price Waterhouse LLP as to financial statements of Viacom
           Inc. and Paramount Communications Inc.
23.2    -  Consent of Price Waterhouse LLP as to financial statements of VII
           Cable
23.3    -  Consent of Ernst & Young LLP as to financial statements of Paramount
           Communications Inc.
23.4    -  Consent of Arthur Andersen LLP as to financial statements of
           Blockbuster Entertainment Corporation
23.5    -  Consent of Shearman & Sterling (included in their opinion filed as
           Exhibit 5)*
24      -  Powers of Attorney filed herewith
27.1    -  Financial Data Schedule for Nine Months Ended September 30, 1995
27.2    -  Financial Data Schedule for Year Ended December 31, 1994
99.1    -  Form of Letter of Transmittal*
99.2    -  Form of Notice of Guaranteed Delivery*
99.3    -  Form of Letter from Wasserstein Perella & Co., Inc. to
           Securities Dealers, Commercial Banks, Trust Companies and Other
           Nominees*
99.4    -  Form of Letter to Clients for use by Securities Dealers, Commercial
           Banks, Trust Companies and Other Nominees*
---------------------

*    To be supplied by amendment.

(b)  Financial Statement Schedules.
     Report of Independent Accountants

     Schedule II - Valuation and Qualifying Accounts

     All other schedules are omitted because they are not applicable or the required information is shown on the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

             (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             (2) That, for the purpose of determining any liability under the
            Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

             (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

             (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New
York, on                          , 1995.


                                         VIACOM INTERNATIONAL INC.


                                         By   /s/  Frank J. Biondi, Jr.
                                              ----------------------------------
                                              Frank J. Biondi, Jr.
                                              President, Chief Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the
capacities indicated on                          , 1995:


          NAME AND SIGNATURE                           TITLE


       /s/  Frank J. Biondi, Jr.                  Director, President,
       -------------------------                    Chief Executive Officer
        (Frank J. Biondi, Jr.)

       /s/  George S. Smith, Jr.                  Senior Vice President,
       -------------------------                    Chief Financial Officer
         (George S. Smith, Jr.)

       /s/ Susan C. Gordon                        Vice President, Controller,
       -------------------------                    Chief Accounting Officer
           (Susan C. Gordon)

                   *                              Director
       -------------------------
           (George S. Abrams)

                   *                              Director
       -------------------------
          (Steven R. Berrard)


       /s/  Philippe P. Dauman                    Director
       -------------------------
          (Philippe P. Dauman)

                   *                              Director
       -------------------------
        (George D. Johnson, Jr.)

                   *                              Director
       -------------------------
              (Ken Miller)

                   *                              Director
       -------------------------
          (Brent D. Redstone)

                   *                              Director
       -------------------------
            (Shari Redstone)

                   *                              Director
       -------------------------
          (Sumner M. Redstone)

                   *                              Director
       -------------------------
         (Frederic V. Salerno)

                   *                              Director
       -------------------------
          (William Schwartz)

                   *                              Director
       -------------------------
           (Ivan Seidenberg)



*By  /s/  Philippe P. Dauman
     ---------------------------
          Philippe P. Dauman,
          Attorney-in-Fact
          for the Directors

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                        THE FINANCIAL STATEMENT SCHEDULE

September 11, 1995

To the Board of Directors and
Stockholders of Viacom International, Inc.

Our audits of the consolidated financial statements of VII Cable referred to in our report dated September 11, 1995, appearing on Page F-2 of this Registration Statement on Form S-4 also included an audit of the Financial Statement Schedule on page S-2. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.



/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP

150 Almaden Boulevard
San Jose, CA 95113

                                   VII CABLE
                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS


                             (THOUSANDS OF DOLLARS)

             Col. A                   Col. B                Col. C                Col. D          Col. E
             ------                   -------               ------                ------          ------
                                    Balance at     Charged to     Charged to                    Balance at
                                    Beginning      Costs and         Other                        End of
          Description               of Period      Expenses        Accounts    Deductions (A)     Period
          -----------               ----------     ----------     ----------   --------------   ----------
Allowance for doubtful accounts:
Year ended December 31, 1994......    $1,791         $5,202            --          $5,742         $1,251
Year ended December 31, 1993......    $1,463         $6,303            --          $5,975         $1,791
Year ended December 31, 1992......    $1,462         $5,363            --          $5,362         $1,463

Note:
----

(A)  Includes amounts written off.

                                 EXHIBIT INDEX

                                                                           PAGE
 EXHIBIT                                                                    NO.
 -------                                                                   ----
 4.3(a)- Certificate of Incorporation of Viacom International Inc.
 4.3(b)- By-Laws of Viacom International Inc.
 4.3(c)- Form of Restated Certificate of Incorporation of VII Cable*
 4.4(a)- Form of Certificate of VII Cable Class A Common Stock*
 4.4(b)- Form of Certificate of VII Cable Preferred Stock*
 5     - Opinion of Shearman & Sterling as to the validity of the VII
         Cable Class A Common Stock and VII Cable Preferred Stock*
 10.1  - Parents Agreement
 10.2  - Implementation Agreement
 10.3  - Subscription Agreement
 12    - Computation of Ratio of Earnings to Fixed Charges and Combined Fixed
         Charges and Preferred Stock Dividends
 21    - List of Subsidiaries of the Registrant
 23.1  - Consent of Price Waterhouse LLP as to financial statements of
         Viacom Inc. and Paramount Communications Inc.
 23.2  - Consent of Price Waterhouse LLP as to financial statements of VII Cable
 23.3  - Consent of Ernst & Young LLP as to financial statements of Paramount
         Communications Inc.
 23.4  - Consent of Arthur Andersen LLP as to financial statements of
         Blockbuster Entertainment Corporation
 23.5  - Consent of Shearman & Sterling (included in their opinion filed as Exhibit 5)*
 24    - Powers of Attorney filed herewith
 27.1  - Financial Data Schedule for Nine Months Ended September 30, 1995
 27.2  - Financial Data Schedule for Year Ended December 31, 1994
 99.1  - Form of Letter of Transmittal*
 99.2  - Form of Notice of Guaranteed Delivery*
 99.3  - Form of Letter from Wasserstein Perella & Co., Inc. to
         Securities Dealers, Commercial Banks, Trust Companies and Other
         Nominees*
 99.4  - Form of Letter to Clients for use by Securities Dealers,
         Commercial Banks, Trust Companies and Other Nominees*

--------
* To be supplied by amendment.